  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 1994.

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ARROW ELECTRONICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               NEW YORK                                   5065                                  11-1806155
     (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)

             25 HUB DRIVE, MELVILLE, NEW YORK 11747, (516) 391-1300
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ROBERT E. KLATELL
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            ARROW ELECTRONICS, INC.
             25 HUB DRIVE, MELVILLE, NEW YORK 11747, (516) 391-1300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

            HOWARD S. KELBERG, ESQ.                           EDWARD M. LEONARD, ESQ.
      WINTHROP, STIMSON, PUTNAM & ROBERTS                   BROBECK, PHLEGER & HARRISON
            ONE BATTERY PARK PLAZA                             TWO EMBARCADERO PLACE
         NEW YORK, NEW YORK 10004-1490                            2200 GENG ROAD
                (212) 858-1000                           PALO ALTO, CALIFORNIA 94303-0913
                                                                  (415) 424-0160

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of MTA Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Arrow Electronics, Inc. ("Registrant" or "Arrow"), with and into Anthem Electronics, Inc., a Delaware corporation ("Anthem"), pursuant to the Agreement and Plan of Merger described in the enclosed Joint Proxy Statement/Prospectus have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED           PROPOSED
                                                    AMOUNT          MAXIMUM           MAXIMUM
TITLE OF EACH CLASS OF                              TO BE       OFFERING PRICE       AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED                     REGISTERED(1)     PER UNIT(2)    OFFERING PRICE(2)  REGISTRATION FEE(3)
- -----------------------------------------------------------------------------------------------------------------------
 Common Stock, $1.00 par value(4)..............    12,056,337       $30.07          $362,534,054          $125,005
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------

(1) The amount of common stock, $1.00 par value per share, of the Registrant ("Arrow Common Stock") to be registered has been determined on the basis of
    (i) the conversion ratio (.952) for shares of common stock, $.125 par value per share, of Anthem ("Anthem Common Stock") pursuant to the Merger and (ii) the maximum number of shares of Anthem Common Stock (12,664,220) to be converted pursuant to the Merger, assuming the average closing price on the New York Stock Exchange, Inc. ("NYSE") of one share of Arrow Common Stock over the twenty-day trading period ending on (and including) the trading day immediately preceding the two trading days before the closing date of the Merger (the "Arrow Stock Price") equals $32.00 (the Arrow Stock Price below which the Merger Agreement is subject to termination by Arrow) and the exercise prior to the effective time of the Merger (the "Effective Time") of all Anthem stock options that are, or prior to the Effective Time will be, exercisable.
(2) Estimated pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the market value of the shares of Anthem Common Stock to be converted pursuant to the Merger ($28.625 per share) which is the average of the high and low sale prices of a share of Anthem Common Stock on the NYSE Composite Tape on September 21, 1994 (the "Market Value").
(3) The registration fee for the securities registered hereby, $125,005, has been calculated pursuant to Rule 457(c) under the Securities Act, as follows: one-twenty-ninth of one percent of the Market Value, multiplied by 12,664,220, the maximum number of shares of Anthem Common Stock which may be converted in the Merger.
(4) This Registration Statement also pertains to rights to purchase Participating Preferred Stock of the Registrant (the "Rights"). Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for Arrow Common Stock and will be transferred together with and only with such securities. Thereafter, separate Rights certificates will be issued representing one Right for each share of Arrow Common Stock held subject to adjustment pursuant to anti-dilution provisions.
                            ------------------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            ARROW ELECTRONICS, INC.

     Cross Reference Sheet Pursuant to Rule 404(a) of the Securities Act of 1933 and Item 501(b) of Regulation S-K, showing the Location or Heading in the Joint Proxy Statement/Prospectus of the Information Required by Part I of Form S-4.

                                                          LOCATION OR HEADING IN JOINT PROXY
                S-4 ITEM NUMBER AND CAPTION                      STATEMENT/PROSPECTUS
      -----------------------------------------------  -----------------------------------------
A.    INFORMATION ABOUT THE TRANSACTION
        1.  Forepart of Registration Statement and
            Outside Front Cover Page of Prospectus...  Facing page of Registration Statement;
                                                       Cross Reference Sheet; Cover Page of
                                                       Prospectus
        2.  Inside Front and Outside Back Cover Pages
            of Prospectus............................  Available Information; Incorporation of
                                                       Certain Documents by Reference; Table of
                                                       Contents
        3.  Risk Factors, Ratio of Earnings to Fixed
            Charges and Other Information............  Summary; Selected Consolidated Financial
                                                       Data; Comparative Per Share Data;
                                                       Comparative Market Price Data
        4.  Terms of the Transaction.................  Summary; The Merger; The Merger
                                                       Agreement; The Stock Option Agreement;
                                                       Comparison of Rights of Holders of Anthem
                                                       Common Stock and Arrow Common Stock;
                                                       Exhibit A; Exhibit C
        5.  Pro Forma Financial Information..........  Pro Forma Financial Information
        6.  Material Contacts with the Company
            Being Acquired...........................  Summary; The Merger
        7.  Additional Information Required for
            Reoffering by Persons and Parties Deemed
            to be Underwriters.......................  Not Applicable
        8.  Interests of Named Experts and Counsel...  Not Applicable
        9.  Disclosure of Commission Position on
            Indemnification for Securities
            Act Liabilities..........................  Comparison of Rights of Holders of Anthem
                                                       Common Stock and Arrow Common Stock
B.    INFORMATION ABOUT THE REGISTRANT
       10.  Information With Respect to S-3
            Registrants..............................  Available Information; Incorporation of
                                                       Certain Documents by Reference; Arrow
                                                       Selected Consolidated Financial Data;
                                                       Arrow Management's Discussion and
                                                       Analysis of Financial Condition and
                                                       Results of Operations; Supplemental
                                                       Consolidated Financial Statements of
                                                       Arrow
       11.  Incorporation of Certain Information by
            Reference................................  Incorporation of Certain Documents by
                                                       Reference
       12.  Information With Respect to S-2 or S-3
            Registrants..............................  Not Applicable
       13.  Incorporation of Certain Information by
            Reference................................  Not Applicable

                                                          LOCATION OR HEADING IN JOINT PROXY
                S-4 ITEM NUMBER AND CAPTION                      STATEMENT/PROSPECTUS
      -----------------------------------------------  -----------------------------------------
       14.  Information With Respect to Registrants
            Other Than S-3 or S-2 Registrants........  Not Applicable
C.    INFORMATION ABOUT THE COMPANY BEING ACQUIRED
       15.  Information With Respect to S-3
            Companies................................  Available Information; Incorporation of
                                                       Certain Documents by Reference
       16.  Information With Respect to S-2 or S-3
            Companies................................  Not Applicable
       17.  Information With Respect to Companies
            Other Than S-2 or S-3 Companies..........  Not Applicable
D.    VOTING AND MANAGEMENT INFORMATION
       18.  Information if Proxies, Consents or
            Authorizations are to be Solicited.......  Incorporation of Certain Documents by
                                                       Reference; Summary; Arrow Special
                                                       Meeting; Anthem Special Meeting; The
                                                       Merger; The Merger Agreement; The Stock
                                                       Option Agreement
       19.  Information if Proxies, Consents or
            Authorizations are not to be Solicited,
            or in an Exchange Offer..................  Not Applicable

[ARROW Letterhead]

STEPHEN P. KAUFMAN
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                                                October   , 1994

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of
Arrow Electronics, Inc., which will be held on           ,             , 1994 at
  p.m., at Arrow's executive offices, 25 Hub Drive, Melville, New York 11747.

     At this important meeting, you will be asked to consider and approve the merger agreement pursuant to which Anthem Electronics, Inc. will become a wholly owned subsidiary of Arrow and Anthem stockholders will receive shares of common stock of Arrow. You will also be asked to approve a proposed amendment to the Certificate of Incorporation of Arrow increasing the number of authorized shares of common stock from 60,000,000 shares to 80,000,000 shares.

     The accompanying Joint Proxy Statement/Prospectus, which relates to a Special Meeting of Shareholders of Arrow and to a Special Meeting of Stockholders of Anthem, will provide you a description of the proposals to be presented at the Special Meeting and extensive information concerning the proposed transactions between Arrow and Anthem. Please give this information your careful attention.

     The Board of Directors of Arrow has voted unanimously in favor of the merger, which will bring together under one corporate umbrella two of the nation's most successful distributors, and believes that the merger is in the best interests of Arrow and its shareholders. We believe that maintaining Anthem as a separate operating unit, with its distinctive strategy and highly focused marketing approach, will enable Arrow more efficiently to satisfy a broader range of customers and suppliers. At the same time, combining computer systems and certain finance, accounting, and other corporate staff functions will enable our company to benefit from the resultant cost savings and economies of scale. The Board therefore recommends a vote for approval of the merger and the related issuance of Arrow common stock, as well as the other matters to be considered at the Special Meeting.

     Your vote is important regardless of the number of shares you own. Please be sure you are represented at the meeting, whether or not you plan to attend, by signing, dating and mailing the proxy card promptly. A postage paid return envelope is enclosed for your convenience.

                                          Sincerely yours,

                                          Stephen P. Kaufman
                                          Chairman and Chief Executive Officer

                            ARROW ELECTRONICS, INC.
                                  25 HUB DRIVE
                            MELVILLE, NEW YORK 11747

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                            , 1994

     A Special Meeting of Shareholders of Arrow Electronics, Inc. ("Arrow") will
be held at 25 Hub Drive, Melville, New York 11747 on           ,             ,
1994, at   p.m. local time, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 21, 1994 (the "Merger Agreement"), which provides for the merger (the "Merger") of MTA Acquisition Company, a wholly owned subsidiary of Arrow, with and into Anthem Electronics, Inc., a Delaware corporation ("Anthem"), the issuance of shares of Arrow common stock to the holders of the outstanding shares of Anthem common stock, and the assumption of the stock options outstanding under the Anthem stock option plans, all on the terms and subject to the conditions set forth in the Merger Agreement, which is attached to and described in the enclosed Joint Proxy Statement/Prospectus;

          2. To consider and vote upon a proposal to amend the Certificate of Incorporation of Arrow to increase the number of authorized shares of common stock from 60,000,000 shares to 80,000,000 shares; and

          3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The foregoing items are fully described in the Joint Proxy
Statement/Prospectus accompanying this Notice. Only shareholders of record at
the close of business on October   , 1994 are entitled to notice of and to vote
at the meeting and any adjournments or postponements thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          ROBERT E. KLATELL
                                          Secretary

Melville, New York
October   , 1994

                                   IMPORTANT

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHICH HAS BEEN PROVIDED FOR YOUR CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THE PROMPT RETURN OF PROXIES WILL ASSURE A QUORUM AND REDUCE SOLICITATION EXPENSE.

                              [ANTHEM LETTERHEAD]

                                                                October   , 1994

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of
Anthem Electronics, Inc., which will be held on             ,             , 1994
at      a.m., at Anthem's executive offices, 1160 Ridder Park Drive, San Jose,
California 95131.

     At this important meeting, you will be asked to consider and approve the merger agreement pursuant to which Anthem will become a wholly owned subsidiary of Arrow Electronics, Inc. and Anthem stockholders will receive shares of common stock of Arrow.

     The accompanying Joint Proxy Statement/Prospectus, which relates to a Special Meeting of Stockholders of Anthem and to a Special Meeting of Shareholders of Arrow, will provide you a description of the proposals to be presented at the Special Meeting and extensive information concerning the proposed transactions between Anthem and Arrow. Please give this information your careful attention.

     The Board of Directors of Anthem has voted unanimously in favor of the merger and believes, based upon careful consideration of various factors including the opinion of Anthem's financial advisor, Lehman Brothers Inc., that it is in the best interests of Anthem and its stockholders. The Board therefore recommends a vote FOR approval of the merger.

     Your vote is important regardless of the number of shares you own. Please be sure you are represented at the meeting, whether or not you plan to attend, by signing, dating and mailing the proxy card promptly. A postage paid return envelope is enclosed for you convenience.

                                          Sincerely yours,

                                          Robert S. Throop
                                          Chairman and Chief Executive Officer

                            ANTHEM ELECTRONICS, INC.
                             1160 RIDDER PARK DRIVE
                           SAN JOSE, CALIFORNIA 95131
                       ----------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                          , 1994
                       ----------------------------------

     A Special Meeting of Stockholders of Anthem Electronics, Inc. ("Anthem") will be held at 1160 Ridder Park Drive, San Jose, California 95131 on
          ,                     , 1994, at   a.m. local time, for the following
purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 21, 1994 (the "Merger Agreement"), which provides for the merger (the "Merger") of MTA Acquisition Company, a wholly owned subsidiary of Arrow Electronics, Inc., a New York Corporation ("Arrow"), with and into Anthem, on the terms and subject to the conditions set forth in the Merger Agreement, which is attached to and described in the enclosed Joint Proxy Statement/Prospectus; and

          2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The foregoing items are fully described in the Joint Proxy
Statement/Prospectus accompanying this Notice. Only stockholders of record at
the close of business on October   , 1994 are entitled to notice of and to vote
at the meeting and any adjournments or postponements thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          WAYNE B. SNYDER
                                          Secretary

San Jose, California
October   , 1994

                                   IMPORTANT

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHICH HAS BEEN PROVIDED FOR YOUR CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THE PROMPT RETURN OF PROXIES WILL ASSURE A QUORUM AND REDUCE SOLICITATION EXPENSE.

                            ARROW ELECTRONICS, INC.
                                      AND
                            ANTHEM ELECTRONICS, INC.

- --------------------------------------------------------------------------------

               ARROW ELECTRONICS, INC. PROXY STATEMENT/PROSPECTUS
                    ANTHEM ELECTRONICS, INC. PROXY STATEMENT
- --------------------------------------------------------------------------------

     This Joint Proxy Statement/Prospectus is being furnished to holders of common stock, $1.00 par value per share ("Arrow Common Stock"), of Arrow Electronics, Inc., a New York corporation ("Arrow"), and to holders of common stock, par value $.125 per share ("Anthem Common Stock"), of Anthem Electronics, Inc., a Delaware corporation ("Anthem"), in connection with the solicitation of proxies by the Board of Directors of each of Arrow and Anthem for a special meeting of such company's shareholders (respectively, the "Arrow Special Meeting" and the "Anthem Special Meeting"; collectively, the "Special Meetings")
scheduled to be held on               , 1994. At the Special Meetings,
shareholders of Arrow and stockholders of Anthem will be asked to consider and vote upon proposals to approve and adopt the Merger Agreement and the Merger (each as defined herein) and, in the case of Arrow's shareholders, the issuance of shares of Arrow Common Stock in exchange for outstanding shares of Anthem Common Stock. At the Arrow Special Meeting, Arrow shareholders will also be asked to consider and vote upon a proposed amendment to the Arrow Certificate of Incorporation (as defined herein) increasing the number of authorized shares of Arrow Common Stock from 60,000,000 shares to 80,000,000 shares.

     Arrow Common Stock is traded on the New York Stock Exchange (the "NYSE"). On September 20, 1994, the last trading day prior to the announcement by Arrow and Anthem of the Merger, the last reported sales price of Arrow Common Stock on
the NYSE was $39.625 and on October   , 1994, the last trading day prior to the
date of this Joint Proxy Statement/Prospectus, the last reported sales price was
$          .

     This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Arrow under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Arrow Common Stock to be issued pursuant to the Merger in exchange for outstanding shares of Anthem Common Stock.

                            ------------------------

THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES HAVE
  NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
    COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
      COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of Arrow and stockholders of Anthem on or
about October   , 1994.

                            ------------------------

     The date of this Joint Proxy Statement/Prospectus is October   , 1994.

                                  INTRODUCTION

SPECIAL MEETING OF ARROW SHAREHOLDERS

     At the Arrow Special Meeting, shareholders of record of Arrow as of the
close of business on October   , 1994 will consider and vote upon a proposal to
approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 21, 1994 by and among Arrow, MTA Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Arrow ("Sub"), and Anthem, pursuant to which, among other things, Sub will be merged (the "Merger") with and into Anthem, which will be the surviving corporation (the "Surviving Corporation"), Arrow will issue shares of Arrow Common Stock to the holders of Anthem Common Stock outstanding immediately prior to the Merger, and Arrow will assume the stock options outstanding under the Anthem stock option plans. Arrow shareholders will also be asked to consider and vote upon a proposal to amend Arrow's Restated Certificate of Incorporation, as amended (the "Arrow Certificate of Incorporation"), to increase the number of authorized shares of Arrow Common Stock from 60,000,000 shares to 80,000,000 shares. Approval of the proposed amendment to the Arrow Certificate of Incorporation by the shareholders of Arrow is not required for the consummation of the Merger.

SPECIAL MEETING OF ANTHEM STOCKHOLDERS

     At the Anthem Special Meeting, stockholders of record of Anthem as of the
close of business on October   , 1994 will consider and vote upon a proposal to
approve and adopt the Merger Agreement pursuant to which, among other things, the Merger will be consummated, holders of Anthem Common Stock will receive shares of Arrow Common Stock and Anthem will become a wholly owned subsidiary of Arrow.

CONVERSION OF ANTHEM COMMON STOCK INTO ARROW COMMON STOCK

     Upon consummation of the Merger, each issued and outstanding share of Anthem Common Stock (other than shares, if any, owned by Anthem as treasury stock and shares owned by Arrow, Sub or any wholly owned subsidiary of Arrow, which will be canceled), will be converted into the right to receive .875 (the "Conversion Ratio") shares of Arrow Common Stock, including the corresponding number of Arrow Rights (as defined herein), subject to adjustment. Pursuant to the Merger Agreement, if the average closing price on the NYSE of Arrow Common Stock over the twenty day trading period immediately preceding the two trading days before the closing date of the Merger (the "Arrow Stock Price") is greater than $41.625, the Conversion Ratio will be adjusted to provide that each outstanding share of Anthem Common Stock will be converted into that number of shares of Arrow Common Stock having a value (based on the Arrow Stock Price) equal to 87.5% of $41.625 plus 87.5% of one-half of the amount by which the Arrow Stock Price exceeds $41.625, and if the Arrow Stock Price is less than $37.625, the Conversion Ratio will be adjusted to provide that each such share of Anthem Common Stock will be converted into that number of shares of Arrow Common Stock having a value (based on the Arrow Stock Price) equal to 87.5% of $37.625 minus 87.5% of one-half of the amount by which $37.625 exceeds the Arrow
Stock Price. On October   , 1994, the last trading day prior to the date of this
Joint Proxy Statement/Prospectus, the last reported sale price of Arrow Common
Stock on the NYSE was $          , and the last reported sale price of Anthem
Common Stock on the NYSE was $          .

     Upon consummation of the Merger, all shares of Anthem Common Stock shall automatically be canceled and retired and shall cease to exist and be outstanding, and each holder of a certificate representing any shares of Anthem Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Arrow Common Stock to be issued in consideration therefor upon the surrender of such certificate, without interest. Fractional shares of Arrow Common Stock will not be issuable in connection with the Merger. Anthem stockholders otherwise entitled to a fractional share will be paid the value of such fraction in cash, determined as described under "THE MERGER AGREEMENT -- No Fractional Shares."

ASSUMPTION OF ANTHEM STOCK OPTIONS

     In connection with the Merger, Arrow will assume all of the stock options outstanding under the Anthem Incentive Stock Option and Non-Qualified Stock Option Plans (the "Anthem Stock Plans"). The number of shares of Anthem Common Stock subject to each such option immediately prior to the Merger will be converted into shares of Arrow Common Stock at the same Conversion Ratio at which shares of Anthem Common Stock are converted into shares of Arrow Common Stock in the Merger. In addition, the exercise price per share of the Anthem Common Stock in effect under each Anthem option immediately before the Merger will be divided by the Conversion Ratio to establish the price per share payable for the Arrow Common Stock subject to that option immediately after the Merger.

     In this Joint Proxy Statement/Prospectus, unless the context otherwise requires, all references to Arrow Common Stock include the associated rights (the "Arrow Rights") to purchase shares of Participating Preferred Stock of Arrow (the "Arrow Participating Preferred Stock") pursuant to a Rights Agreement dated as of March 2, 1988, as amended, between Arrow and Chemical Bank (formerly Manufacturers Hanover Trust Company), as Rights Agent (the "Rights Agreement").

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF ARROW OR ANTHEM OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. HOWEVER, IF ANY MATERIAL CHANGE OCCURS DURING THE PERIOD THAT THIS JOINT PROXY STATEMENT/PROSPECTUS IS REQUIRED TO BE DELIVERED, THIS JOINT PROXY STATEMENT/PROSPECTUS WILL BE AMENDED AND SUPPLEMENTED ACCORDINGLY. IN THIS JOINT PROXY STATEMENT/PROSPECTUS, ALL INFORMATION CONCERNING ANTHEM HAS BEEN SUPPLIED BY ANTHEM, AND ALL INFORMATION CONCERNING ARROW HAS BEEN SUPPLIED BY ARROW.

                             AVAILABLE INFORMATION

     Each of Arrow and Anthem is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Copies of such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of the Regional Offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, Judiciary Square, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by Arrow and Anthem can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which Arrow Common Stock and the Arrow Rights and Anthem Common Stock are listed.

     Arrow has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with respect to the registration under the Securities Act of the securities to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC, and to which portions reference is hereby made for further information with respect to Arrow and Anthem and the securities offered hereby. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM, IN THE CASE OF ARROW, OFFICE OF THE SECRETARY, ARROW ELECTRONICS, INC., 25 HUB DRIVE, MELVILLE, NEW YORK 11747, TELEPHONE NUMBER (516) 391-1300, AND IN THE CASE OF ANTHEM, OFFICE OF THE SECRETARY, ANTHEM ELECTRONICS, INC., 1160 RIDDER PARK DRIVE, SAN JOSE, CALIFORNIA 95131, TELEPHONE NUMBER (408) 453-1200. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE
DOCUMENTS, ANY REQUEST SHOULD BE MADE BY           , 1994.

     Arrow and Anthem hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this Joint Proxy Statement/Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all the documents referred to below which have been or may be incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference. Requests for such documents should be directed to the offices indicated above.

     The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference herein:

          (1) Arrow's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

          (2) Arrow's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994;

          (3) Arrow's Current Report on Form 8-K dated September 13, 1994;

          (4) Anthem's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 ("Anthem's 1993 Form 10-K"); and

          (5) Anthem's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994 ("Anthem's 1994 Second Quarter Form 10-Q").

     The information with regard to Arrow's capital stock contained in Arrow's Registration Statement pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such information, is hereby incorporated by reference herein.

     The information relating to Arrow and Anthem contained in this Joint Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference.

     All documents filed by Anthem and Arrow pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meetings shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. All information appearing in this Joint Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
INTRODUCTION..........................................................................    2
AVAILABLE INFORMATION.................................................................    4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    4
SUMMARY...............................................................................    8
SELECTED CONSOLIDATED FINANCIAL DATA..................................................   15
COMPARATIVE PER SHARE DATA............................................................   18
COMPARATIVE MARKET PRICE DATA.........................................................   19
ARROW SPECIAL MEETING.................................................................   20
  General.............................................................................   20
  Purpose of Meeting..................................................................   20
  Date, Place and Time; Record Date...................................................   20
  Voting Rights.......................................................................   20
  Proxies.............................................................................   21
ANTHEM SPECIAL MEETING................................................................   22
  General.............................................................................   22
  Purpose of Meeting..................................................................   22
  Date, Place and Time; Record Date...................................................   22
  Voting Rights.......................................................................   22
  Proxies.............................................................................   23
THE MERGER............................................................................   23
  Background; Recommendations of the Boards of Directors and Reasons for
     the Merger.......................................................................   23
  Opinions of Financial Advisors......................................................   27
  Interests of Certain Persons in the Merger..........................................   33
  Certain Federal Income Tax Consequences.............................................   34
  Accounting Treatment................................................................   36
  Regulatory Filings and Approvals....................................................   36
  Restrictions on Sales by Affiliates.................................................   36
  Listing on Stock Exchange...........................................................   37
  No Dissenters' Rights...............................................................   37
THE MERGER AGREEMENT..................................................................   37
  The Merger..........................................................................   37
  Closing; Effective Time.............................................................   38
  Exchange of Stock Certificates......................................................   38
  No Fractional Shares................................................................   39
  Representations and Warranties......................................................   39
  Covenants...........................................................................   41
  No Solicitation of Transactions.....................................................   42
  Indemnification and Insurance.......................................................   43
  Anthem Stock Options................................................................   43
  Conditions..........................................................................   43
  Amendments, Termination and Waivers.................................................   44
  Expenses............................................................................   45
THE STOCK OPTION AGREEMENT............................................................   46
  General.............................................................................   46
  Certain Repurchases.................................................................   46

                                                                                        PAGE
                                                                                        ----
  Registration Rights.................................................................   47
ARROW SELECTED CONSOLIDATED FINANCIAL DATA............................................   48
ARROW MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   49
ANTHEM SELECTED CONSOLIDATED FINANCIAL DATA...........................................   53
PRO FORMA FINANCIAL INFORMATION.......................................................   54
PROPOSED AMENDMENT OF THE ARROW CERTIFICATE OF INCORPORATION..........................   61
  Increase in Authorized Shares of Common Stock.......................................   61
  Potential Anti-Takeover Effects of Increase in Authorized Capital Stock.............   61
COMPARISON OF RIGHTS OF HOLDERS OF ANTHEM COMMON STOCK AND ARROW COMMON STOCK.........   63
  General.............................................................................   63
  Business Combinations...............................................................   63
  Appraisal Rights....................................................................   63
  State Takeover Legislation..........................................................   64
  Stockholder Rights Plans............................................................   65
  Amendments to Certificate of Incorporation..........................................   65
  Amendments to By-laws...............................................................   65
  Preemptive Rights...................................................................   66
  Dividend Sources....................................................................   66
  Duration of Proxies.................................................................   67
  Stockholder Action..................................................................   67
  Special Stockholder Meetings........................................................   67
  Cumulative Voting...................................................................   68
  Removal of Directors................................................................   68
  Vacancies on the Board..............................................................   68
  Indemnification of Directors........................................................   68
  Limitation of Personal Liability of Directors.......................................   70
LEGAL OPINION.........................................................................   71
EXPERTS...............................................................................   71
SOLICITATION OF PROXIES...............................................................   71
PROPOSALS BY ARROW SHAREHOLDERS.......................................................   71
PROPOSALS BY ANTHEM STOCKHOLDERS......................................................   72
INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS OF ARROW......................  F-1
EXHIBIT A -- AGREEMENT AND PLAN OF MERGER.............................................  A-1
EXHIBIT B-1 -- OPINION OF MORGAN STANLEY & CO. INCORPORATED...........................  B-1
EXHIBIT B-2 -- OPINION OF LEHMAN BROTHERS INC.........................................  B-2
EXHIBIT C -- STOCK OPTION AGREEMENT...................................................  C-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Joint Proxy Statement/Prospectus and the Exhibits hereto or incorporated by reference herein. Capitalized terms used and not otherwise defined in this summary have the meanings ascribed to them elsewhere in this Joint Proxy Statement/Prospectus. Shareholders of Arrow and stockholders of Anthem are urged to read this Joint Proxy Statement/Prospectus and the Exhibits hereto in their entirety.

THE PARTIES

     Arrow. Arrow is the world's largest distributor of electronic components and computer products to industrial and commercial customers.

     On August 29, 1994, Arrow completed the acquisition of Gates/FA Distributing, Inc. ("Gates"), a leading national wholesale distributor of micro-computers, networking products, mass storage products, Unix products and computer peripheral equipment. The transaction was accounted for as a pooling-of-interests, and therefore all of the supplemental financial information of Arrow contained in this Joint Proxy Statement/Prospectus reflects the combination of Arrow and Gates.

     The principal executive office of Arrow is located at 25 Hub Drive, Melville, New York 11747, and the telephone number is (516) 391-1300.

     Anthem. Anthem is an industrial distributor of the electronic products supplied by a limited number of suppliers. Products are distributed through 23 distribution centers and five sales offices throughout the United States. Anthem focuses on advanced technology, semiconductors and disk drive products and providing materials and manufacturing management services to its customers.

     The principal executive office of Anthem is located at 1160 Ridder Park Drive, San Jose, California 95131, and the telephone number is (408) 453-1200.

ARROW SPECIAL MEETING

     Purpose. At the Arrow Special Meeting and any adjournment or postponement thereof, the shareholders of Arrow will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement providing for, among other things, the Merger, (ii) a proposal to amend the Arrow Certificate of Incorporation to increase the number of authorized shares of Arrow Common Stock from 60,000,000 shares to 80,000,000 shares, and (iii) such other business as may properly be brought before the Arrow Special Meeting.

     Time, Date and Place.  The Arrow Special Meeting is scheduled to be held at
     p.m., local time, on           ,           1994, at Arrow's executive
office at 25 Hub Drive, Melville, New York 11747, and at any adjournment or postponement thereof.

     Record Date; Shares Entitled to Vote.  The Board of Directors of Arrow (the
"Arrow Board") has fixed the close of business on October   , 1994 as the record
date (the "Arrow Record Date") for the determination of holders of Arrow Common Stock entitled to notice of and to vote at the Arrow Special Meeting. On the
Arrow Record Date, there were           shares of Arrow Common Stock
outstanding, each entitled to one vote.

     Required Vote. Although applicable New York law does not require that the shareholders of Arrow approve the Merger, the Arrow Common stock is listed on the NYSE, and the NYSE requires as a prerequisite for listing of shares on the NYSE the approval by shareholders of any plan or arrangement involving (i) the issuance of common stock equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or (ii) the issuance of a number of shares of common stock in excess of 20% of the number of shares of common
stock outstanding before the issuance of such stock. As of October   , 1994,
there were           shares of Arrow Common

Stock outstanding and           shares of Anthem Common Stock outstanding.
Assuming no adjustment to the Conversion Ratio, the Merger would result in the
issuance by Arrow of approximately           additional shares of Arrow Common
Stock, which would represent      % of the outstanding shares of Arrow Common
Stock. Under the rules of the NYSE, Arrow's shareholders are therefore required to approve the issuance of Arrow Common Stock in connection with the Merger by a majority of votes cast at the Arrow Special Meeting, provided that the total vote cast represents over 50% in interest of the outstanding shares of Arrow Common Stock.

     Under applicable New York law and the Arrow Certificate of Incorporation, approval of the amendment to the Arrow Certificate of Incorporation increasing the authorized number of shares of Arrow Common Stock requires the affirmative vote of the holders of a majority of the outstanding shares of Arrow Common Stock.

ANTHEM SPECIAL MEETING

     Purpose. At the Anthem Special Meeting and any adjournment or postponement thereof, the stockholders of Anthem will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement providing for, among other things, the Merger and (ii) such other business as may properly be brought before the Anthem Special Meeting.

     Time, Date and Place.  The Anthem Special Meeting is scheduled to be held
at        a.m., local time, on           ,           , 1994 at Anthem's
executive office at 1160 Ridder Park Drive, San Jose, California 95131, and at any adjournment or postponement thereof.

     Record Date; Shares Entitled to Vote.  The Board of Directors of Anthem (
the "Anthem Board") has fixed the close of business on October   , 1994 as the
record date (the "Anthem Record Date") for the determination of holders of Anthem Common Stock entitled to notice of and to vote at the Anthem Special
Meeting. On the Anthem Record Date, there were           shares of Anthem Common
Stock outstanding, each entitled to one vote.

     Required Vote. Under applicable Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Anthem Common Stock is required to approve and adopt the Merger Agreement and the terms of the Merger. Certain officers and directors of Anthem, who collectively are the beneficial owners of approximately 4% of the outstanding shares of Anthem Common Stock, have granted to Arrow irrevocable proxies with respect to the vote to approve and adopt the Merger Agreement. Arrow intends to vote such proxies in favor of approval and adoption of the Merger Agreement. See "ANTHEM SPECIAL
MEETING -- Voting Rights."

THE MERGER

     General. At the Effective Time (as defined below) of the Merger, Sub will be merged with and into Anthem, which will be the Surviving Corporation, and Anthem will become a wholly owned subsidiary of Arrow.

     Effective Time. After all the conditions set forth in the Merger Agreement have been fulfilled or waived, the Merger will become effective at such time (the "Effective Time") as a copy of the Certificate of Merger is delivered to the Delaware Secretary of State for filing and is filed by the Delaware Secretary of State, or at such later time as is provided in the Certificate of Merger. Delivery of the Certificate of Merger to the Delaware Secretary of State for filing thereby will be made as soon as practicable after the closing. See "THE MERGER AGREEMENT -- Closing; Effective Time."

     Conversion of Shares. At the Effective Time, each then outstanding share of Anthem Common Stock (other than shares owned by Anthem as treasury stock and shares held by Arrow, Sub or any wholly owned subsidiary of Arrow, which will be canceled) will be converted into the right to receive .875 (the "Conversion Ratio") shares of Arrow Common Stock, subject to adjustment if the average closing price on the NYSE of one share of Arrow Common Stock over the twenty day trading period ending on (and including) the trading day immediately preceding the two trading days before the closing date of the Merger is greater than $41.625 or less than $37.625. See "THE MERGER AGREEMENT -- The Merger."

     No fractional shares of Arrow Common Stock will be issued pursuant to the Merger, and holders of Anthem Common Stock will receive a cash payment in lieu of fractional shares of Arrow Common Stock. See "THE MERGER AGREEMENT -- No Fractional Shares."

     The shares of Arrow Common Stock to be issued pursuant to the Merger will have been registered under the Securities Act and, as such, will be freely transferable except for shares issued to any person who may be deemed to be an affiliate of Anthem. See "THE MERGER -- Restrictions on Sales by Affiliates."

     Assumption of Anthem Stock Options. At the Effective Time, Arrow will assume each unexpired and unexercised option to purchase shares of Anthem Common Stock under the Anthem Stock Plans (each an "Anthem Stock Option") and thereafter each Anthem Stock Option will be deemed to constitute an option (each an "Arrow Stock Option") to acquire the number of shares of Arrow Common Stock determined by multiplying the number of shares of Anthem Common Stock subject to the Anthem Stock Option immediately prior to the Merger by the Conversion Ratio and rounding down to the next whole share of Arrow Common Stock. The exercise price of the Anthem Common Stock in effect under each Anthem Stock Option immediately before the Merger will be divided by the Conversion Ratio and rounded up to the next whole cent to establish the price per share payable for the Arrow Common Stock subject to the Arrow Stock Option immediately after the Merger.

     Operations After the Merger. At the Effective Time of the Merger, Sub will be merged with and into Anthem, and Anthem will thereafter operate its business as a wholly owned subsidiary of Arrow.

     Recommendations of Anthem and Arrow Boards of Directors; Reasons for the Merger. The Anthem Board and the Arrow Board each unanimously approved the Merger Agreement and the terms of the Merger and determined to recommend that their respective shareholders vote FOR approval and adoption of the Merger Agreement and the terms of the Merger. See "THE MERGER -- Background; Recommendations of the Boards of Directors and Reasons for the Merger" for additional information with respect to the recommendations of the Arrow Board and the Anthem Board and the reasons therefor. The Arrow Board also unanimously approved the proposed amendment to the Arrow Certificate of Incorporation to increase the number of authorized shares of Arrow Common Stock from 60,000,000 shares to 80,000,000 shares and determined to recommend that the Arrow shareholders vote FOR approval of such proposed amendment to the Arrow Certificate of Incorporation.

     Security Ownership of Management and Certain Other Persons. As of October , 1994, Arrow's directors, executive officers and their affiliates as a group
held shares representing approximately   % of the votes entitled to be cast by
the Arrow Common Stock. Each of the directors and executive officers of Arrow has advised Arrow that he intends to vote or direct the vote of all the outstanding shares of Arrow Common Stock over which he has voting control in favor of approval and adoption of the Merger Agreement and in favor of approval of the proposed amendment to the Arrow Certificate of Incorporation. See "ARROW SPECIAL MEETING -- Voting Rights."

     As of October   , 1994, Anthem's directors, executive officers and their
affiliates as a group held shares representing approximately 4% of the votes entitled to be cast by the Anthem Common Stock. Each of the directors and executive officers of Anthem has advised Anthem that he intends to vote or direct the vote of all the outstanding shares of Anthem Common Stock over which he has voting control in favor of approval and adoption of the Merger Agreement. Additionally, directors and officers of Anthem, who collectively are the beneficial owners of approximately 4% of the outstanding shares of Anthem Common Stock, have granted to Arrow irrevocable proxies with respect to the vote at the Anthem Special Meeting to approve and adopt the Merger Agreement.

Arrow intends to vote such proxies in favor of approval and adoption of the Merger Agreement. See "ANTHEM SPECIAL MEETING -- Voting Rights."

     Opinions of Financial Advisors. Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the Arrow Board a written opinion, dated September 21, 1994, to the effect that, as of the date of such opinion, the Conversion Ratio is fair, from a financial point of view, to Arrow and the holders of Arrow Common Stock. The written opinion of Morgan Stanley dated September 21, 1994 is attached to this Joint Proxy Statement/Prospectus as Exhibit B-1 and should be read in its entirety. Lehman Brothers Inc. ("Lehman Brothers") has delivered to the Anthem Board a written opinion, dated September 21, 1994, to the effect that, as of the date of such opinion, from a financial point of view, the Conversion Ratio to be offered to the holders of Anthem Common Stock in the proposed Merger is fair to such stockholders. The written opinion of Lehman Brothers dated September 21, 1994 is attached to this Joint Proxy Statement/Prospectus as Exhibit B-2 and should be read in its entirety.

     For additional information concerning the matters considered and assumptions made by Morgan Stanley and Lehman Brothers in reaching their respective opinions and the fees received by them, see "THE MERGER -- Opinions of Financial Advisors" and Exhibits B-1 and B-2 hereto.

     Conditions to the Merger. In addition to the approval and adoption of the Merger Agreement and the terms of the Merger by the stockholders of Anthem and the shareholders of Arrow, the obligation of each of Arrow and Anthem to effect the Merger is subject to the fulfillment or waiver, at or prior to the Effective Time, of certain conditions specified in the Merger Agreement, including, among others, (i) the receipt of approval for listing on the NYSE, upon official notice of issuance, of the Arrow Common Stock to be issued pursuant to the Merger; (ii) the absence of any injunction prohibiting consummation of the Merger; (iii) the absence of any governmental investigation, action or proceeding seeking to restrain, prevent or change the Merger or questioning the legality thereof or seeking damages in connection therewith; (iv) the receipt by the respective parties and confirmation at the Effective Time of accountants' letters with respect to the qualification of the Merger as a pooling-of-interests; (v) the receipt by the respective parties of certain satisfactory opinions of tax counsel; (vi) the receipt of the consents required to permit Arrow and Anthem to consummate the transaction; and (vii) the absence of any events, changes or occurrences since September 21, 1994 which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the other party. For purposes of the Merger Agreement, a "Material Adverse Effect" means, with respect to any party, a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operation, business or business prospects of such party and its subsidiaries, if any, taken as a whole, but shall not include any such material adverse effect (i) with respect to Anthem, which (a) results from the proposed Merger and the impact thereof on the operating performance of Anthem pursuant to the terms of the Merger Agreement or (b) is disclosed either in certain documents filed by Anthem with the SEC or in the disclosure memorandum furnished by Anthem to Arrow pursuant to the Merger Agreement or (ii) with respect to Arrow, which (a) results from the proposed Merger and the impact thereof on the operating performance of Arrow pursuant to the terms of the Merger Agreement or (b) is disclosed either in certain documents filed by Arrow with the SEC or in the disclosure memorandum furnished by Arrow to Anthem pursuant to the Merger Agreement. See "THE MERGER AGREEMENT -- Conditions."

     The obligation of Arrow to effect the Merger is subject to additional conditions, including (i) the absence of any action or proceeding (other than those referred to in (iii) of the preceding paragraph) seeking to restrain the Merger or questioning the legality thereof or seeking damages in connection therewith; and (ii) the receipt of certain letters from persons who may be deemed to be affiliates of Anthem under Rule 145 of the Securities Act (the "Affiliate Agreements").

     The consummation of the Merger is also conditioned upon the receipt of all required governmental authorizations, consents, orders and approvals, including expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Anthem and Arrow have filed the requisite notices under the HSR Act. Neither Arrow nor Anthem is aware of any additional regulatory approvals required to consummate the Merger.

     Rights to Terminate, Amend or Waive Conditions. The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of Arrow and Anthem and by either Arrow or Anthem if, without fault of the terminating party, the Merger has not been consummated on or before February 15, 1995 (or such later date as the parties may agree to in writing), or in certain other situations, including (i) the failure to obtain the requisite stockholder vote;
(ii) the withdrawal or modification of the Anthem Board's approval of the Merger Agreement and the terms of the Merger after the occurrence of certain events and the Anthem Board's determination that to proceed with the Merger would be inconsistent with the Anthem Board's fiduciary duties; and (iii) the issuance of a final and nonappealable order, judgment or decree preventing the consummation of the Merger.

     The Merger Agreement may be terminated by Arrow prior to the Effective Time if (i) Anthem breaches any of its representations, warranties or obligations under the Merger Agreement and such breach is not cured or waived and Anthem fails to provide reasonable assurance that such breach will be cured by the Closing Date (as defined in "THE MERGER AGREEMENT -- Closing; Effective Time"); or (ii) the Arrow Stock Price is less than $32.00. The Merger Agreement may be terminated by Anthem prior to the Effective Time if (i) Arrow or Sub breaches any of their respective representations, warranties or obligations under the Merger Agreement and such breach is not cured or waived and Arrow fails to provide reasonable assurance that such breach will be cured by the Closing Date;
(ii) the Arrow Stock Price is less than $32.00; or (iii) any person or group of persons (excluding certain specified persons or groups of persons) acquires 30% of the outstanding shares of Arrow Common Stock or the Arrow Board accepts an offer to acquire 50% or more of the outstanding shares of Arrow Common Stock or of Arrow's consolidated assets.

     In certain events, if Arrow or Anthem terminates the Merger Agreement, Anthem must pay Arrow liquidated damages of $9,000,000, plus out-of-pocket fees and expenses incurred by Arrow in connection with the Merger Agreement and the transactions contemplated thereby (including without limitation, the fees and expenses of its advisors, accountants and legal counsel) up to a maximum amount of $2,500,000. See "THE MERGER AGREEMENT -- Amendments, Termination and Waivers."

     The Merger Agreement may be amended at any time before or after its approval by the stockholders of Anthem or Arrow by written agreement executed by Arrow, Sub and Anthem, except that after approval of the Merger Agreement by such stockholders, no such amendment, modification or supplement may be made which by law requires the further approval of such stockholders without such further approval. See "THE MERGER AGREEMENT -- Conditions," and "-- Amendments, Termination and Waivers." Any amendment to the Merger Agreement must be authorized by the Boards of Directors of the respective parties. Such directors will exercise their fiduciary duties in determining whether any such amendment is in the best interests of the stockholders and exercise their business judgment in determining whether stockholder approval of such amendment is required or desirable in light of the nature of the amendment.

     The conditions to each of the parties' obligations to consummate the Merger, other than obtaining stockholder approval, may be waived by such party. Neither Arrow, Sub nor Anthem presently intends to waive any condition to its obligations to consummate the Merger. However, each of the parties reserves the right to waive any condition in the future. Any determination to waive a condition would depend upon the facts and circumstances existing at the time of such waiver and would be made by such party's Board of Directors, exercising its fiduciary duties to such party and its stockholders. The Merger Agreement does not require that any waiver be approved by the stockholders of Arrow or Anthem, even if such waiver may be deemed by some stockholders to be adverse to their interests. In the event the Merger is approved by Anthem stockholders, Anthem stockholders may not independently determine not to exchange their shares upon the occurrence of an event some stockholders may deem adverse to their interests, including, without limitation, in the event of a material decline in Arrow's earnings or stock price. However, each of Arrow and Anthem has the right to determine not to effect the Merger if there occurs after September 21, 1994 any events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the other party; and each of Arrow and Anthem has the right to terminate the Merger Agreement if the Arrow Stock Price is less than $32.00.

     For additional information concerning the rights to terminate, amend or waive conditions, see "THE MERGER -- Amendments, Termination and Waivers."

     No Dissenters' Rights. Holders of Anthem Common Stock and Arrow Common Stock are not entitled to dissenters' rights under the Delaware General Corporation Law (the "DGCL") or the New York Business Corporation Law (the "NYBCL"), as the case may be, in connection with the Merger. See "THE
MERGER -- No Dissenters' Rights."

     Certain Federal Income Tax Consequences. The Merger is intended to qualify, for Federal income tax purposes, as a tax-free "reorganization" under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and, accordingly, no taxable gain or loss is expected to be recognized by the stockholders of Anthem in the Merger, except that cash received by holders of Anthem Common Stock in lieu of fractional shares will give rise to taxable income. See "THE MERGER -- Certain Federal Income Tax Consequences." Each Anthem stockholder is urged to consult such holder's own tax adviser to determine the specific tax consequences of the Merger to such holder.

     Accounting Treatment. Arrow and Anthem believe that the Merger will qualify as a "pooling-of-interests" for accounting purposes. It is a condition precedent to consummation of the Merger that Ernst & Young LLP, independent auditors for Arrow, and Price Waterhouse LLP, independent accountants for Anthem, will issue letters to each of Arrow and Anthem, respectively, that the Merger will qualify as a "pooling-of-interests" for accounting purposes. See "THE MERGER -- Accounting Treatment."

     Exchange of Stock Certificates. As of the Effective Time, the certificates, which prior to the Merger represented shares of Anthem Common Stock, will be deemed, for all corporate purposes, to evidence the number of shares of Arrow Common Stock into which they have been converted pursuant to the Merger Agreement. Holders of certificates, which prior to the Effective Time represented shares of Anthem Common Stock, will not be entitled to receive any payment of dividends on, or other distributions with respect to, their shares unless such certificates have been exchanged for certificates representing shares of Arrow Common Stock. As soon as practicable after the Merger is effective, the Exchange Agent will send transmittal instructions to each Anthem stockholder of record at the Effective Time, advising the stockholder of the procedure for exchanging certificates for Arrow certificates. Cash will be paid to Anthem stockholders in lieu of fractional shares. See "THE MERGER
AGREEMENT -- No Fractional Shares." Certificates should not be surrendered until the letter of transmittal and such instructions are received. See "THE MERGER AGREEMENT -- Exchange of Stock Certificates."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Anthem Stock Options. At the Effective Time, each outstanding Anthem Stock Option will be assumed by Arrow and thereafter will be deemed to constitute an Arrow Stock Option to acquire that number of shares of Arrow Common Stock determined by multiplying the number of shares of Anthem Common Stock subject to the Anthem Stock Option immediately prior to the Merger by the Conversion Ratio and rounding down to the next whole share of Arrow Common Stock. The exercise price of the Arrow Common Stock in effect under each Arrow Stock Option immediately after the Merger will be determined by dividing the exercise price per share in effect under the Anthem Stock Option immediately prior to the Merger by the Conversion Ratio and rounding up to the next whole cent. Each such Arrow Stock Option will continue to vest in accordance with the same vesting schedule in effect for the Anthem Stock Option immediately prior to the Merger and no accelerated vesting of the Anthem Stock Options will occur by reason of the Merger (other than those options issued under the automatic option grant program in effect for non-employee Board members).

     However, certain Anthem Stock Options to be assumed by Arrow provide for full and immediate vesting in the event the optionee's employment should be terminated involuntarily after an acquisition of Anthem by a merger which does not otherwise trigger the vesting of those options, such as the Merger.

     Indemnification and Insurance. From and after the Effective Time, Arrow and the Surviving Corporation shall indemnify the present and former officers and directors of Anthem against certain liabilities including, without limitation, liabilities arising out of or pertaining to the transactions contemplated by the Merger Agreement. From and after the Effective Time, Arrow and the Surviving Corporation shall also use their best efforts to maintain in effect for two years Anthem's current policies for directors and officers' liability insurance, or policies substantially equivalent to the policies then maintained by Arrow with respect to its directors and officers. As of the Effective Time, Arrow and the Surviving Corporation shall also assume all obligations of Anthem to its officers, directors or employees under any indemnification agreement in effect on September 21, 1994 to which Anthem is a party.

     Anthem Employment Agreements. Certain directors and officers of Anthem have entered into employment agreements with Arrow, which employment agreements will become effective upon consummation of the Merger.

     Election of Arrow Director. Arrow has undertaken in the Merger Agreement to cause Robert S. Throop to be nominated for election as an Arrow director at the first meeting of the Arrow Board following the Merger.

     For a detailed description of these arrangements, see "THE
MERGER -- Interests of Certain Persons in the Merger."

CERTAIN OTHER TRANSACTIONS

     Stock Option Agreement. Arrow and Anthem have entered into a Stock Option Agreement dated as of September 21, 1994 (the "Stock Option Agreement"), pursuant to which Arrow has the right, under certain circumstances, to acquire up to 2,451,427 shares of authorized and unissued Anthem Common Stock (or approximately 19.9% of the outstanding Anthem Common Stock prior to such issuance) at a price per share of $34.67. See "THE STOCK OPTION AGREEMENT."

     Proxies. Certain directors and officers of Anthem have granted to Arrow irrevocable proxies to vote the shares of Anthem Common Stock held by them at the Anthem Special Meeting in connection with approval and adoption of the Merger Agreement. Arrow intends to vote such proxies in favor of approval and adoption of the Merger Agreement. See "ANTHEM SPECIAL MEETING -- Voting Rights."

     Comparison of Shareholder Rights. See "COMPARISON OF RIGHTS OF HOLDERS OF ANTHEM COMMON STOCK AND ARROW COMMON STOCK" for a summary of the material differences between the rights of holders of Arrow Common Stock and Anthem Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain selected supplemental financial data for Arrow, selected historical financial data for Anthem, and selected pro forma supplemental financial data for Arrow giving effect to the Merger. Such financial data should be read in conjunction with the supplemental financial statements and related notes for Arrow, the consolidated financial statements and related notes for Anthem, and the pro forma combined financial statements, which appear elsewhere, or are incorporated by reference, in this Joint Proxy Statement/Prospectus. The financial data for the six month periods ended June 30, 1993 and 1994 and at June 30, 1993 and 1994 are unaudited, however, such data include all adjustments which are, in the opinion of the applicable management, necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of results for the full year.

                                     ARROW

SUMMARY INCOME STATEMENT DATA:

                                                                                             SIX MONTHS
                                        YEARS ENDED DECEMBER 31,                           ENDED JUNE 30,
                    ----------------------------------------------------------------   -----------------------
                       1989         1990       1991(A)          1992       1993(B)        1993         1994
                    ----------   ----------   ----------     ----------   ----------   ----------   ----------
                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales.............. $1,074,419   $1,134,502   $1,238,529     $1,884,671   $2,897,663   $1,304,408   $1,890,026
Operating income...     31,360       35,197       39,951(c)     112,471      195,355       91,932      126,518
Earnings before
  extraordinary
  charges, net of
  income taxes.....      4,156        9,752       10,584         54,451       88,547       40,691       55,491
Extraordinary
  charges, net of
  income taxes.....         --           --           --          5,424           --           --           --
Net income(d)......      4,156        9,752       10,584         49,027       88,547       40,691       55,491
Per common share:
Income (loss)
  before
  extraordinary
  charges, net of
  income taxes.....       (.09)         .33          .35           1.76         2.54         1.18         1.55
Extraordinary
  charges, net of
  income taxes.....         --           --           --           (.19)          --           --           --
Net income
  (loss)(d)........       (.09)         .33          .35           1.57         2.54         1.18         1.55

SUMMARY BALANCE SHEET DATA:

                                                      AT DECEMBER 31,                                AT JUNE 30,
                                 ----------------------------------------------------------    ------------------------
                                   1989        1990      1991(A)       1992       1993(B)         1993          1994
                                 --------    --------    --------    --------    ----------    ----------    ----------
                                 (IN THOUSANDS)
Accounts receivable and inven-
  tories.......................  $379,315    $362,614    $566,757    $608,894    $  909,097    $  766,601    $1,108,379
Total assets...................   543,794     530,559     813,395     864,497     1,317,967     1,120,392     1,572,988
Long-term debt, including cur-
  rent portion.................   109,331     105,104     243,640     117,517       195,165       167,251       219,976
Subordinated debentures, in-
  cluding current
  portion......................   108,326     107,300     105,965     125,000       125,000       125,000       125,000
Total long-term debt
  and subordinated
  debentures...................   217,657     212,404     349,605     242,517       320,165       292,251       344,976
Shareholders' equity...........   165,699     166,564     243,127     381,531       495,413       446,135       561,685

- ---------------
(a) Reflects the acquisition in September 1991 of the North American electronics distribution businesses of Lex Service PLC (see Note 2 of the Notes to Supplemental Consolidated Financial Statements).

(b) Includes results of Spoerle Electronic, which was accounted for under the equity method prior to January 1993 when Arrow increased its holdings to a majority interest (see Note 2 of the Notes to Supplemental Consolidated Financial Statements).

(c) Includes special charges of $9.8 million reflecting expenses associated with the integration of the businesses acquired from Lex Service PLC.

(d) After preferred stock dividends of $5.4 million in 1989, $4.9 million in 1990, $4.6 million in 1991, $3.9 million in 1992, $.9 million in 1993, and
    $.6 million for the six months ended June 30, 1993.

                                     ANTHEM

SUMMARY INCOME STATEMENT DATA:

                                                                                                      SIX MONTHS
                                                  YEARS ENDED DECEMBER 31,                          ENDED JUNE 30,
                                ------------------------------------------------------------     ---------------------
                                  1989         1990         1991         1992         1993         1993         1994
                                --------     --------     --------     --------     --------     --------     --------
                                (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales.........................  $319,020     $408,170     $419,648     $538,362     $663,193     $303,084     $341,644
Operating income..............    26,729       39,330       39,250       51,228       30,734(a)    19,954       17,762
Net income....................    15,775       23,210       23,305       30,434       18,012       11,845       10,791
Per common share..............      1.39         1.97         1.92         2.48         1.46          .96          .87

SUMMARY BALANCE SHEET DATA:

                                                      AT DECEMBER 31,                                 AT JUNE 30,
                                ------------------------------------------------------------     ---------------------
                                  1989         1990         1991         1992         1993         1993         1994
                                --------     --------     --------     --------     --------     --------     --------
                                (IN THOUSANDS)
Accounts receivable and inven-
  tory........................  $ 95,942     $115,947     $134,274     $172,373     $185,078     $186,920     $178,733
Total assets..................   118,816      145,930      181,779      215,666      251,185      235,916      263,897
Shareholders' equity..........    93,373      120,611      149,166      184,569      206,386      199,561      218,027

- ---------------
(a) Includes a pre-tax restructuring charge of $7.8 million relating to the sale and cessation of Eagle Technology.

                         PRO FORMA -- ARROW WITH ANTHEM

     The following pro forma financial data does not reflect any sales attrition which may result from the Merger, the cost savings and synergies Arrow expects to receive from the Merger, or certain integration expenses to be incurred in connection with the Merger which will be charged to current operations, and should be read in conjunction with the pro forma financial information which appears elsewhere in this Joint Proxy Statement/Prospectus.

SUMMARY INCOME STATEMENT DATA:

                                                                           SIX MONTHS ENDED
                                       YEARS ENDED DECEMBER 31,                JUNE 30,
                                 ------------------------------------   -----------------------
                                    1991         1992         1993         1993         1994
                                 ----------   ----------   ----------   ----------   ----------
                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales..........................  $1,658,177   $2,423,033   $3,560,856   $1,607,492   $2,231,670
Operating income...............      79,201      163,699      226,089      111,886      144,280
Earnings before extraordinary
  charges, net of income
  taxes........................      33,889       84,885      106,559       52,536       66,282
Extraordinary charges, net of
  income taxes.................          --        5,424           --           --           --
Net income.....................      33,889       79,461      106,559       52,536       66,282
Per common share:
  Earnings before extraordinary
     charges...................        1.22         2.05         2.33         1.16         1.42
  Extraordinary charges........          --         (.14)          --           --           --
Net income.....................        1.22         1.91         2.33         1.16         1.42

SUMMARY BALANCE SHEET DATA:

                                            AT DECEMBER 31,                   AT JUNE 30,
                                   ----------------------------------   -----------------------
                                     1991        1992         1993         1993         1994
                                   --------   ----------   ----------   ----------   ----------
                                                          (IN THOUSANDS)
Accounts receivable and invento-
  ries...........................  $701,031   $  781,267   $1,094,175   $  953,521   $1,287,112
Total assets.....................   995,174    1,080,163    1,569,152    1,356,308    1,836,885
Long-term debt, including current
  portion........................   243,640      117,517      195,165      167,251      219,976
Subordinated debentures, includ-
  ing current portion............   105,965      125,000      125,000      125,000      125,000
Total long-term debt and subordi-
  nated debentures...............   349,605      242,517      320,165      292,251      344,976
Shareholders' equity.............   392,293      566,100      701,799      645,696      779,712

                           COMPARATIVE PER SHARE DATA

     Set forth below are earnings, cash dividends declared and book value per common share data of Arrow on a supplemental basis and Anthem on an historical basis, and on a pro forma per share basis for Arrow, and an equivalent pro forma per share basis for Anthem. The Arrow pro forma combined data was derived by combining financial information of Arrow and Anthem after giving effect to the Merger under the pooling-of-interests method of accounting. The per share equivalent pro forma data for Anthem was calculated by multiplying the Arrow pro forma combined data by the Conversion Ratio of Anthem Common Stock pursuant to
the Merger, assuming an Arrow Stock Price of $          (the closing price of
one share of Arrow Common Stock on the NYSE on the last trading day prior to the date of this Joint Proxy Statement/Prospectus).

     The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Arrow and Anthem, which appear elsewhere, or are incorporated by reference, in this Joint Proxy Statement/Prospectus.

                                                                                  SIX MONTHS
                                               YEARS ENDED DECEMBER 31,         ENDED JUNE 30,
                                             -----------------------------    ------------------
                                              1991       1992       1993       1993       1994
                                             -------    -------    -------    -------    -------
                                                                                 (UNAUDITED)
ARROW SUPPLEMENTAL PER COMMON SHARE:
Earnings before extraordinary charges......  $   .35    $  1.76    $  2.54    $  1.88    $  1.57
Cash dividends declared....................       --         --         --         --         --
Book value (end of period).................                        $ 14.14               $ 15.94
ARROW PRO FORMA (UNAUDITED) COMBINED PER
  PRO FORMA ARROW COMMON SHARE:
Earnings before extraordinary charges......  $          $          $          $          $
Cash dividends declared....................
Book value (end of period).................                        $                     $

                                                                                  SIX MONTHS
                                               YEARS ENDED DECEMBER 31,         ENDED JUNE 30,
                                             -----------------------------    ------------------
                                              1991       1992       1993       1993       1994
                                             -------    -------    -------    -------    -------
                                                                                 (UNAUDITED)
ANTHEM HISTORICAL PER COMMON SHARE:
Earnings...................................  $  1.92    $  2.48    $  1.46    $   .96    $   .87
Cash dividends declared....................
Book value (end of period).................                        $ 16.86               $ 17.70
EQUIVALENT ANTHEM PRO FORMA (UNAUDITED) PER
  SHARE DATA:
Earnings...................................  $          $          $          $          $
Cash dividends.............................
Book value (end of period).................                        $                     $

                         COMPARATIVE MARKET PRICE DATA

     The Arrow Common Stock and Anthem Common Stock are each traded on the NYSE. The following table sets forth, for the calendar periods indicated, the high and low sales prices of Arrow Common Stock and Anthem Common Stock as reported on the NYSE Composite Tape.

                                                              ARROW              ANTHEM
                                                          COMMON STOCK        COMMON STOCK
                                                          -------------       -------------
                                                          HIGH     LOW        HIGH     LOW
                                                          ----     ----       ----     ----
1992:
  First Quarter......................................... $18 1/2  $14 3/8    $46 1/4  $36 5/8
  Second Quarter........................................  19 1/2   15 1/8     47 3/4   33 7/8
  Third Quarter.........................................  22 3/4   18 1/2     41 1/8   31 3/4
  Fourth Quarter........................................  30 1/2   22 1/8     44 1/8   35 1/8
1993:
  First Quarter.........................................  34 3/8   26 1/2     49 1/4   31 3/4
  Second Quarter........................................  36 1/4   29 3/4     39 3/4   30 1/2
  Third Quarter.........................................  43 1/8   34 5/8       38     32 1/4
  Fourth Quarter........................................  42 1/4   33 5/8     35 1/4     26
1994:
  First Quarter.........................................  45 1/8   36 1/8       34     28 1/8
  Second Quarter........................................  41 1/8   33 5/8       30     20 1/2
  Third Quarter.........................................  40 1/8   35 1/8
  Fourth Quarter (through October   , 1994).............

     On September 20, 1994, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the last reported sale prices of Arrow Common Stock and Anthem Common Stock, as reported on the NYSE Composite Tape, were $39.625 and $24.625, respectively. On October
  , 1994, the last trading day prior to the date of this Joint Proxy Statement/Prospectus, the last reported sale price of Arrow Common Stock was
$     , and the last reported sale price of Anthem Common Stock was $     .

     Each issued and outstanding share of Anthem Common Stock (other than shares, if any, owned by Anthem as treasury stock and shares owned by Arrow, Sub or any wholly owned subsidiary of Arrow) will be converted pursuant to the Merger into the right to receive .875 shares of Arrow Common Stock, subject to adjustment as described elsewhere in this Joint Proxy Statement/Prospectus. Because the market price of Arrow Common Stock is subject to fluctuation, the market value of the shares of Arrow Common Stock that holders of Anthem Common Stock will receive in the Merger may increase or decrease prior to the Merger. See "THE MERGER AGREEMENT -- The Merger." Shareholders of Arrow and stockholders of Anthem are urged to obtain current market quotations for the Arrow Common Stock and the Anthem Common Stock.

                             ARROW SPECIAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is provided to the shareholders of Arrow in connection with the Arrow Special Meeting to be held on the date, at the time, in the location, and to consider the matters, set forth below under "ARROW SPECIAL MEETING". The Arrow Board is soliciting proxies hereby for use at the Arrow Special Meeting and forms of proxy are being provided with this Joint Proxy Statement/Prospectus. Information about executing or revoking a proxy is provided below under "Proxies."

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy
are first being mailed to the shareholders of Arrow on or about October   ,
1994.

PURPOSE OF MEETING

     At the Arrow Special Meeting, the shareholders of Arrow will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the terms of the Merger contemplated thereby; (ii) a proposal to amend the Arrow Certificate of Incorporation to increase the number of authorized shares of Arrow Common Stock from 60,000,000 shares to 80,000,000 shares; and (iii) such other business as may properly be brought before the Arrow Special Meeting. A copy of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Exhibit A.

     The Arrow Board unanimously approved the Merger Agreement and the terms of the Merger and recommends that Arrow shareholders vote FOR approval and adoption of the Merger Agreement and the terms of the Merger. The Arrow Board also unanimously approved the proposed amendment to the Arrow Certificate of Incorporation to increase the number of authorized shares of Arrow Common Stock from 60,000,000 shares to 80,000,000 shares and recommends that Arrow shareholders vote FOR approval of such proposed amendment to the Arrow Certificate of Incorporation.

DATE, PLACE AND TIME; RECORD DATE

     The Arrow Special Meeting is scheduled to be held at   p.m., local time, on
          ,   , 1994 at Arrow's executive office, 25 Hub Drive, Melville, New
York 11747, and at any adjournment or postponement thereof.

     The Arrow Board has fixed the close of business on October   , 1994 as the
Arrow Record Date for the determination of holders of Arrow Common Stock entitled to notice of, and to vote at, the Arrow Special Meeting. As of the
Arrow Record Date, there were           shares of Arrow Common Stock outstanding
and entitled to vote (held by approximately      holders of record).

VOTING RIGHTS

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Arrow Common Stock entitled to vote is necessary to constitute a quorum at the Arrow Special Meeting. Under the NYBCL and the Arrow Certificate of Incorporation, the approval of Arrow shareholders is not required to adopt and approve the Merger Agreement and the terms of the Merger. However, the Arrow Common Stock is listed on the NYSE, and the NYSE requires as a prerequisite for listing of shares on the NYSE the approval by shareholders of any plan or arrangement involving (i) the issuance of common stock equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or (ii) the issuance of a number of shares of common stock in excess of 20% of the number of shares of common stock outstanding
before the issuance of such stock. As of October   , 1994, there were
shares of Arrow Common Stock outstanding and      shares of Anthem Common Stock
outstanding. Assuming no adjustment to the Conversion Ratio, the Merger would result in the issuance by Arrow of
approximately           additional shares of Arrow Common Stock, which would
represent       % of the outstanding shares of Arrow Common Stock. Under the rules of the NYSE, Arrow's shareholders are therefore required to approve the issuance of Arrow Common Stock in connection with the Merger by a majority of votes cast at the Arrow Special Meeting (with each share entitled to one vote), provided that the total vote cast represents over 50% in interest of the outstanding shares of Arrow Common Stock.

     Under the NYBCL and the Arrow Certificate of Incorporation, approval of the amendment to the Arrow Certificate of Incorporation increasing the authorized number of shares of Arrow Common Stock from 60,000,000 shares to 80,000,000 shares requires the affirmative vote of the holders of a majority of the outstanding shares of Arrow Common Stock (with each share entitled to one vote).

     For each vote, abstentions will be counted, but "broker non-votes" will not be so counted, as shares present for purposes of determining a quorum at the Arrow Special Meeting. An "abstention" and a "broker non-vote" do not count as votes cast in connection with the proposal to approve and adopt the Merger Agreement and the terms of the Merger contemplated thereby and thus will have no effect on the outcome of the vote, provided that the total vote cast represents over 50% in interest of all shares of Arrow Common Stock entitled to vote on the proposal. Both an "abstention" and a "broker non-vote" will have the same effect as a vote against the proposal to approve the amendment to the Arrow Certificate of Incorporation.

     As of October   , 1994, Arrow's directors, executive officers and their
affiliates as a group held shares representing approximately       % of the
votes entitled to be cast by the Arrow Common Stock. Each of the directors and executive officers of Arrow has advised Arrow that he intends to vote or direct the vote of all the outstanding shares of Arrow Common Stock over which he has voting control in favor of approval and adoption of the Merger Agreement and in favor of approval of the proposed amendment to the Arrow Certificate of Incorporation.

PROXIES

     Shares of Arrow Common Stock represented by properly executed proxies received by Arrow prior to or at the Arrow Special Meeting, and not revoked, will be voted at the Arrow Special Meeting in accordance with the instructions specified in the proxies. If no instructions are specified in such proxies, shares will be voted FOR approval and adoption of the Merger Agreement and the terms of the Merger and FOR approval of the proposed amendment to the Arrow Certificate of Incorporation.

     If any other matters are properly presented at the Arrow Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Arrow Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or because the conditions to the Merger have not been satisfied or waived), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. In this regard, an adjournment will require the affirmative vote of a majority of the shares present at the session of the Arrow Special Meeting to be adjourned. A proxy granting authority to vote upon such business incidental to the conduct of the Arrow Special Meeting as may properly come before the Arrow Special Meeting will constitute authority to vote in favor of one or more adjournments of the Arrow Special Meeting.

     Any Arrow shareholder who executes and returns a proxy has the power to revoke such proxy at any time before it is voted by filing with the Secretary of Arrow written notice of such revocation or a duly executed proxy bearing a later date, or by attending and voting in person at the Arrow Special Meeting. Attendance at the Arrow Special Meeting will not in and of itself constitute revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Arrow Electronics, Inc., 25 Hub Drive, Melville, New York 11747, Attention: Secretary, or hand delivered to the Secretary of Arrow, at or before the taking of the vote at the Arrow Special Meeting.

                             ANTHEM SPECIAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is provided to the stockholders of Anthem in connection with the Anthem Special Meeting to be held on the date, at the time, in the location, and to consider the matters, set forth below under "ANTHEM SPECIAL MEETING". The Anthem Board is soliciting proxies hereby for use at the Anthem Special Meeting and forms of proxy are being provided with this Joint Proxy Statement/Prospectus. Information about executing or revoking a proxy is provided below under "Proxies."

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy
are first being mailed to the stockholders of Anthem on or about October   ,
1994.

PURPOSE OF MEETING

     At the Anthem Special Meeting, the stockholders of Anthem will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the terms of the Merger contemplated thereby; and (ii) such other business as may properly be brought before the Anthem Special Meeting. A copy of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Exhibit A.

     The Anthem Board unanimously approved the Merger Agreement and the terms of the Merger and recommends that Anthem stockholders vote FOR approval and adoption of the Merger Agreement and the terms of the Merger.

DATE, PLACE AND TIME; RECORD DATE

     The Anthem Special Meeting is scheduled to be held at   a.m., local time,
on           ,   , 1994 at 1160 Ridder Park Drive, San Jose, California 95131,
and at any adjournment or postponement thereof.

     The Anthem Board has fixed the close of business on October   , 1994 as the
Anthem Record Date for the determination of holders of Anthem Common Stock entitled to notice of, and to vote at, the Anthem Special Meeting. As of the
Anthem Record Date, there were           shares of Anthem Common Stock
outstanding and entitled to vote (held by approximately      holders of record).

VOTING RIGHTS

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Anthem Common Stock entitled to vote is necessary to constitute a quorum at the Anthem Special Meeting. Under the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of Anthem Common Stock (with each share entitled to one vote) is required to approve and adopt the Merger Agreement and the terms of the Merger. Abstentions will be counted, but "broker non-votes" will not be so counted, as shares present for purposes of determining a quorum at the Anthem Special Meeting. Both an "abstention" and a "broker non-vote" will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement and the terms of the Merger contemplated thereby.

     As of October   , 1994, Anthem's directors, executive officers and their
affiliates as a group held shares representing approximately       % of the
votes entitled to be cast by the Anthem Common Stock. Each of the directors and executive officers of Anthem has advised Anthem that he intends to vote or direct the vote of all the outstanding shares of Anthem Common Stock over which he has voting control in favor of approval and adoption of the Merger Agreement.

     Certain directors and officers of Anthem, who collectively are the beneficial owners of approximately 4% of the outstanding shares of Anthem Common Stock, have granted to Arrow irrevocable proxies with respect to the vote to approve and adopt the Merger Agreement. Arrow intends to vote such proxies in favor of approval and adoption of the Merger Agreement.

     Upon the occurrence of certain events, Arrow has the right to purchase from Anthem pursuant to the Stock Option Agreement up to 2,451,427 shares of Anthem Common Stock. See "THE STOCK OPTION AGREEMENT."

PROXIES

     Shares of Anthem Common Stock represented by properly executed proxies received by Anthem prior to or at the Anthem Special Meeting, and not revoked, will be voted at the Anthem Special Meeting in accordance with the instructions specified in the proxies. If no instructions are specified in such proxies, shares will be voted FOR approval and adoption of the Merger Agreement and the terms of the Merger.

     If any other matters are properly presented at the Anthem Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Anthem Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or because the conditions to the Merger have not been satisfied or waived), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. In this regard, an adjournment will require the affirmative vote of a majority of the shares present at the session of the Anthem Special Meeting to be adjourned. A proxy granting authority to vote upon such business incidental to the conduct of the Anthem Special Meeting as may properly come before the Anthem Special Meeting will constitute authority to vote in favor of one or more adjournments of the Anthem Special Meeting.

     Any Anthem stockholder who executes and returns a proxy has the power to revoke such proxy at any time before it is voted by filing with the Secretary of Anthem written notice of such revocation or a duly executed proxy bearing a later date, or by attending and voting in person at the Anthem Special Meeting. Attendance at the Anthem Special Meeting will not in and of itself constitute revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Anthem Electronics, Inc., 1160 Ridder Park Drive, San Jose, California 95131, Attention: Secretary, or hand delivered to the Secretary of Anthem, at or before the taking of the vote at the Anthem Special Meeting.

                 ANTHEM STOCKHOLDERS SHOULD NOT SEND ANY STOCK
                      CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

BACKGROUND; RECOMMENDATIONS OF BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

     Background. In the months preceding April 1994, the management and Board of Directors of Anthem reviewed and assessed various strategic alternatives, including possible business combinations and other business relationships with other participants in the distribution industry.

     During a meeting in San Francisco on April 13, 1994 between Stephen P. Kaufman, Arrow's Chairman and Chief Executive Officer, and Robert S. Throop, Anthem's Chairman and Chief Executive Officer, Mr. Kaufman inquired as to the interest of Anthem in exploring a business combination involving Arrow and Anthem. At such meeting, Messrs. Kaufman and Throop concluded that a business combination between Arrow and Anthem might offer significant strategic advantages to both companies, and that they should pursue these discussions.

     On April 27, 1994, Messrs. Kaufman and Throop met again in New York City to continue their discussions of the benefits of a business combination between Arrow and Anthem.

     On May 2, 1994, Mr. Kaufman met in San Francisco with Mr. Throop, Wayne B. Snyder, Anthem's Senior Vice President and Chief Financial Officer, and John J. Powers, III, President of Anthem's Electronics Distribution Business Unit. The discussions at this meeting once again explored generally the possibility of a business combination between Arrow and Anthem.

     On June 13, 1994, Mr. Kaufman and Robert E. Klatell, Arrow's Senior Vice President and Chief Financial Officer, met in San Francisco with Messrs. Throop and Snyder to discuss further a possible business combination between Arrow and Anthem. At this meeting, the parties discussed possible structures for the combination as well as possible price ranges for an acquisition of Anthem.

     On July 11, 1994, Messrs. Kaufman and Klatell again met with Messrs. Throop and Snyder in San Francisco to continue their discussions of possible structures for the combination between Arrow and Anthem and to discuss possible prices at which the transaction could be accomplished.

     On August 5, 1994, Mr. Snyder met with Messrs. Kaufman and Klatell in New York. Once again, the parties discussed various ways in which a business combination between Arrow and Anthem could be structured as well as the various possibilities for the consideration that would be paid by Arrow.

     On August 10, 1994, Messrs. Kaufman and Klatell met with Messrs. Throop and Snyder in Boston. At this meeting, the parties discussed in more detail possible transaction structures and possible prices to be paid for Anthem.

     On August 22, 1994, Mr. Klatell met with Mr. Snyder in New York. At this meeting, the parties again discussed the structure for the transaction and the consideration to be paid for Anthem.

     On August 24, 1994, Messrs. Kaufman and Klatell met with Messrs. Throop and Snyder in San Francisco. At this meeting, the parties determined to commence preparation and negotiation of transaction documents.

     On August 25, 1994 and September 2, 1994, the Anthem Board met with representatives of Brobeck, Phleger & Harrison, counsel to Anthem ("Brobeck Phleger"), and its financial advisor, Lehman Brothers, to consider the preliminary proposals received from Arrow regarding the business combination.

     On September 7, 1994, Messrs. Klatell and Snyder, together with representatives of Winthrop, Stimson, Putnam & Roberts, counsel to Arrow ("Winthrop Stimson"), and Brobeck Phleger, discussed by teleconference draft forms of the Merger Agreement and the Stock Option Agreement and the terms of the transactions contemplated thereby.

     On September 8 and 9, 1994, Messrs. Throop, Powers and Snyder, together with representatives from Lehman Brothers, met with Mr. Klatell and Steven W. Menefee, Vice President of Arrow and President of Arrow/Schweber Electronics Group, together with representatives from Morgan Stanley, in Roslyn, New York, to discuss due diligence issues pertaining to the transaction.

     On September 12 and 13, 1994, Mr. Snyder and representatives of Brobeck Phleger met with Mr. Klatell and representatives of Winthrop Stimson in New York City to further discuss and negotiate the Merger Agreement and the Stock Option Agreement.

     On September 16, 1994, Mr. Snyder and representatives of Brobeck Phleger spoke by teleconference with Mr. Klatell and representatives of Winthrop Stimson to further discuss and negotiate the Merger Agreement and the Stock Option Agreement.

     In the months of April, May, July, August and September, the Anthem Board met and discussed both the progress of discussions with Arrow in connection with the proposed acquisition of Anthem as well as general strategic alternatives.

     In the course of meetings of the Arrow Board in May, July and August, the Arrow Board reviewed the discussions with Anthem and the benefits to Arrow from the proposed acquisition. On September 20, 1994, the Arrow Board reviewed drafts of the Merger Agreement and the Stock Option Agreement and received the oral opinion of Morgan Stanley that the Conversion Ratio is fair, from a financial point of view, to Arrow and the holders of the Arrow Common Stock. Following careful deliberation, the Arrow Board, subject to receipt from Morgan Stanley of written confirmation of its opinion, approved unanimously the Merger Agreement and the Stock Option Agreement and determined unanimously that the Merger is advisable and fair and in the best interests of Arrow and Arrow's shareholders.

     On September 20, 1994, the Anthem Board also reviewed drafts of the Merger Agreement and the Stock Option Agreement and received the oral opinion of Lehman Brothers that, from a financial point of view, the Conversion Ratio to be offered to the stockholders of Anthem in the proposed Merger is fair to such stockholders. Following careful deliberation, the Anthem Board, subject to receipt from Lehman Brothers of written confirmation of its opinion, approved unanimously the Merger Agreement and the Stock Option Agreement and determined unanimously that the Merger is advisable and fair and in the best interests of Anthem and Anthem's stockholders.

     Recommendation of Arrow Board and Reasons for the Merger. On September 20, 1994, the Arrow Board, subject to receipt of Morgan Stanley's written opinion, approved unanimously the Merger Agreement and determined unanimously that the Merger is advisable and fair and in the best interests of Arrow and Arrow's shareholders. Such written opinion was delivered to the Arrow Board on September 21, 1994. Accordingly, the Arrow Board has recommended that the holders of Arrow Common Stock vote FOR approval of the Merger and the Merger Agreement. In reaching its decision to approve the Merger Agreement, the Arrow Board considered that the Merger will bring together under one corporate umbrella two of the nation's most successful distributors, that maintaining Anthem as a separate operating unit, with its distinctive strategy and highly focused marketing approach, will enable Arrow more efficiently to satisfy a broader range of customers and suppliers, and that combining computer systems and certain finance, accounting, and other corporate staff functions will enable Arrow to benefit from the resultant cost savings and economies of scale. The Arrow Board also considered the strengthened balance sheet of Arrow that will result from the Merger, including an increase in shareholders' equity from approximately $562 million to $780 million and an improvement of its debt to equity ratio from .77 to 1 to .55 to 1 (pro forma as of June 30, 1994). Further, the Arrow Board concluded that the transaction would provide Arrow with a broader group of senior management to support the significant growth that Arrow has achieved over the past few years.

     On September 20, 1994, the Arrow Board also approved unanimously the proposed amendment to the Arrow Certificate of Incorporation to increase the number of authorized shares of Arrow Common Stock from 60,000,000 shares to 80,000,000 shares. Although the proposed amendment to the Arrow Certificate of Incorporation is not necessary for the consummation of the Merger and the issuance of the shares of Arrow Common Stock pursuant thereto, the Arrow Board determined that it is advisable and in the best interests of Arrow and Arrow's shareholders to effect such amendment concurrently with the Merger so as to provide for a number of authorized shares of Arrow Common Stock sufficient to allow for issuances of Arrow Common Stock in the ordinary course following the Merger.

     Recommendation of Anthem Board and Reasons for the Merger. On September 20, 1994, the Anthem Board, subject to receipt of Lehman Brothers' written opinion, approved unanimously the Merger Agreement and determined unanimously that the Merger is advisable and fair and in the best interests of Anthem and Anthem's stockholders. Such written opinion was delivered to the Anthem

Board on September 21, 1994. Accordingly, the Anthem Board has recommended that the holders of Anthem Common Stock vote FOR approval of the Merger and the Merger Agreement. In reaching its decision to approve the Merger Agreement, the Anthem Board has identified several potential benefits that the Merger will bring to Anthem.

     - Anthem will more effectively serve its strategic supply partners with a larger global operation.

     - Anthem will gain access to resources that will enable it to compete more effectively in a wider range of more complex, value added services and to more fully exploit the market potential for materials and manufacturing management services.

     - Anthem will compete more effectively through economies of scale.

     - Anthem will improve efficiency through the consolidation of duplicative functions.

     In the course of its deliberations during the August 25, September 2, September 7 and September 20, 1994 Board of Directors meetings, the Anthem Board reviewed with Anthem's management a number of additional factors relevant to the Merger, including the strategic overview and prospects for Anthem, its products and its finances. The Anthem Board also considered, among other matters, (i) information concerning Arrow's and Anthem's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position; (ii) the financial condition, results of operations and businesses of Arrow and Anthem before and after giving effect to the Merger;
(iii) current financial market conditions and historical market prices, volatility and trading information with respect to Arrow Common Stock and Anthem Common Stock; (iv) the consideration to be received by Anthem stockholders in the Merger and the fact that the market value of Arrow Common Stock to be issued in exchange for each share of Anthem Common Stock represented a significant premium over the historical price range of the Anthem Common Stock (the Merger consideration represented a premium of approximately 41% over the closing sales price of $24.625 per share of Anthem Common Stock on September 20, 1994, the last trading day prior to the announcement of the Merger); (v) a comparison of selected recent acquisition and merger transactions in the industry; (vi) the belief that the terms of the Merger Agreement, including the parties' mutual representations, warranties and covenants, are reasonable and the fact that the Merger Agreement did not contain any extraordinary closing conditions on Arrow's obligations; (vii) the ability of Anthem to consider and negotiate other acquisition proposals and to terminate the Merger Agreement for a superior proposal, subject to the payment of a fee to Arrow; (viii) the fact that the Merger is expected to be accounted for as a pooling-of-interests and that no goodwill is expected to be created on the financial statements of Arrow as a result thereof and is intended to be tax-free for federal income tax purposes;
(ix) a financial presentation by Lehman Brothers including the oral opinion of Lehman Brothers rendered at the September 20, 1994 meeting of the Anthem Board that, from a financial point of view, the Conversion Ratio to be offered to the holders of Anthem Common Stock in the proposed Merger is fair to Anthem stockholders; (x) the impact of the Merger upon Anthem's customers and employees; and (xi) reports from management, financial advisors and legal advisors as to the results of their due diligence investigation of Arrow.

     The Anthem Board also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to, (i) the loss of control over the future operations of Anthem following the Merger; and (ii) the risk that the benefits sought to be achieved in the Merger will not be achieved. The Anthem Board discussed with management the prospects for combinations with companies other than Arrow and the possibility that the benefits described above could be achieved through any such combination, as well as the risks and benefits of a strategy in which Anthem would continue to operate independently.

     In view of the wide variety of factors considered by the Anthem Board, the Anthem Board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, the Anthem Board determined unanimously that the Merger Agreement and Merger were in the best interests of Anthem and its stockholders and that Anthem should proceed with the Merger and the Merger Agreement.

OPINIONS OF FINANCIAL ADVISORS

Arrow Financial Advisor.

     Arrow retained Morgan Stanley to act as its financial advisor in connection with the Merger. Morgan Stanley was selected by the Arrow Board to act as Arrow's financial advisor based on Morgan Stanley's qualifications, expertise and reputation, as well as Morgan Stanley's investment banking relationship and familiarity with Arrow.

     On September 20, 1994, Morgan Stanley orally advised the Arrow Board that, based upon and subject to the various considerations to be set forth in a written opinion, the Conversion Ratio is fair from a financial point of view to Arrow and to the holders of Arrow Common Stock on such date. Such advice was confirmed in a written opinion dated as of and delivered on September 21, 1994. No limitations were imposed by the Arrow Board upon Morgan Stanley with respect to the investigations made or procedures followed by it in rendering its opinion.

     THE FULL TEXT OF THE OPINION OF MORGAN STANLEY DATED SEPTEMBER 21, 1994, WHICH SETS FORTH ASSUMPTIONS MADE AND MATTERS CONSIDERED, IS SET FORTH AS EXHIBIT B-1. ARROW SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONVERSION RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF ARROW AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE ARROW SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In rendering its opinion, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information of Anthem;
(ii) analyzed certain internal financial statements and other financial and operating data concerning Anthem prepared by the management of Anthem; (iii) analyzed certain financial projections prepared by the management of Anthem;
(iv) discussed the past and current operations and financial condition and the prospects of Anthem with senior executives of Anthem; (v) analyzed certain publicly available financial statements and other information concerning Arrow;
(vi) analyzed certain internal financial statements and other financial and operating data concerning Arrow prepared by the management of Arrow; (vii) analyzed certain financial projections prepared by the management of Arrow;
(viii) discussed the past and current operations and financial condition and the prospects of Arrow with senior executives of Arrow, and analyzed the pro forma impact of the Merger on Arrow's earnings per share and consolidated capitalization; (ix) reviewed the reported prices and trading activity of the Anthem Common Stock; (x) compared the financial performance of Anthem and the prices and trading activity of the Anthem Common Stock with that of certain other comparable publicly traded companies and their securities; (xi) reviewed the reported prices and trading activity for the Arrow Common Stock; (xii) compared the financial performance of Arrow and the prices and trading activity of the Arrow Common Stock with that of certain other comparable publicly traded companies and their securities; (xiii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (xiv) reviewed and discussed with the senior management of Arrow the strategic rationale for the Merger and the synergies and other benefits of the Merger to Arrow; (xv) participated in discussions and negotiations among representatives of Anthem and Arrow and their financial and legal advisors; and (xvi) reviewed the Merger Agreement dated September 21, 1994 and certain related documents.

     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purpose of rendering its opinion. With regard to the financial forecasts, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of

Anthem and Arrow. Morgan Stanley also relied upon, without independent verification, estimates by the management of Arrow of the cost savings and other synergies arising from the Merger. Morgan Stanley's opinion stated that it is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of such opinion.

     The following is a brief summary of certain financial analyses performed by Morgan Stanley in connection with the preparation of its opinion letter and its presentation to the Arrow Board on September 20, 1994. The valuation methods discussed in the summary are substantially the same as those Morgan Stanley used in connection with its written opinion dated September 21, 1994:

     Comparative Stock Price Performance: As part of its analysis, Morgan Stanley reviewed the stock market performance of Anthem and compared it to Arrow's stock market performance. Morgan Stanley also reviewed the ratios of Anthem's to Arrow's stock prices over various periods ending September 16, 1994 (the Friday trading date preceding the public announcement of the Merger Agreement on September 21, 1994). The ratios of closing stock prices of Anthem and Arrow for selected periods ending September 21, 1994 were: 0.719 for the previous 12 months; 0.646 for the previous 6 months; 0.598 for the previous 2 months; 0.609 for the past 1 month; and 0.607 for September 16, 1994.

     Peer Group Comparison: Morgan Stanley compared certain financial information of Anthem with a group of several publicly traded companies in the electronics distribution industry, including, but not limited to, Arrow, Avnet, Inc., Bell Industries, Inc., Marshall Industries, and Pioneer-Standard Electronics, Inc. Such financial information included, among other things, market valuation, market value as a multiple of earnings, and aggregate value as a multiple of revenue. In particular, such analysis showed that, as of September 16, 1994, based on closing prices for Arrow and Anthem, Anthem traded at 13.3 times forecasted earnings for calendar year 1994 and Arrow traded at 13.0 times forecasted earnings for calendar year 1994 (in each case based on research analysts' estimates). Based on closing prices as of September 16, 1994, Arrow traded at 11.6 times forecasted earnings for calendar year 1995 (based on research analysts' estimates) compared to multiples of 10.5 times for Anthem,
11.9 times for Avnet, Inc., 11.2 times for Bell Industries, Inc., 10.5 times for Marshall Industries, and 10.2 times for Pioneer-Standard Electronics, Inc.

     Contribution Analysis: Morgan Stanley analyzed the pro forma contribution of each of Anthem and Arrow to the combined company if the Merger were to be consummated. Such analysis was based on financial data provided by the managements of Anthem and Arrow. Such analysis showed that, for the six months ended June 30, 1994, Anthem would contribute approximately 15%, 13%, 12% and 16% of the revenues, gross profit, EBIT (earnings before interest and taxes) and net income of the combined company, respectively. For the calendar year 1993, such analysis showed that Anthem would contribute approximately 17%, 10%, 17% and 21% of the revenues, gross profit, EBIT and net income of the combined company, respectively.

     Analysis of Selected Precedent Transactions: Morgan Stanley examined selected precedent transactions involving electronics distribution companies. Such analysis resulted in a mean of 17 times the last twelve months' net income,
0.6 times the last twelve months' revenue and 12 times the last twelve months' EBIT. In addition, Morgan Stanley analyzed other selected precedent transactions in the technology industry. Such analysis resulted in a mean of a 44% premium over the unaffected stock price.

     Pro Forma Analysis of the Merger: Morgan Stanley analyzed certain pro forma effects of the Merger on the earnings and capitalization of the combined company. These analyses were based on certain forecasts provided by Arrow senior management regarding the financial performance of Arrow and Anthem and research analyst estimates regarding the financial performance of Arrow and Anthem. Based on such analysis, Morgan Stanley computed the resulting dilution/pickup to Arrow's earnings per share estimates pursuant to the Merger after taking into account various amounts of potential cost savings and other synergies and other Merger effects that Arrow could achieve if the Merger were consummated and before certain nonrecurring costs.

     The summary of the Morgan Stanley analyses set forth above does not purport to be a complete description of the presentation by Morgan Stanley to the Arrow Board. Morgan Stanley believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, or of the above summary, could create an incomplete view of the process underlying the analyses performed by Morgan Stanley in connection with the preparation of its opinion letter. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Arrow or Anthem. The analyses performed by Morgan Stanley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Arrow retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its various business activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell, securities of Arrow and Anthem. Morgan Stanley and its affiliates have provided financial advisory and financing services to Arrow in the past and have received customary fees in connection with these services.

     Upon Arrow and Anthem reaching a transaction agreement, a fee of $750,000 became payable by Arrow to Morgan Stanley. Morgan Stanley will receive an additional fee of $1,750,000 if the Merger is successfully consummated. Arrow has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley, or any of its affiliates against certain liabilities, including liabilities under federal securities laws, and expenses, related to Morgan Stanley's engagement.

ANTHEM FINANCIAL ADVISOR.

     Anthem has engaged Lehman Brothers to act as its financial advisor in connection with the Merger and to render its opinion as to the fairness, from a financial point of view, to Anthem's stockholders of the Conversion Ratio to be offered in the Merger.

     On September 20, 1994, in connection with the evaluation of the Merger Agreement by the Anthem Board, Lehman Brothers made a presentation to the Anthem Board with respect to the Merger and on September 21, 1994 rendered a written opinion dated September 21, 1994 that, as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such written opinion as described below, the Conversion Ratio is fair, from a financial point of view, to Anthem's stockholders.

     The full text of the written opinion of Lehman Brothers dated September 21, 1994, which sets forth assumptions made, factors considered and limitations on the review undertaken by Lehman Brothers, is set forth in Exhibit B-2 to this Joint Proxy Statement/Prospectus. Anthem stockholders are urged to read such opinion carefully in its entirety.

     No limitations were imposed by Anthem on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that Lehman Brothers was not authorized to solicit any indications of interest from any third party with respect to the purchase of all or a part of Anthem's business. Lehman Brothers was not requested to and did not make any recommendation to the Anthem Board as to the form or amount of consideration to be paid to Anthem stockholders in the Merger, which was determined through arm's-length negotiations between Anthem and Arrow and their advisors. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Anthem, but made its determination as to fairness, from a financial point of view, of the Conversion Ratio on the basis of the financial and comparative analyses referenced below. Lehman Brothers' opinion is directed solely to the Board of Directors of Anthem and does not constitute a recommendation to any Anthem stockholder as to how such stockholder should vote with respect to the Merger at the Anthem Special Meeting. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, Anthem's underlying business decision to proceed with or effect the Merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement; (2) such publicly available information concerning Anthem and Arrow which it believed to be relevant to its inquiry; (3) financial and operating information with respect to the business, operations and prospects of Anthem furnished to it by Anthem; (4) financial and operating information with respect to the business, operations and prospects of Arrow furnished to it by Arrow; (5) a trading history of the Anthem Common Stock and a comparison of that trading history with those of other companies which it deemed relevant; (6) a trading history of the Arrow Common Stock and a comparison of that trading history with those of other companies which it deemed relevant; (7) a comparison of the historical financial results and present financial condition of Anthem with those of other companies which it deemed relevant; (8) a comparison of the historical financial results and present financial condition of Arrow with those of other companies which it deemed relevant; (9) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions which it deemed relevant; (10) the potential pro forma earnings per share ("EPS") impact of the Merger on Anthem's earnings; and (11) the potential pro forma EPS impact of the Merger on Arrow's earnings. In addition, Lehman Brothers had discussions with the managements of Anthem and Arrow concerning their respective businesses, operations, assets, financial conditions and prospects and the potential cost savings and other benefits resulting from a combination of the businesses of Anthem and Arrow and undertook such other studies, analyses and investigations as it deemed appropriate.

     In connection with its review, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion without assuming any responsibility for independent verification of such information and further relied upon the assurances of the management of Anthem that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of Anthem and Arrow, upon advice of Anthem, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Anthem and Arrow, as the case may be, as to the future financial performance of Anthem and Arrow, respectively, and Lehman Brothers relied on such projections in arriving at its opinion. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Anthem or Arrow and did not make nor obtain any evaluations or appraisals of the assets or liabilities of Anthem or Arrow. In addition, Lehman Brothers was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Anthem's business. Upon advice of Anthem and its legal and accounting advisors, Lehman Brothers assumed that the Merger will qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of Anthem. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

     In connection with preparing its presentation to the Anthem Board on September 20, 1994 and its written opinion on September 21, 1994, Lehman Brothers performed a variety of financial and comparative analyses which are summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman

Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Anthem and Arrow. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to necessarily reflect the prices at which businesses actually may be sold.

     Purchase Price and Conversion Ratio Analysis. Based on closing prices for Anthem and Arrow common stock on September 19, 1994 (the last trading day before the date of the presentation made by Lehman Brothers to the Anthem Board) of $24.50 and $39.75 per share, respectively, the Conversion Ratio values Anthem Common Stock at $34.78 per share, which represented a premium of 42.0% over the September 19, 1994 closing price of Anthem Common Stock. At the 0.875 Conversion Ratio, Anthem stockholders would own approximately 21.9% of Arrow on a pro forma fully diluted basis.

     Analysis of Selected Publicly Traded Comparable Companies. Using publicly available information and information provided by the managements of Anthem and Arrow, Lehman Brothers compared selected financial data of Anthem with similar data of selected publicly traded companies engaged in businesses considered by Lehman Brothers to be comparable to those of Anthem. Specifically, Lehman Brothers considered Anthem, Arrow, Avnet, Inc., Bell Industries, Inc., Marshall Industries, Pioneer-Standard Electronics, Inc. and Wyle Laboratories. Lehman Brothers calculated, among other things, total equity value as a multiple of book value, last twelve months ("LTM") EPS, estimated 1994 EPS and estimated 1995 EPS and total equity value plus net debt as a multiple of LTM revenues and earnings before interest and taxes ("EBIT") for each of Anthem, Arrow and such comparable companies. Estimated 1994 and 1995 EPS for all companies except Anthem and Arrow was based on Institutional Brokers Estimate Service ("IBES") median estimates and for Anthem and Arrow was based on IBES estimates and projections provided by the managements of Anthem and Arrow. On the basis of these calculations, Lehman Brothers observed that such multiples for Anthem, based on a $34.78 value of the Conversion Ratio, represented a 24.8% to 48.1% premium to the median P/E ratios, and a 14.3% to 38.5% premium to the median multiples of revenues and EBIT. However, because of the inherent differences between the business, operations and prospects of Anthem, Arrow and the comparable companies, Lehman Brothers believed that an appropriate use of a comparable company analysis in this instance would involve both quantitative analysis and qualitative judgments concerning differences between the financial and operating characteristics of Anthem, Arrow and the comparable companies which would affect the public trading values of Anthem, Arrow and such comparable companies.

     Analysis of Selected Comparable Transactions. Using publicly available information, Lehman Brothers compared selected financial data (including equity value as a multiple of book value and LTM EPS and total equity value plus net debt as a multiple of LTM revenues and EBIT) for Anthem, based on a $34.78 value of the Conversion Ratio, with similar data for selected transactions in the electronics distribution industry. These transactions were announced between August 1986 and June 1994 and included the acquisition of Gates by Arrow, the acquisition of a minority position in Sonepar Electronique International by Marshall Industries, the acquisition of Zentronics by Pioneer-Standard Electronics, the acquisition of the passives distribution business of Richey Electronics by Brajada Cypress Electronics, the acquisition of Multicomponents by Farnell Electronics plc, the acquisition of Vantage Components Inc. by Bell Microproducts Inc., the acquisition of the Franchise and Distribution Division of ComputerLand Corp. by Merisel Inc., the acquisition of Hall-Mark

Electronics by Avnet, the acquisition of Zeus Components Inc. by Arrow, the acquisition of Lex Service PLC's electronics distribution companies in the United Kingdom, France and Germany by Arrow, the acquisition of Lex Service's North American electronics distribution business by Arrow, the acquisition of FHTech Components by Avnet, the acquisition of The Access Group, UK by Avnet, the acquisition of Microamerica by Softsel, the acquisition of three operating units of Ducommun Inc. by Arrow and the acquisition of Lionex Corp. by Anthem.

     Lehman Brothers observed that, based on a $34.78 value, the Conversion Ratio represented a multiple of LTM EPS and revenues above the median of the comparable transactions and a multiple of book value and EBIT somewhat below the median of the comparable transactions. Lehman Brothers observed that a comparison of the multiples of LTM EPS and EBIT and book value for the Merger to the comparable transactions is somewhat misleading due to the fact that many of the comparable transactions involved companies with weak capital structures and/or depressed levels of profitability, resulting in abnormally high multiples. Lehman Brothers observed that the two most comparable transactions were the acquisition of Gates by Arrow and the acquisition of Hall-Mark by Avnet. Lehman Brothers observed that, based on a $34.78 value, the Conversion Ratio represented a multiple of LTM EPS and revenues above those of the Gates acquisition and a multiple of book value and EBIT somewhat below those of the Gates acquisition. Lehman Brothers observed that, based on a $34.78 value, the Conversion Ratio represented a multiple of LTM EPS above that of the Hall-Mark acquisition and a multiple of book value and LTM revenues and EBIT somewhat below those of the Hall-Mark acquisition. Lehman Brothers further observed that the Gates acquisition incorporated a premium of 25.0% to Gates' stock price one day prior to the announcement of the acquisition and that the Hall-Mark acquisition incorporated a premium of 41.5% to Hall-Mark's price one day prior to the announcement of the acquisition. However, because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the business, operations and prospects of Anthem, Arrow and the acquired companies in such transactions, Lehman Brothers believed that an appropriate use of a comparable transaction analysis in this instance also would involve qualitative judgments concerning differences between the characteristics of the Merger and these transactions which would affect the acquisition value of Anthem and the acquired companies in such transactions.

     Contribution Analysis. Lehman Brothers analyzed the contribution of each of Anthem and Arrow to revenues and operating income of the combined entity for 1990 through 1995 based on the projections for Anthem and Arrow provided by the managements of Anthem and Arrow. This analysis did not incorporate any cost savings or synergies associated with the Merger. This analysis indicated that on a revenue basis Anthem and Arrow would have contributed respectively, 29.6% and 70.4% in 1990, 25.3% and 74.7% in 1991, 22.2% and 77.8% in 1992, 18.6% and 81.4%
in 1993 and a projected range of approximately 15.0% to 17.0% and 83.0% to 85.0% in 1994 and 1995 for the combined entity. This analysis indicated that on an operating income basis Anthem and Arrow would have contributed respectively, 54.6% and 45.4% in 1990, 44.2% and 55.8% in 1991, 31.4% and 68.6% in 1992, 16.5%
and 83.5% in 1993 and a projected range of approximately 13.0% to 17.0% and 83.0% to 87.0% in 1994 and 1995 for the combined entity. Lehman Brothers compared the approximately 21.9% pro forma ownership of Anthem stockholders and 78.1% ownership of Arrow shareholders of the combined entity with the revenues and operating income contributions set forth above.

     Discounted Cash Flow Analysis. Lehman Brothers calculated the present value of the future streams of after-tax cash flows that Anthem and Arrow could be expected to produce over a four year period. The analysis utilized financial and operating information relating to the business, operations and prospects of Anthem and Arrow provided by Anthem and Arrow managements and relied on certain assumptions with respect to Anthem's and Arrow's future business and operations. After-tax cash flows were calculated as the unlevered after-tax earnings plus amortization and depreciation less net changes in non-cash working capital and capital expenditures. Lehman Brothers calculated terminal values for Anthem and Arrow in 1998 by applying to projected EBIT a range of multiples of 6x to 8x. Lehman Brothers' determination of the appropriate range of multiples was based on an assessment of current trading multiples of the comparable companies and on Lehman Brothers' general experience in valuations of companies. The cash flow streams and terminal values were then discounted to present values using a range of discount rates of 13%-16%, which were chosen based on several assumptions regarding factors such as inflation rate, interest rates, the inherent business risk in Anthem's and Arrow's businesses as well as the electronics distribution industry as a whole, and the cost of capital of Anthem and Arrow.

     Pro Forma Merger Analysis. Lehman Brothers analyzed the pro forma EPS dilution effects of the Merger to Arrow for 1994 through 1997. This analysis was based on the projections underlying the discounted cash flow analysis for Anthem and Arrow described above and incorporated the estimates of potential cost savings resulting from the Merger provided by the managements of Anthem and Arrow. Lehman Brothers calculated the EPS for the combined company for 1994 (not incorporating the estimated potential cost savings) and 1994, 1995 and 1997 (incorporating the estimated potential cost savings) which indicated that the Merger would be dilutive to Arrow's stand-alone EPS, as estimated by Arrow's management, in 1994 and accretive in 1995, 1996 and 1997.

     Analysis of Historical Stock Price Performance of Anthem. Lehman Brothers reviewed various historical data concerning the history of the trading price of Anthem Common Stock and the relative price performance of Anthem Common Stock and an index of publicly traded electronics distributors. Lehman Brothers also compared Anthem's common stock price based on the Conversion Ratio of $34.78 per share and an implied LTM P/E multiple based thereon of 20.0x to Anthem's common stock price on September 19, 1994 of $24.50 and a LTM P/E multiple of 14.1x and a last five years historical average LTM P/E multiple of 15.3x.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Anthem Board selected Lehman Brothers because of its expertise, reputation and familiarity with Anthem and the electronics distribution industry in general.

     Pursuant to an engagement letter between Anthem and Lehman Brothers, Anthem has agreed to pay Lehman Brothers a fee of $1,200,000 for acting as financial advisor in connection with the Merger, including rendering its opinion. Of such fee, $600,000 is payable upon delivery of the written opinion, with the remainder to become payable upon consummation of the Merger. Anthem also has agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers and to indemnify Lehman Brothers for certain liabilities that may arise out of the rendering of this opinion. Lehman Brothers has performed various investment banking services for Anthem in the past and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers actively trades in the securities of Anthem and Arrow for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Anthem Stock Options. The Anthem Board has granted Anthem Stock Options pursuant to Anthem's Incentive Stock Option Plan and Anthem's Non-Qualified Stock Option Plan (such plans, collectively, the "Anthem Stock Plans"). The Anthem Stock Options will continue in effect in accordance with their terms until the Effective Time.

     At the Effective Time, each outstanding Anthem Stock Option to purchase shares of Anthem Common Stock issued under the Anthem Stock Plans will be assumed by Arrow and thereafter will be deemed to constitute an Arrow Stock Option to acquire, on the same terms and conditions as were applicable under such Anthem Stock Option, such number of shares of Arrow Common Stock as the holder of such Anthem Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Anthem Stock Option in full immediately prior to the Effective Time (whether or not then exercisable), at a price per share equal to (x) the exercise price for the shares of Anthem Common Stock otherwise purchasable pursuant to such Anthem Stock Option divided by (y) the Conversion Ratio.

     However, certain of the Anthem Stock Options to be assumed by Arrow provide for full and immediate vesting in the event the optionee's employment should be terminated involuntarily after an acquisition of Anthem by a merger which does not otherwise trigger the vesting of those options, such as the Merger. For purposes of these special options, an involuntary termination of employment will be deemed to occur in the event of the optionee's dismissal or discharge other than for misconduct or such individual's resignation following (A) a material reduction in responsibilities, (B) a reduction in compensation or (C) a relocation of employment by more than 50 miles.

     The number of option shares subject to such accelerated vesting is as follows for each of the five most highly compensated executive officers of
Anthem: Mr. Throop, 47,040 shares; Mr. Powers, 25,800 shares; Mr. Esto, 15,800 shares; Mr. Dusa, 0 shares; and Mr. Gannaway, 1,500 shares.

     Indemnification and Insurance. From and after the Effective Time, Arrow and the Surviving Corporation shall indemnify the present and former officers and directors of Anthem against certain liabilities arising out of or pertaining to the transactions contemplated by the Merger Agreement. From and after the Effective Time, Arrow and the Surviving Corporation shall also use their best efforts to maintain in effect for two years Anthem's current policies for director's and officer's liability insurance, or policies substantially equivalent to the policies then maintained by Arrow with respect to its directors and officers. As of the Effective Time, Arrow and the Surviving Corporation shall also assume all obligations of Anthem to its officers, directors or employees under any indemnification agreement in effect on September 21, 1994 to which Anthem is a party. See "THE MERGER
AGREEMENT -- Indemnification and Insurance."

     Employment Agreements. Arrow has entered into an employment agreement with Robert S. Throop, Anthem's Chairman and Chief Executive Officer, having a term of seven years and with John J. Powers, III, the President of Anthem's Distribution Business Unit, and Marvin Wenger, Anthem's Senior Vice President of Sales, each having a term of two years (subject to automatic renewal from year to year unless Arrow or the executive elect not to renew), and all of which will become effective upon the consummation of the Merger. Arrow's agreement with Mr. Throop provides for annual base compensation through December 31, 1996 in the amount of $500,000, and for the remaining term of the agreement in the amount of $225,000. Arrow's agreements with Mr. Powers and Mr. Wenger provide for annual base compensation in the amounts of $300,000 and $235,000, respectively. Each of Mr. Throop, Mr. Powers and Mr. Wenger are entitled to participate in Arrow's management incentive program with eligibility for incentive pay up to 200% of the targeted incentive, which for 1995 will be $125,000, $100,000 and $90,000, respectively, each with a guaranteed minimum of 75% of the target. Messrs. Throop, Powers and Wenger are also entitled to receive annual bonuses based upon the achievement of specified goals, and to participate in the other long-term incentive programs of Arrow.

     Election of Arrow Director. Under the Merger Agreement, Arrow has agreed to take such actions as are necessary or appropriate to cause Mr. Throop to be nominated for election to the Arrow Board at its first meeting after the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Set forth below is a discussion of certain federal income tax consequences of the Merger to holders of Anthem Common Stock under the Internal Revenue Code of 1986, as amended (the "Code"). The discussion does not deal with (i) all federal income tax considerations of the Merger; (ii) all of the tax considerations that may be relevant to particular Anthem stockholders, such as stockholders who are dealers in securities, foreign persons, tax-exempt entities or stockholders who received their stock in Anthem in connection with stock option or stock purchase plans or in other compensatory transactions; (iii) the impact of the alternative minimum tax; or (iv) tax consequences to holders of options to purchase stock of Anthem. In addition, the discussion does not address any state, local or foreign tax considerations, nor does it address any federal estate, gift, employment, excise or other non-income tax consideration. The following discussion is based upon provisions of the Code, regulations, administrative rulings and judicial decisions presently in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations. ALL ANTHEM STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

     Subject to the limitations and qualifications described herein and in the tax opinions of Winthrop Stimson and Brobeck Phleger referenced below, the following tax consequences will result:

          (i) the Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code, and Arrow, Anthem and Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by Arrow, Anthem or Sub in the Merger;

          (iii) no gain or loss will be recognized by the stockholders of Anthem upon their receipt of Arrow Common Stock in exchange for their Anthem Common Stock, except that stockholders who receive cash in lieu of fractional interests in Arrow Common Stock will recognize gain or loss equal to the difference between such cash proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their Anthem Common Stock is held as a capital asset at the Effective Time;

          (iv) the tax basis of the shares of Arrow Common Stock (including fractional share interests) received by the stockholders of Anthem will be the same as the tax basis of their Anthem Common Stock exchanged therefor; and

          (v) the holding period of Arrow Common Stock in the hands of Anthem stockholders will include the holding period of their Anthem Common Stock exchanged therefor, provided such Anthem Common Stock is held as a capital asset at the Effective Time.

     Qualification of the Merger as a "reorganization" and the other tax consequences set forth above are based on certain assumptions and qualifications including, among other things, the assumption that the Merger satisfies the "continuity of interest" requirement. In order for this requirement to be met, Anthem stockholders must not, pursuant to a plan or intent existing at or prior to the time of the Merger, dispose of or transfer so much of either (i) their Anthem Common Stock in anticipation of the Merger or (ii) the Arrow Common Stock received in the Merger (collectively, "Planned Dispositions") such that Anthem stockholders as a group would no longer have a meaningful equity interest in the Anthem business being conducted by Arrow after the Merger. Anthem stockholders will generally be regarded as having a meaningful equity interest as long as the Arrow Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a "substantial portion" of the entire consideration received by the Anthem stockholders in the Merger. The law is unclear as to what constitutes a meaningful equity interest or a "substantial portion." The Internal Revenue Service ("IRS") ruling guidelines require that the Arrow Common Stock received in the Merger, after excluding all shares subject to a Planned Disposition, equal at least 50% of the total consideration received in the Merger for the Anthem Common Stock. Such guidelines, however, do not purport to represent the applicable substantive law. If the "continuity of interest" requirement were not satisfied, the Merger would not be treated as a "reorganization."

     No ruling from the IRS has been or will be sought with respect to any of the tax matters discussed herein. As a condition to the consummation of the Merger, Arrow will receive an opinion from Winthrop Stimson, and Anthem will receive an opinion from Brobeck Phleger, to the effect that the tax consequences outlined above will obtain with respect to the Merger. Such tax opinions will be subject to certain assumptions and qualifications and will be based on various representations of Arrow, Sub and Anthem. An opinion of counsel, unlike a ruling, will neither be binding on the IRS nor preclude it from adopting a contrary position.

     A successful IRS challenge to the "reorganization" status of the Merger (as a result of a failure to satisfy the "continuity of interest" requirement or otherwise) would result in an Anthem stockholder recognizing gain or loss with respect to each share of Anthem Common Stock surrendered equal to the difference between the fair market value, as of the Effective Time of the Merger, of the Arrow Common Stock received in exchange therefor and the stockholder's basis in such Anthem Common Stock. In such event, an Anthem stockholder's aggregate basis in the shares of Arrow Common Stock received in the exchange would equal the fair market value of such shares, and the stockholder's holding period for such Arrow Common Stock would not include the period during which the shares of Anthem Common Stock had been held.

     Consummation of the Merger is conditioned upon the opinions described above by Winthrop Stimson to Arrow and by Brobeck Phleger to Anthem not being withdrawn or modified in any material respect prior to the Effective Time.

ACCOUNTING TREATMENT

     The Merger is designed to qualify as a "pooling-of-interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Arrow and Anthem will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of Arrow and Anthem for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation. The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the receipt from Ernst & Young LLP, the independent auditors for Arrow, and from Price Waterhouse LLP, the independent accountants for Anthem, of their respective letters that the Merger will qualify as a "pooling-of-interests." See "THE MERGER AGREEMENT -- Conditions."

REGULATORY FILINGS AND APPROVALS

     The Merger is subject to the requirements of the HSR Act and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. Arrow and Anthem filed the required information and material with the Antitrust Division and FTC on September 22, 1994. The requirements of the HSR Act are satisfied for one year following expiration of the waiting period. If the Merger is not consummated by the end of this one year-period, Arrow and Anthem will be required to refile under the HSR Act. The expiration of the waiting period does not preclude the Antitrust Division or FTC from challenging the Merger on antitrust grounds.

     Neither Arrow nor Anthem is aware of any other regulatory approvals required to consummate the Merger.

RESTRICTIONS ON SALES BY AFFILIATES

     The shares of Arrow Common Stock to be issued in the Merger will have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate (as such term is defined for purposes of Rule 145 under the Securities Act, an "Affiliate") of Anthem. Affiliates may not sell their shares of Arrow Common Stock acquired in connection with the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares; (ii) paragraph (d) of

Rule 145; or (iii) any other applicable exemption under the Securities Act. SEC guidelines indicate further that the "pooling-of-interests" method of accounting will generally not be challenged on the basis of sales by Affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published. Anthem has agreed to use its best efforts to procure written agreements ("Affiliate Agreements") from directors and other Affiliates of Anthem containing appropriate representations and commitments intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a "pooling-of-interests."

LISTING ON STOCK EXCHANGE

     Arrow has agreed to use its best efforts to list the shares of Arrow Common Stock to be issued in the Merger on the NYSE. The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the approval of such listing by the NYSE. See "THE MERGER AGREEMENT -- Conditions".

NO DISSENTERS' RIGHTS

     Holders of Anthem Common Stock are not entitled to dissenters' rights under the DGCL in connection with the Merger.

     Holders of Arrow Common Stock are not entitled to dissenters' rights under the NYBCL in connection with the Merger.

                              THE MERGER AGREEMENT

     Set forth below is a description of certain of the terms and conditions of the Merger Agreement. The descriptions of the terms and conditions of the Merger Agreement set forth in this Joint Proxy Statement/Prospectus are qualified in their entirety by the complete texts thereof set forth in Exhibit A hereto (and the exhibits thereto) and the texts thereof are incorporated by reference herein.

THE MERGER

     At the Effective Time of the Merger, Sub will be merged with and into Anthem, which will be the Surviving Corporation, and Anthem will thereby become a wholly owned subsidiary of Arrow.

     At the Effective Time of the Merger,

          (i) each then outstanding share of Anthem Common Stock (other than shares held in the treasury of Anthem and shares held by Arrow, Sub, or any wholly owned subsidiary of Arrow, which shares will be canceled) will be converted into the right to receive .875 (the "Conversion Ratio") shares of Arrow Common Stock; provided, however, that (i) if the average closing price on the NYSE of one share of Arrow Common Stock over the twenty day trading period ending on (and including) the trading day immediately preceding the two trading days before the closing date for the Merger (the "Arrow Stock Price") is not greater than $41.625 and not less than $37.625, there shall be no adjustment to the Conversion Ratio, (ii) if the Arrow Stock Price is greater than $41.625, the Conversion Ratio shall be adjusted to equal the product of (x) .875 and (y) a fraction the numerator of which is equal to the sum of (1) $41.625 and (2) one-half (1/2) of the difference between the Arrow Stock Price and $41.625 and the denominator of which is the Arrow Stock Price and (iii) if the Arrow Stock Price is less than $37.625, the Conversion Ratio shall be adjusted to equal the product of (x) .875 and (y) a fraction the numerator of which is equal to the sum of (1) the Arrow Stock Price and (2) one-half (1/2) of the difference between $37.625 and the Arrow Stock Price and the denominator of which is the Arrow Stock Price;

          (ii) each then outstanding share of Sub common stock will be converted into one share of common stock of the Surviving Corporation; and

          (iii) each Anthem Stock Option outstanding under the Anthem Stock Plans will be assumed by Arrow and will become exercisable for that number of shares of Arrow Common Stock determined by multiplying the number of shares of Anthem Common Stock subject to the Anthem Stock Option immediately prior to the Merger by the Conversion Ratio; and the exercise price per share payable for the Arrow Common Stock subject to the assumed option will be determined by dividing the exercise price of the Anthem Common Stock in effect under the Anthem Stock Option immediately before the Merger by the Conversion Ratio.

     Notwithstanding the foregoing, no fractional shares of Arrow Common Stock will be issued to the holders of Anthem Common Stock in the Merger and holders of Anthem Common Stock converted as described in paragraph (i) above will be entitled to a cash payment in lieu of fractional shares of Arrow Common Stock as described below under "-- No Fractional Shares."

     A description of the relative rights, privileges and preferences of the Arrow Common Stock to be issued to Anthem stockholders in the Merger is set forth below under "COMPARISON OF RIGHTS OF HOLDERS OF ANTHEM COMMON STOCK AND ARROW COMMON STOCK."

CLOSING; EFFECTIVE TIME

     The closing (the "Closing", and the date of which is the "Closing Date") of the transactions contemplated by the Merger Agreement will take place no later than the third business day following the satisfaction or waiver of the conditions provided by the Merger Agreement, or at such other time as Arrow and Anthem shall mutually agree.

     The Effective Time will occur at such time as a copy of the Certificate of Merger as required under the DGCL is filed by the Secretary of State of Delaware, or at such later time as is provided in the Certificate of Merger. Delivery for such filing will be made as soon as practicable after the Closing.

EXCHANGE OF STOCK CERTIFICATES

     From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Anthem Common Stock (each such Anthem stock certificate is hereinafter referred to as a "Certificate" and collectively as "Certificates") will be entitled to receive in exchange therefor, upon surrender thereof to Chemical Bank (or such other exchange agent selected by Arrow and reasonably acceptable to Anthem) (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Arrow Common Stock into which such holder's shares were converted pursuant to the Merger Agreement and, in respect of any fractional share of Arrow Common Stock to which such holder would otherwise be entitled, a cash payment in accordance with the Merger Agreement as described below under "-- No Fractional Shares."

     No holder of a Certificate will be entitled to receive any dividend or payment for any fractional share from Arrow until surrender of such holder's Certificate for a certificate or certificates representing shares of Arrow Common Stock in accordance with the Merger Agreement. Upon surrender of their Certificates, holders of such Certificates will be paid the amount of any dividends or distributions (without interest) which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Arrow Common Stock represented by the certificate or certificates issued upon such surrender.

     After the Effective Time, each Certificate, until surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of shares of Arrow Common Stock which the holder of such Certificate is entitled to receive pursuant to the Merger and the right to receive any cash payment in lieu of fractional shares of Arrow Common Stock. All shares of Arrow Common Stock issued upon the surrender for exchange of shares of Anthem Common Stock (and cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Arrow Common Stock, subject to the payment of any dividends or distributions which were payable with respect to such shares but were not paid prior to surrender of Certificates.

     If any certificate for shares of Arrow Common Stock is to be issued in a name other than that in which the Certificate for shares surrendered in exchange therefor is registered, it will be a condition of such exchange that the person requesting such exchange provide to the Exchange Agent all documents required to evidence and effect such transfer and to evidence that any transfer or other taxes required by reason of the issuance of certificates in a name other than that of the registered holder of the Certificate surrendered have been paid or are not applicable.

     As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Arrow Common Stock. Stockholders of Anthem should not submit their Certificates for exchange until such letter of transmittal and instructions are received. Upon surrender of Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificates will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Arrow Common Stock into which the shares represented by the Certificates surrendered have been converted pursuant to the Merger Agreement, plus cash in lieu of fractional shares as described below under "-- No Fractional Shares," and the Certificates so surrendered will be canceled. ANTHEM STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     Neither the Exchange Agent nor any party to the Merger Agreement will be liable to any holder of Anthem Common Stock for any shares of Arrow Common Stock, or dividends or distributions thereon, or proceeds from the sale of fractional interests, delivered to a public official pursuant to applicable escheat laws.

NO FRACTIONAL SHARES

     No certificates or scrip for fractional shares of Arrow Common Stock will be issued upon the surrender for exchange of Certificates in the Merger, and such fractional interests will not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Anthem Common Stock who would otherwise have been entitled to a fraction of a share of Arrow Common Stock upon surrender of Certificates for exchange will be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Arrow Stock Price.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties thereto, including representations and warranties of Anthem that, among other things, (i) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and that it has the power and authority to own, lease and operate its assets and to carry on its business as currently being conducted; (ii) it is authorized to enter into the Merger Agreement and, subject to required stockholder approval, to consummate the transactions contem-plated thereby; (iii) the Merger Agreement has been duly executed and delivered by Anthem and (assuming due execution and delivery by Arrow and Sub) constitutes a valid and binding obligation of Anthem enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy; (iv) it has no subsidiaries or, except as disclosed to Arrow, any other interests exceeding a specified value in any person; (v) it does not have any outstanding capital stock or rights to buy capital stock except as disclosed to Arrow, and its capital stock is validly issued, fully paid and non-assessable and free of pre-emptive rights; (vi) except as disclosed to Arrow, the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby will neither violate any debt instrument or certain other contracts or agreements by which it is bound, nor violate Anthem's Certificate of Incorporation, as amended (the "Anthem Certificate of Incorporation") or By-laws, any applicable law or regulation or any judgment or order, except for certain municipal laws and permits where the effect would not have a Material Adverse Effect on Anthem; (vii) except as disclosed to Arrow and except for certain local consents and approvals which, if not obtained, would not have a Material Adverse Effect on Anthem or impair the transactions contemplated by the Merger Agreement, no governmental or third party consents or approvals are required to consummate the transactions contemplated by the Merger Agreement;
(viii) except as disclosed to Arrow, its filings with the SEC, as required, have been made and, as of their respective dates, were materially accurate, and its financial statements contained in such filings were prepared in accordance with generally accepted accounting principles and fairly present its financial position as at the dates thereof; (ix) since June 30, 1994, it has not incurred, nor had at such date, certain undisclosed liabilities; (x) its inventory conforms to certain specifications and satisfies certain other requirements;
(xi) its accounts receivable, as disclosed to Arrow, represent valid claims of Anthem against debtors and satisfy certain other requirements; (xii) its real and personal property (including intellectual property) conforms to certain specifications; (xiii) it has made all requisite tax filings and payments with respect to certain taxes and certain other tax matters; (xiv) it has met its obligations under existing employee benefit plans and has complied with certain provisions of ERISA in all material respects; (xv) it has not, since June 30, 1994, experienced any events, changes or occurrences which have had or are likely to have a Material Adverse Effect on Anthem; (xvi) it has, since June 30, 1994, conducted its business only in the ordinary course and has not taken or experienced certain specified actions or events (including, among other things, the incurrence of certain indebtedness, the creation of certain liens, the acquisition or disposition of certain assets, the redemption or reclassification of its capital stock or the payment of any dividend thereon, the increase of certain compensation and the change of certain tax matters); (xvii) it is not subject to any litigation or other proceedings that could have a Material Adverse Effect on Anthem, except as disclosed in its filings with the SEC, and to its knowledge there are no facts that could form a basis for a proceeding that could have a Material Adverse Effect on Anthem; (xviii) to its knowledge, except as disclosed to Arrow, it has complied with applicable laws, including environmental laws, except where the failure to have complied is not likely to have a Material Adverse Effect on Anthem, is not in default under the Anthem Certificate of Incorporation, By-laws or any contracts or agreements, and has obtained all permits and licenses required for its business; (xix) its insurance conforms to certain specifications; (xx) its dealings with affiliates have been disclosed to Arrow and were entered into on commercially reasonable terms; (xxi) its customers and suppliers have not taken certain actions; (xxii) it has not made certain specified payments; (xxiii) the information provided by Anthem for the Registration Statement and this Joint Proxy Statement/Prospectus does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (xxiv) Lehman Brothers has delivered to Anthem its opinion as to the fairness of the Merger; (xxv) no vote by the holders of Anthem's capital stock is required to approve the Merger other than a vote of a majority of the outstanding shares of Anthem Common Stock; (xxvi) neither it nor its affiliates have taken any actions which would prevent the Merger from being accounted for as a pooling-of-interests; (xxvii) it does not have a certain status as a stockholder of Arrow; and (xxviii) Section 203 of the DGCL is not applicable to the Merger, the Merger Agreement or the Stock Option Agreement.

     The Merger Agreement also includes representations and warranties of Arrow and Sub that, among other things, (i) each of Arrow and Sub is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the power and authority to own, lease and operate its assets and to carry on its business as currently being conducted;
(ii) each of Arrow and Sub is authorized to enter into the Merger Agreement and, subject to required stockholder approval, to consummate the transactions contemplated thereby; (iii) the Merger Agreement has been duly executed and delivered by each of Arrow and Sub and (assuming due execution and delivery by Anthem) constitutes a valid and binding obligation of Arrow and Sub enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy; (iv) Arrow does not have any outstanding capital stock or rights to buy capital stock except as disclosed to Anthem, and the capital stock of Arrow is validly issued, fully paid and non-assessable and free of pre-emptive rights; (v) except as disclosed to Anthem, the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby will neither violate any debt instrument or certain other contracts or agreements by which Arrow or Sub is bound, nor violate their articles or certificates of incorporation or by-laws, any applicable law or regulation or any judgment or order, except for certain municipal laws and permits where the effect would not have a Material Adverse Effect on Arrow; (vi) except as disclosed to Anthem and except for certain local consents and approvals which, if not obtained, would not have a Material Adverse Effect on Arrow or impair the transactions contemplated by the Merger Agreement, no governmental or third party consents or approvals are required to consummate the transactions contemplated by the Merger Agreement; (vii) Arrow's filings with the SEC, as required, have been made and, as of their respective dates, were materially accurate, and its financial statements contained in such filings were prepared in accordance with generally accepted accounting principles and fairly present its financial position as at the dates thereof; (viii) Arrow has not, since June 30, 1994, experienced any events, changes or occurrences which have had or are likely to have a Material Adverse Effect on Arrow; (ix) Arrow is not subject to any litigation or other proceedings that could have a Material Adverse Effect on Arrow, except as disclosed in its filings with the SEC, and to its knowledge there are no facts that could form a basis for a proceeding that could have a Material Adverse Effect on Arrow; (x) Arrow has not made certain specified payments; (xi) the information provided by Arrow for the Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (xii) Morgan Stanley has delivered to Arrow its opinion as to the fairness of the Merger; (xiii) no vote by the holders of Arrow's capital stock is required to approve the Merger other than the vote of a majority of the shares of Arrow Common Stock voted at the Arrow Special Meeting, provided that the total votes cast thereon represent a majority of the outstanding shares of Arrow Common Stock; and (xiv) neither Arrow nor its affiliates have taken any actions which would prevent the Merger from being accounted for as a pooling-of-interests.

COVENANTS

     The Merger Agreement contains various agreements and covenants of the parties thereto, including, among others, covenants of Arrow and Anthem to (i) cooperate with respect to the preparation of the Registration Statement and this Joint Proxy Statement/Prospectus; (ii) cause to be delivered to the other party certain letters of its accountants; (iii) take all reasonable actions necessary to satisfy any legal requirements with respect to the Merger and to obtain any consents or approvals required to consummate the transactions contemplated by the Merger Agreement;

(iv) call the Arrow Special Meeting and the Anthem Special Meeting, respectively, to be held as soon as practicable after the Registration Statement becomes effective and recommend through its Board of Directors, subject to such Board's fiduciary duties, that the Merger Agreement and the Merger contemplated thereby be approved and adopted by its stockholders; (v) cooperate with each other with respect to the investigation by each of the other's interest in the Merger; (vi) maintain the confidentiality of any information obtained from the other; (vii) cooperate with each other as to the form and substance of any press release or public disclosure regarding the Merger; and (viii) use its best efforts to do all things necessary to consummate the transactions contemplated by the Merger Agreement.

     Pursuant to the Merger Agreement, Anthem has agreed that, until the Closing Date, it (except with the written consent of Arrow) will (i) conduct its business in the ordinary and usual course of business and consistent with prior practice; (ii) not take certain specified actions (including, among other things, the incurrence of certain indebtedness, the creation of certain liens, the acquisition or disposition of certain assets, the redemption or reclassification of its capital stock or the payment of any dividend thereon, the increase of certain compensation and the change of certain tax matters);
(iii) not issue any capital stock (with certain exceptions), any rights to acquire any capital stock or any securities convertible or exchangeable for capital stock; (iv) not amend the Anthem Certificate of Incorporation or By-laws; (v) not take or permit any affiliate to take any action which would result in any of Anthem's representations and warranties not to be true or in any of the conditions to the Merger not being satisfied; (vi) preserve intact its business organization, and use its best efforts to keep available the services of its present officers and employees and preserve its business relationships with suppliers, distributors, customers and others; (vii) maintain its insurance policies in effect; (viii) pursue its rights with respect to certain claims and proceedings; and (ix) not take certain actions with respect to its employee benefit plans. Anthem has also agreed pursuant to the Merger Agreement to use its best efforts to cause to be delivered to Arrow prior to the Closing Date certain letters of persons deemed to be affiliates of Anthem under Rule 145 of the Securities Act.

     Arrow has agreed pursuant to the Merger Agreement that, until the Closing Date, except with the written consent of Anthem, it will (i) conduct its business and that of its subsidiaries on a consolidated basis in a manner designed in its reasonable judgment to enhance the long-term value of the Arrow Common Stock and, to the extent consistent therewith, use its best efforts to preserve the goodwill of Arrow's and its subsidiaries' suppliers, customers and others having business relations with Arrow and its subsidiaries; and (ii) not take any action which would result in Arrow's or Sub's representations and warranties in the Merger Agreement not to be true or in any of the conditions to the Merger not being satisfied. Arrow has also agreed pursuant to the Merger Agreement to (i) use its best efforts to cause the shares of Arrow Common Stock to be issued pursuant to the Merger and such other shares to be issued pursuant to the Arrow Stock Options, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date; (ii) enter into employment agreements with certain employees of Anthem; and (iii) cause Robert
S. Throop to be nominated for election to the Arrow Board at the first meeting of the Arrow Board following the Effective Time. See "THE MERGER -- Interests of Certain Persons in the Merger."

NO SOLICITATION OF TRANSACTIONS

     The Merger Agreement provides that Anthem may not solicit, initiate or encourage, and will cause its officers, directors and employees and investment bankers, attorneys, accountants and other agents retained by it not to solicit, initiate or encourage, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to any Takeover Proposal (as defined in "Amendments, Termination and Waivers" below), or agree to or endorse any Takeover Proposal, except that, if Anthem does not breach the foregoing covenant, Anthem may furnish information to an entity to facilitate any Takeover Proposal received and take such other actions, if counsel to Anthem or the Anthem Board advises the Anthem Board that furnishing such information or taking such actions is necessary pursuant to their fiduciary duties, provided that Anthem shall not agree to or endorse any Takeover Proposal unless it terminates the Merger Agreement and pays to Arrow the amounts payable upon such termination as described in "Amendments, Termination and Waivers" below.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that Anthem and Sub will, and from and after the Effective Time, the Surviving Corporation and Arrow will, indemnify, defend and hold harmless each person who was as of the date of the Merger Agreement or has been at any time prior to the date thereof, or who becomes prior to the Effective Time, an officer, director or employee of Anthem or Sub against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of Anthem or Sub, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement, the Stock Option Agreement or the transactions contemplated thereby, in each case to the full extent such corporation is permitted under the DGCL, the Anthem Certificate of Incorporation or By-Laws or any indemnification agreement to which Anthem is a party, in each case as in effect on the date of the Merger Agreement, to indemnify its own directors, officers or employees, as the case may be.

     The Merger Agreement also provides that, from and after the Effective Time, Arrow and the Surviving Corporation will use their best efforts to cause to be maintained in effect for two years for the benefit of Anthem's directors and officers with respect to all matters occurring prior to and including the Effective Time, Anthem's current policies of directors' and officers' liability insurance, provided that Arrow and the Surviving Corporation may substitute therefor policies containing terms and conditions no less advantageous than the policies then maintained by Arrow for its directors and officers so long as no lapse in coverage occurs as a result of such substitution. Arrow and the Surviving Corporation will also, as of the Effective Time, assume all of Anthem's obligations to its directors, officers and employees under any indemnification agreements in effect on the date of the Merger Agreement to which Anthem is a party.

ANTHEM STOCK OPTIONS

     At the Effective Time of the Merger, Arrow will assume the Anthem Stock Options outstanding under the Anthem Stock Plans. No further option grants will be made under the Anthem Stock Plans.

CONDITIONS

     In addition to the approval and adoption of the Merger Agreement and the terms of the Merger by the stockholders of Anthem and the shareholders of Arrow, the obligations of the parties to effect the Merger are subject to the fulfillment or waiver on or prior to the Closing Date of certain conditions specified in the Merger Agreement including, among others, (i) the continuing accuracy on the Closing Date of the representations and warranties of the respective parties contained in the Merger Agreement; (ii) the performance by the respective parties of all obligations under the Merger Agreement required to be performed on or prior to the Closing Date; (iii) the approval for listing on the NYSE of the shares of Arrow Common Stock to be issued in the Merger, subject to official notice of issuance; (iv) the absence of any injunction prohibiting consummation of the Merger; (v) the absence of any governmental investigation, action or proceeding seeking to restrain, prevent or change the Merger or questioning the legality thereof or seeking damages in connection therewith;
(vi) the receipt by Arrow and Anthem, and confirmation at the Effective Time, of letters from their respective accountants with respect to the qualification of the Merger as a pooling-of-interests; (vii) the receipt by the respective parties of certain satisfactory opinions of tax counsel; (viii) the receipt of the non-governmental consents required to permit Arrow and Anthem to consummate the transaction, except where the failure to obtain such consents would not, individually or in the aggregate, have a Material Adverse Effect on Anthem or Arrow and its subsidiaries taken as a whole, as the case may be, or impair the consummation of the transactions contemplated by the Merger Agreement; (ix) the absence of, since the date of the Merger Agreement, any events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the other party; and (x) the absence of any amendment, modification or rescission of the resolutions adopted by the other party's Board of Directors adopted with respect to the Merger Agreement and the transactions contemplated thereby.

     The obligation of each of Arrow and Sub to effect the Merger is subject to additional conditions, including (i) the absence of any action or proceeding (other than those referred to in (v) of the preceding paragraph) seeking to restrain, prevent or change the Merger or questioning the legality thereof or seeking damages in connection therewith; and (ii) the receipt of the Affiliate Agreements.

     The consummation of the Merger is also conditioned upon the receipt of all required governmental authorizations, consents, orders and approvals, including expiration or termination of the relevant waiting period under the HSR Act. Anthem and Arrow filed on September 22, 1994 the requisite notices under the HSR Act. Neither Arrow nor Anthem is aware of any additional regulatory approvals required to consummate the Merger.

AMENDMENTS, TERMINATION AND WAIVERS

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval, (i) by the mutual consent of Arrow and Anthem; (ii) by either Arrow or Anthem if, without fault of the terminating party, the Merger is not consummated on or before February 15, 1995 (or such later date that the parties may agree to in writing); (iii) by Arrow, if Anthem breaches any of its representations, warranties or obligations under the Merger Agreement and such breach is not cured or waived and Anthem fails to provide reasonable assurance that such breach will be cured by the Closing Date;
(iv) by Anthem, if Arrow or Sub breaches any of their respective representations, warranties or obligations under the Merger Agreement and such breach is not cured or waived and Arrow fails to provide reasonable assurance that such breach will be cured by the Closing Date; (v) by either Arrow or Anthem if a Trigger Event (as defined below) or Takeover Proposal occurs and the Anthem Board in connection therewith, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of the Merger Agreement and the transactions contemplated thereby after determining that to cause Anthem to proceed with the transactions contemplated by the Merger Agreement would not be consistent with the Anthem Board's fiduciary duty to the stockholders of Anthem; (vi) by either Arrow or Anthem if (a) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger becomes final and nonappealable or (b) any required approval of the stockholders of Anthem or Arrow is not obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; (vii) by Anthem, in the event (a) of the acquisition, by any person or group of persons (other than persons or groups of persons who (1) acquired shares of Arrow Common Stock pursuant to any merger of Arrow in which Arrow was the surviving corporation or any acquisition by Arrow of all or substantially all of the capital stock or assets of another person or
(2) disclose their beneficial ownership of shares of Arrow Common Stock on
Schedule 13G under the Exchange Act), of beneficial ownership of 30% or more of the outstanding shares of Arrow Common Stock (the terms "person," "group" and "beneficial ownership" having the meanings ascribed thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder), or (b) the Arrow Board accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Arrow Common Stock or of Arrow's consolidated assets; (viii) by Arrow, if the Arrow Stock Price is less than $32.00; or (ix) by Anthem, if the Arrow Stock Price is less than $32.00.

     For purposes of the Merger Agreement, a "Trigger Event" shall occur if any person acquires securities representing 10% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliates would beneficially own securities representing 25% or more, of the voting power of Anthem, and a "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Anthem and made by a person other than Arrow or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Anthem other than the transactions contemplated by the Merger Agreement or the Stock Option Agreement.

     The Merger Agreement may be amended by the parties at any time before or after approval thereof by the stockholders of Anthem or Arrow by written agreement executed by the parties thereto. After any such approval, however, no amendment may be made which by law requires the further approval of such stockholders without such further approval. Any amendment to the Merger Agreement must be authorized by the Boards of Directors of the respective parties. Such directors will exercise their fiduciary duties in determining whether any such amendment is in the best interests of the stockholders and exercise their business judgment in determining whether stockholder approval of such amendment is required or desirable in light of the nature of the amendment.

     The conditions to each of the parties' obligations to consummate the Merger, other than the obtaining of stockholder approval, may be waived by such party. Neither Arrow, Sub nor Anthem presently intends to waive any condition to its obligations to consummate the Merger. However, each of the parties reserves the right to waive any condition in the future. Any determination to waive a condition would depend upon the facts and circumstances existing at the time of such waiver and would be made by such party's Board of Directors, exercising its fiduciary duties to such party and its stockholders. The Merger Agreement does not require that any waiver be approved by the stockholders of Arrow or Anthem, even if such waiver may be deemed by some stockholders to be adverse to their interests. In the event the Merger is approved by Anthem stockholders, Anthem stockholders may not thereafter independently determine not to exchange their shares upon the occurrence of an event some stockholders may deem adverse to their interests, including, without limitation, a material decline in Arrow's earnings or stock price. However, each of Arrow and Anthem has the right to determine not to effect the Merger if there had been, since September 21, 1994, any events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the other party; and each of Arrow and Anthem has the right to terminate the Merger Agreement if the Arrow Stock Price is less than $32.00.

     In the event that (i) either Arrow or Anthem terminates the Merger Agreement following the occurrence of a Trigger Event or a Takeover Proposal and either (1) the Anthem Board's withdrawal or modification of its approval of the Merger Agreement or (2) the failure of Anthem to obtain the requisite stockholder vote to approve the Merger Agreement, or (ii) Arrow terminates the Merger Agreement due to Anthem's failure to perform and comply with all agreements and conditions required to be performed or complied with by Anthem prior to or on the Closing Date or any failure by Anthem's affiliates to take any actions required to be taken pursuant to the Merger Agreement and prior thereto there shall have occurred a Trigger Event or a Takeover Proposal, Anthem will be required to pay to Arrow liquidated damages of $9,000,000 plus reimbursement of out-of-pocket fees and expenses incurred by Arrow in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) up to a maximum amount of $2,500,000.

EXPENSES

     The Merger Agreement provides that, whether or not the Merger is consummated, all expenses (other than the liquidated damages and out-of-pocket fees and expenses described in the section entitled "Amendments, Termination and Waivers" above) incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that expenses incurred in connection with printing of the Registration Statement and this Joint Proxy Statement/Prospectus, as well as the filing fee payable to the SEC in connection therewith, will be shared equally by Arrow and Anthem.

     For a description of the liquidated damages and certain fees and expenses that may become payable by Anthem to Arrow under certain circumstances pursuant to the terms of the Merger Agreement, see "-- Amendments, Termination and Waivers" above.

                           THE STOCK OPTION AGREEMENT

     The following is a brief summary of the terms of the Stock Option Agreement, a copy of which is attached as Exhibit C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Stock Option Agreement.

GENERAL

     Pursuant to the Stock Option Agreement, Arrow has the right (the "Anthem Option"), under certain circumstances, to acquire up to 2,451,427 shares of authorized but unissued shares of Anthem Common Stock (the "Anthem Shares") (constituting approximately 19.9% of the outstanding shares of Anthem Common Stock prior to giving effect to such issuance and approximately 16.6% after giving effect to such issuance) at a price, payable in cash, of $34.67 per share (the "Exercise Price"). Pursuant to the terms of the Stock Option Agreement, the type and number of securities subject to the Anthem Option, and the price per share, shall be adjusted in the event of any change in Anthem Common Stock by reason of certain events, including recapitalizations, combinations, exchange of shares or the like. Furthermore, in the event Anthem enters into certain types of agreements involving the merger of Anthem, or sale of substantially all its assets, such agreements must provide Arrow with consideration for each share of Anthem Common Stock with respect to which the Anthem Option has not been exercised, equal to the amount of consideration a holder of Anthem Common Stock would receive less the Exercise Price. The Stock Option Agreement could have the effect of making an acquisition of Anthem by a third party more costly because of the need to acquire the Anthem Shares in any such transaction.

     The Stock Option Agreement is exercisable by Arrow, in whole or in part, at any time or from time to time after any event occurs which would permit Arrow to terminate the Merger Agreement and recover the liquidated damages and out-of-pocket fees and expenses described in "THE MERGER
AGREEMENT -- Amendments, Termination and Waivers". The Anthem Option will terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to its terms (other than a termination in connection with which Arrow is entitled to the payment of such liquidated damages and out-of-pocket fees and expenses); or (iii) 180 days following any termination of the Merger Agreement in connection with which Arrow is entitled to the payment of such liquidated damages and out-of-pocket fees and expenses (or, if at the expiration of such 180-day period the Anthem Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event later than September 21, 1996). Notwithstanding the foregoing, the Anthem Option may not be exercised if Arrow is in material breach of any of its representations, warranties, covenants or agreements contained in the Stock Option Agreement or in the Merger Agreement.

CERTAIN REPURCHASES

     Under the terms of the Stock Option Agreement, at any time during which the Anthem Option is exercisable (the "Repurchase Period"), Arrow has the right to require Anthem (or any successor entity thereof) to repurchase from Arrow the Anthem Option, and Anthem (or any successor entity thereof) has the right to require Arrow to sell to Anthem (or such successor entity) the Anthem Option, at the price set forth in subparagraph (i) below. Also, at any time prior to September 21, 1996, Arrow has the right to require Anthem (or any successor entity thereof) to repurchase from Arrow, and Anthem (or any successor entity thereof) has the right to require Arrow to sell to Anthem (or such successor entity), the Anthem Shares purchased by Arrow pursuant to the Anthem Option at the price set forth in subparagraph (ii) below:

          (i) The difference between the Market/Tender Offer Price for shares of Anthem Common Stock as of the date the requesting party gives notice of its intent to exercise its rights and the Exercise Price, multiplied by the number of Anthem Shares purchasable pursuant to the Anthem Option, or portion thereof, but only if the Market/Tender Offer Price exceeds the Exercise Price. The "Market/Tender Offer Price" means the higher of (A) the price per share offered as of such date pursuant to any tender or exchange offer or other Takeover Proposal (as defined above in "THE MERGER
     AGREEMENT -- Amendments, Termination and Waivers") which was made prior to such date and not terminated or withdrawn as of such date (the "Tender Price") or (B) the average of the closing prices of shares of Anthem Common Stock on the NYSE for the ten trading days immediately preceding such date (the "Market Price").

          (ii) The Exercise Price paid by Arrow for Anthem Shares acquired pursuant to the Anthem Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of Anthem Shares so purchased. For purposes of this clause (ii), the Tender Offer Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Takeover Proposal during the Repurchase Period.

     Notwithstanding the foregoing, the right of Anthem or any successor thereof to require Arrow to sell the Anthem Option or the Anthem Shares shall not be exercisable unless Anthem shall have consummated the transaction provided by a Takeover Proposal or Anthem's stockholders shall have transferred their shares of Anthem Common Stock pursuant to a tender or exchange offer or other Takeover Proposal.

REGISTRATION RIGHTS

     Subsequent to the termination of the Merger Agreement, Arrow may by written notice ("Registration Notice") request Anthem to register under the Securities Act all or any part of the Restricted Shares (as defined in Section 8 of the Stock Option Agreement). Anthem may, at its option, purchase these shares ("Registrable Shares") at their market price within ten business days after the receipt of the Registration Notice. If Anthem does not elect to exercise its option to purchase the Registrable Shares, it shall use its best efforts to register the unpurchased Registrable Shares; provided, however, (i) Arrow shall not be entitled to more than an aggregate of two effective registration statements and (ii) Anthem will not be required to file any such registration statement for a certain period of time when (A) Anthem is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to Anthem, such information would have to be disclosed if a registration statement were filed at such time; (B) Anthem is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Anthem determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Anthem or any of its affiliates.

                   ARROW SELECTED CONSOLIDATED FINANCIAL DATA

     On August 29, 1994, Arrow completed the acquisition of Gates through the exchange of approximately 3,700,000 shares of newly issued Arrow Common Stock. This acquisition was accounted for as a pooling-of-interests, and accordingly, Arrow's supplemental consolidated financial statements have been restated to include Gates for all periods presented. The summary financial information of Arrow set forth below has been derived from and should be read in conjunction with the audited financial statements and other financial information contained in Arrow's supplemental consolidated financial statements with respect to the three years ended December 31, 1993 and with the unaudited financial statements contained in Arrow's supplemental financial statements with respect to the six months ended June 30, 1994, which appear elsewhere, or which are incorporated by reference, in this Joint Proxy Statement/Prospectus.

                                                                                                    SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                              JUNE 30,
                                --------------------------------------------------------------   -----------------------
                                   1989         1990       1991(A)        1992       1993(B)        1993         1994
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Sales.........................  $1,074,419   $1,134,502   $1,238,529   $1,884,671   $2,897,663   $1,304,408   $1,890,026
Operating income..............      31,360       35,197       39,951(c)   112,471      195,355       91,932      126,518
Equity in earnings of
  affiliated companies........       5,466        6,395        5,657        6,550        1,673          613           --
Interest expense..............      32,319       31,609       31,431       31,873       27,103       14,284       19,866
Earnings before extraordinary
  charges, net of
  income taxes................       4,156        9,752       10,584       54,451       88,547       40,691       55,491
Extraordinary charges, net of
  income taxes................          --           --           --        5,424           --           --           --
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income....................  $    4,156   $    9,752   $   10,584   $   49,027   $   88,547   $   40,691   $   55,491
                                ==========   ==========   ==========   ==========   ==========   ==========   ==========
Per common share
  Earnings (loss) before
    extraordinary charges(d)..  $     (.09)  $      .33   $      .35   $     1.76   $     2.54   $     1.18   $     1.55
  Extraordinary charges.......          --           --           --         (.19)          --           --           --
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss)(d)..........  $     (.09)  $      .33   $      .35   $     1.57   $     2.54   $     1.18   $     1.55
                                ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                                       AT DECEMBER 31,                                 AT JUNE 30,
                                --------------------------------------------------------------   -----------------------
                                   1989         1990         1991         1992         1993         1993         1994
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Accounts receivable and
  inventories.................  $  379,315   $  362,614   $  566,757   $  608,894   $  909,097   $  766,601   $1,108,379
Total assets..................     543,794      530,559      813,395      864,497    1,317,967    1,120,392    1,572,988
Long-term debt, including
  current portion.............     109,331      105,104      243,640      117,517      195,165      167,251      219,976
Subordinated debentures,
  including current portion...     108,326      107,300      105,965      125,000      125,000      125,000      125,000
Total long-term debt and
  subordinated debentures.....     217,657      212,404      349,605      242,517      320,165      292,251      344,976
Shareholders' equity..........     165,699      166,564      243,127      381,531      495,413      446,135      561,685

- ---------------
(a) Reflects the acquisition in September 1991 of the North American electronics distribution businesses of Lex Service PLC (see Note 2 of the Notes to Supplemental Consolidated Financial Statements).

(b) Includes results of Spoerle Electronic, which was accounted for under the equity method prior to January 1993 when Arrow increased its holdings to a majority interest (see Note 2 of the Notes to Supplemental Consolidated Financial Statements).

(c) Includes special charges of $9.8 million reflecting expenses associated with the integration of the business acquired from Lex Service PLC.

(d) After preferred stock dividends of $5.4 million in 1989, $4.9 million in 1990, $4.6 million in 1991, $3.9 million in 1992, $.9 million in 1993, and
     $.6 million for the six months ended June 30, 1993.

ARROW MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS.

     For an understanding of the significant factors that influenced Arrow's performance during the past three years and the six months ended June 30, 1994, the following discussion should be read in conjunction with the supplemental consolidated financial statements and other information appearing elsewhere herein.

     On August 29, 1994, Arrow completed the acquisition of Gates, a leading commercial distributor of microcomputers through the exchange of approximately 3,700,000 shares of Arrow's stock for all the stock of Gates. This merger is accounted for as a pooling-of-interests, and accordingly, the accompanying supplemental consolidated financial statements have been restated to include the operations of Gates for all periods prior to the merger.

     Included in 1994's consolidated results is Silverstar, which was accounted for under the equity method prior to January 1994 when Arrow increased its holdings to a majority interest.

     Included in the 1993 consolidated results is Spoerle Electronic, which had been accounted for under the equity method prior to January 1993 when Arrow acquired an additional 15% share, increasing its holdings to a majority interest. The 1993 consolidated results also include the acquired businesses of Zeus Components, Inc., a distributor of high-reliability electronic components and value-added services, Microprocessor & Memory Distribution Limited, a focused U.K. distributor of high-technology semiconductor products, and Components Agent Limited, one of the largest distributors in Hong Kong. In addition, the 1993 results include Amitron-Arrow S.A. and ATD Electronica S.A., distributors serving the Spanish and Portuguese markets, and CCI Electronique, a distributor serving the French marketplace. On February 28, 1992, Arrow acquired the electronics distribution businesses of Lex Service PLC ("Lex") in the U.K. and France (the "European businesses"), and Spoerle Electronic acquired the electronics distribution business of Lex in Germany. On September 27, 1991, Arrow acquired Lex Electronics Inc. and Almac Electronics Corporation, the North American electronics distribution businesses of Lex (the "North American businesses"), the third largest electronics distribution business in the United States. See Note 2 of the Notes to Supplemental Consolidated Financial Statements for information with respect to the 1993 and 1992 acquisitions and the pro forma effect of these transactions on Arrow's statement of operations.

THREE YEARS ENDED DECEMBER 31, 1993

SALES

     In 1993, consolidated sales of $2.9 billion were 54% ahead of the 1992 sales of $1.9 billion. Excluding Spoerle, sales were $2.5 billion, an advance of 34% over the year-earlier period. This sales growth was principally due to increased activity levels in each of Arrow's distribution groups and, to a lesser extent, acquisitions in North America, Europe, and the Pacific Rim, offset in part by weaker currencies in Europe.

     Consolidated sales of $1.9 billion in 1992 were 52% higher than 1991 sales of $1.2 billion. This increase principally reflects the acquisitions of the North American and European businesses in September 1991 and February 1992, respectively, and increased North American sales.

OPERATING INCOME

     In 1993, Arrow's consolidated operating income increased to $195.4 million, compared with 1992 operating income of $112.5 million. The significant improvement in operating income reflects the impact of increased sales and the consolidation of Spoerle, offset in part by lower gross profit margins primarily reflecting proportionately higher sales of low-margin microprocessors. Excluding Spoerle, operating income was $160.1 million in 1993, and operating expenses as a percentage of sales were 11.4%, the lowest in Arrow's history.

     Arrow's 1992 consolidated operating income increased to $112.5 million, compared with operating income of $40 million in 1991. Operating income in 1991 included the recognition of approximately $9.8 million of costs associated with the integration of the North American businesses. The significant improvement in operating income in 1992 primarily reflected the impact of Arrow's acquisition of the North American businesses, improved gross profit margins reflecting a product mix now more heavily weighted to semiconductor products, and improved North American sales. The rapid and successful integration of the North American businesses resulted in the realization of sizable economies of scale which, when combined with increased sales, enabled Arrow to reduce operating expenses as a percentage of sales from 16% in 1991 to 13.5% in 1992, the then lowest level in Arrow's history. Such economies of scale principally resulted from reductions in personnel performing duplicative functions and the elimination of duplicative administrative facilities, selling and stocking locations, and computer and telecommunications equipment.

INTEREST

     In 1993, interest expense decreased to $27.1 million from $31.9 million in 1992. The decrease principally reflects the full-year effect of the retirement during 1992 of $46 million of Arrow's 13 3/4% subordinated debentures and the refinancing of Arrow's remaining high-yield debt with securities bearing lower interest rates, offset in part by the consolidation of Spoerle and borrowings associated with acquisitions.

     Interest expense of $31.9 million in 1992 increased by $.5 million from the 1991 level, reflecting Arrow's borrowings to finance the cash portion of the purchase price of the North American and European businesses, to pay fees and expenses relating to the acquisitions, to refinance existing credit facilities of Arrow, and to provide Arrow with working capital. Such increased borrowings were partially offset by Arrow's redemption in May of $46 million of its 13 3/4% subordinated debentures with the proceeds from the public offering of 4.7 million shares of common stock and lower effective interest rates.

INCOME TAXES

     In 1993, Arrow's effective tax rate was 40.7% compared with 37.5% in 1992. The higher effective tax rate reflects increased U.S. taxes as a result of higher statutory rates and the consolidation of Spoerle.

     Arrow recorded a provision for taxes at an effective tax rate of 37.5% in 1992 compared with 25.3% in 1991. The higher effective tax rate reflects the depletion of Arrow's remaining $5.8 million U.S. net operating loss carryforwards in 1991.

NET INCOME

     Net income in 1993 was $88.5 million, an advance from $49 million in 1992 (after giving effect to extraordinary charges of $5.4 million reflecting the net unamortized discount and issuance expenses associated with the redemption of high-coupon subordinated debentures and other debt in 1992). The increase in net income is due principally to the increase in operating income and lower interest expense offset in part by higher taxes.

     Arrow recorded net income of $54.5 million in 1992, before extraordinary charges aggregating $5.4 million, compared with net income of $10.6 million in 1991. Including these charges, net income in 1992 was $49 million. Included in 1991's results was a special charge of $9.8 million ($6.5 million after taxes) associated with the integration of the acquired businesses. The improvement in net income was principally the result of the increase in operating income offset in part by the higher provision for income taxes.

     Net income also included Arrow's equity in earnings of affiliated companies of $1.7 million in 1993, and $6.6 million in 1992. The decrease in Arrow's equity in earnings of affiliated companies in 1993 was due to the consolidation of Spoerle.

     In 1993, the earnings of Silverstar, Arrow's Italian affiliate, advanced as a result of significant sales growth offset in part by a weaker lira. The increase in Arrow's equity in earnings of affiliated companies in 1992 was the result of Silverstar's profitability.

LIQUIDITY AND CAPITAL RESOURCES

     Arrow maintains a high level of current assets, primarily accounts receivable and inventories. Consolidated current assets as a percentage of total assets were 74% in 1993 and 72% in 1992.

     Working capital increased in 1993 by $186.7 million, or 46%, compared with 1992, as a result of increased sales, the consolidation of Spoerle, and acquisitions. Working capital increased by $45 million in 1992, as a result of the acquisition of the European businesses and increased sales.

     The net amount of cash provided by operations in 1993 was $22.3 million, the principal element of which was the cash flow resulting from higher net earnings offset by increased working capital needs to support sales growth. The net amount of cash used by Arrow for investing activities in 1993 amounted to $113.2 million, including $87.9 million for various acquisitions and $18.3 million for the acquisition of property, plant and equipment. Cash flows from financing activities were $121.2 million, principally resulting from increased borrowings to finance the 1993 acquisitions in the U.S., Europe, and the Pacific Rim (see Notes 2 and 4 of the Notes to Supplemental Consolidated Financial Statements for additional information regarding these acquisitions).

     In September 1993, Arrow completed the conversion of all of its outstanding series B $19.375 convertible exchangeable preferred stock, into 1,009,086 shares of its common stock. This conversion eliminated Arrow's obligation to pay $1.3 million of annual dividends.

     The net amount of cash provided by operating activities in 1992 was $73.4 million, attributable primarily to the higher net earnings of Arrow. The net amount of cash used by Arrow for investing activities in 1992 amounted to $48 million, including $37.2 million for the acquisition of the European businesses.

     The aggregate cost of Arrow's acquisition of the electronics distribution businesses of Lex in the U.K. and France, and Spoerle's acquisition of the Lex electronics distribution business in Germany, was $52 million, of which $32 million was paid in cash and $20 million was paid in the form of a senior subordinated note due in June 1997. Arrow financed the cash portion of the purchase price through the sale of 66,196 shares of newly-created series B preferred stock and U.K. bank borrowings. In addition, a portion of the proceeds from Arrow's public offering of common stock and the issuance of the 5 3/4% convertible subordinated debentures was used to repay the senior subordinated note. The German business was purchased by Spoerle for cash (see Notes 2, 4, and 6 of the Notes to Supplemental Consolidated Financial Statements for additional information regarding these acquisitions).

     The net amount of cash used for financing activities in 1992 was $23.5 million, principally reflecting the redemption of high-yield subordinated debentures, repayment of long-term debt, and the payment of preferred stock dividends and financing fees, offset by the public offering of 4,703,500 shares of common stock and the 5 3/4% convertible subordinated debentures, the issuance of the senior secured notes, and U.K. bank borrowings.

     In September 1992, Arrow completed the conversion of all of its outstanding depositary shares, each representing one-tenth share of its $19.375 convertible exchangeable preferred stock, into 3,615,056 shares of its common stock. This conversion eliminated Arrow's obligation to pay $4.6 million of annual dividends relating to the depositary shares.

     Early in 1994, Arrow purchased an additional 15% share in Spoerle for approximately $23 million in cash. Arrow financed the acquisition through its U.S. credit agreement and German bank borrowings. Additionally, Arrow increased its holdings in Silverstar to a majority share and acquired the electronic component distribution business of Field Oy, the largest distributor of electronic components in Finland, TH:s Elektronik, a leading distributor in Sweden and Norway, and Exatec A/S, one of the largest distributors in Denmark. Arrow also expanded its role in the Pacific Rim by acquiring Texny (Holdings) Limited, one of Hong Kong's leading distributors.

SIX MONTHS ENDED JUNE 30, 1994 AND 1993

SALES

     Consolidated sales for the first six months of 1994 increased 44.9% compared with the year-earlier period. Excluding Silverstar, sales for the first six months of 1994 were $1.8 billion, an increase of 36.5% over the comparable year-earlier period.

OPERATING INCOME

     Arrow recorded operating income of $127 million in the first six months of 1994, compared with $91.9 million in the year-earlier period. The improvement in operating income over the 1993 period reflects the impact of increased sales, acquisitions, continued economies of scale and expense containment efforts reducing operating expenses as a percentage of sales, and the consolidation of Silverstar. Excluding Silverstar, operating income was $115.7 million in the first six months of 1994 and operating expenses as a percentage of sales decreased from 12.6% in the first six months of 1993 to 11.4%.

INTEREST

     Interest expense of $19.9 million in the first six months of 1994 increased from $14.3 million during the first six months of 1993.

     The increase from the first six months of 1993 reflects the borrowings associated with the consolidation of Silverstar, the acquisition of the incremental 15% of Spoerle in 1994, and the incremental interest associated with businesses acquired subsequent to the second quarter of 1993.

INCOME TAXES

     During the first six months of 1994, Arrow recorded a provision for taxes at an effective tax rate of 39.9% compared with 39.6% in the earlier period.

NET INCOME

     Arrow recorded net income of $56 million in the first six months of 1994 compared with $40.7 million in the first six months of 1993. The increase in net income over the year-earlier period is due to increased sales and lower operating expenses as a percentage of sales offset in part by an increase in interest expense as previously discussed.

LIQUIDITY AND CAPITAL RESOURCES

     Arrow maintains a high level of current assets, primarily accounts receivable and inventories. Consolidated current assets as a percentage of total assets were approximately 74% at June 30, 1994 and 1993.

     The net amount of cash provided by Arrow's operating activities during the first six months of 1994 was $35 million, principally reflecting higher net earnings. The net amount of cash used for investing activities was $79.8 million, including $80.6 million for various acquisitions. The net amount of cash provided by financing activities was $28.9 million, principally reflecting Arrow's U.S. credit agreements and German bank borrowings, offset in part by the distribution to partners and the net repayment of debt.

     The net amount of cash provided by Arrow's operating activities during the first six months of 1993 was $14.6 million, principally reflecting increased earnings offset in part by increased working capital requirements supporting higher sales. The net amount of cash used for investing activities was $70.6 million, including approximately $57.7 million for the acquisition of Zeus, MMD, and an additional 15% interest in Spoerle. The net amount of cash provided by financing activities was $67.8 million, principally reflecting the proceeds from Arrow's U.S. credit agreement, German bank borrowings, and the company's May 1993 common stock offering, offset in part by the payment of financing fees and preferred stock dividends.

     Arrow believes that its working capital, funds available under its credit agreements, and additional funds generated from operations will be sufficient to satisfy its cash requirements at least through 1996.

                  ANTHEM SELECTED CONSOLIDATED FINANCIAL DATA

     The summary financial information of Anthem set forth below has been derived from and should be read in conjunction with the audited financial statements and other financial information contained in Anthem's 1993 Form 10-K and with the unaudited financial statements contained in Anthem's 1994 Second Quarter Form 10-Q, which are incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                                                       SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                           JUNE 30,
                         --------------------------------------------------------    ---------------------
                           1989        1990        1991        1992        1993        1993        1994
                         ---------   ---------   ---------   ---------   --------    ---------   ---------
                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Sales..................  $ 319,020   $ 408,170   $ 419,648   $ 538,362   $663,193    $ 303,084   $ 341,644
Operating income.......     26,729      39,330      39,250      51,228     30,734(a)    19,954      17,762
Net income.............     15,775      23,210      23,305      30,434     18,012       11,845      10,791
Per common share.......       1.39        1.97        1.92        2.48       1.46          .96         .87

                                             AT DECEMBER 31,                              AT JUNE 30,
                         --------------------------------------------------------    ---------------------
                           1989        1990        1991        1992        1993        1993        1994
                         ---------   ---------   ---------   ---------   --------    ---------   ---------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Accounts receivable and
  inventory............  $  95,942   $ 115,947   $ 134,274   $ 172,373   $185,078    $ 186,920   $ 178,733
Total assets...........    118,816     145,930     181,779     215,666    251,185      235,916     263,897
Stockholders' equity...     93,373     120,611     149,166     184,569    206,386      199,561     218,027

- ---------------
(a) Includes a pre-tax restructuring charge of $7.8 million relating to the sale and cessation of Eagle Technology.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma combined financial statements give effect to the Merger of Anthem and Arrow pursuant to the Merger Agreement. These pro forma combined financial statements have been prepared utilizing the supplemental financial statements of Arrow ("Supplemental Arrow") and the historical financial statements of Anthem ("Historical Anthem") and should be read in conjunction with such financial statements and accompanying notes.

     The pro forma combined financial statements do not reflect any sales attrition which may result from the Merger and the previous merger of Arrow and Gates, the cost savings and synergies Arrow expects to achieve from the Merger and the previous merger of Arrow and Gates, and the integration expenses to be incurred in connection with the Merger and the previous merger of Arrow and Gates, which relate to facilities and personnel and, therefore, will be charged to current operations. Accordingly, the pro forma combined financial statements do not purport to be indicative of the results which actually would have been obtained if the Merger and the previous merger of Arrow and Gates had been effected on the date or dates indicated or the results which may be obtained in the future.

     The pro forma combined financial statements are based on the pooling-of-interests method of accounting. The pro forma combined balance sheet assumes a June 30, 1994 merger date. The pro forma combined statement of operations assumes that the Merger had occurred on January 1 for each of the years ended December 31, 1993, 1992 and 1991, and for the six months ended June 30, 1994 and 1993.

                            ARROW ELECTRONICS, INC.
                                      WITH
                            ANTHEM ELECTRONICS, INC.

                        PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1994

                                     ASSETS

                                                                                     PRO FORMA
                                                       SUPPLEMENTAL   HISTORICAL      COMBINED
                                                         ARROW          ANTHEM       COMPANIES
                                                       ----------     ----------     ----------
                                                                    (IN THOUSANDS)
Current assets:
  Cash...............................................  $   45,932      $  39,653     $   85,585
  Accounts receivable, net...........................     556,499         79,993        636,492
  Inventories........................................     551,880         98,740        650,620
  Prepaid expenses and other current assets..........      17,391         16,487         33,878
                                                       ----------     ----------     ----------
          Total current assets.......................   1,171,702        234,873      1,406,575
                                                       ----------     ----------     ----------
Property and equipment:
  Land...............................................       6,030          6,046         12,076
  Buildings and improvements.........................      38,947          7,959         46,906
  Machinery and equipment............................      67,610         13,104         80,714
                                                       ----------     ----------     ----------
                                                          112,587         27,109        139,696
  Less accumulated depreciation......................      46,812          8,820         55,632
                                                       ----------     ----------     ----------
                                                           65,775         18,289         84,064
Investment in net assets of acquired businesses......      44,842         --             44,842
Costs in excess of net assets acquired, less
  amortization.......................................     248,112          6,602        254,714
Other assets.........................................      42,557          4,133         46,690
                                                       ----------     ----------     ----------
                                                       $1,572,988      $ 263,897     $1,836,885
                                                       ==========      =========     ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable...................................  $  313,408     $ 28,292     $  341,700
  Accrued expenses...................................     125,652       17,144        142,796
  Accrued interest...................................       6,353        --             6,353
  Short-term borrowings, including current maturities
     of long-term debt...............................      93,736        --            93,736
                                                       ----------     --------     ----------
          Total current liabilities..................     539,149       45,436        584,585
                                                       ----------     --------     ----------
Long-term debt.......................................     213,804        --           213,804
Deferred income taxes................................      13,077          434         13,511
Other long-term liabilities..........................      36,029        --            36,029
Minority interest....................................      84,244        --            84,244
Subordinated debentures..............................     125,000        --           125,000
Shareholders' equity:
  Common stock.......................................      35,252        1,540         36,792
  Additional paid-in capital.........................     338,585       55,832        394,417
  Retained earnings..................................     192,340      162,142        354,482
  Foreign currency translation adjustment............      (1,596)       --            (1,596)
                                                       ----------     --------     ----------
                                                          564,581      219,514        784,095
  Less: Treasury shares, at cost.....................          13        --                13
        Unamortized employee stock awards............       2,883        --             2,883
        Notes receivable from officers...............      --            1,487          1,487
                                                       ----------     --------     ----------
          Total shareholders' equity.................     561,685      218,027        779,712
                                                       ----------     --------     ----------
                                                       $1,572,988     $263,897     $1,836,885
                                                       ==========     =========    ==========

                            ARROW ELECTRONICS, INC.
                                      WITH
                            ANTHEM ELECTRONICS, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1994

                                                                                       PRO FORMA
                                                       SUPPLEMENTAL     HISTORICAL      COMBINED
                                                          ARROW           ANTHEM       COMPANIES
                                                       ------------     ----------     ----------
                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales................................................   $1,890,026       $341,644      $2,231,670
                                                       ------------     ----------     ----------
Costs and expenses:
  Cost of products sold..............................    1,544,005        288,719       1,832,724
  Selling, general and administrative expenses.......      208,121         33,586         241,707
  Depreciation and amortization......................       11,382          1,577          12,959
                                                       ------------     ----------     ----------
                                                         1,763,508        323,882       2,087,390
                                                       ------------     ----------     ----------
Operating income.....................................      126,518         17,762         144,280
Interest income (expense)............................      (19,866)           876         (18,990)
                                                       ------------     ----------     ----------
Earnings before income taxes and minority interest...      106,652         18,638         125,290
Provision for income taxes...........................       42,819          7,847          50,666
                                                       ------------     ----------     ----------
Earnings before minority interest....................       63,833         10,791          74,624
Minority interest....................................        8,342             --           8,342
                                                       ------------     ----------     ----------
Net income...........................................   $   55,491       $ 10,791      $   66,282
                                                       ===========      =========      ==========
Per common share:
  Primary............................................   $     1.55       $    .87      $     1.42
                                                       ===========      =========      ==========
  Fully diluted......................................   $     1.46       $    .87      $     1.32
                                                       ===========      =========      ==========
Average number of common shares and common share
  equivalents outstanding:
  Primary............................................       35,719         12,397          46,566
                                                       ===========      =========      ==========
  Fully diluted......................................       39,495         12,397          50,342
                                                       ===========      =========      ==========

                            ARROW ELECTRONICS, INC.
                                      WITH
                            ANTHEM ELECTRONICS, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1993

                                                                                       PRO FORMA
                                                       SUPPLEMENTAL     HISTORICAL      COMBINED
                                                          ARROW           ANTHEM       COMPANIES
                                                       ------------     ----------     ----------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales................................................   $1,304,408       $ 303,084     $1,607,492
                                                       ------------     ----------     ----------
Costs and expenses:
  Cost of products sold..............................    1,047,930         246,401      1,294,331
  Selling, general and administrative expenses.......      157,163          35,122        192,285
  Depreciation and amortization......................        7,383           1,607          8,990
                                                       ------------     ----------     ----------
                                                         1,212,476         283,130      1,495,606
                                                       ------------     ----------     ----------
Operating income.....................................       91,932          19,954        111,886
Equity in earnings of affiliated companies...........          613          --                613
Interest income (expense)............................      (14,284)            191        (14,093)
                                                       ------------     ----------     ----------
Earnings before income taxes and minority interest...       78,261          20,145         98,406
Provision for income taxes...........................       31,002           8,300         39,302
                                                       ------------     ----------     ----------
Earnings before minority interest....................       47,259          11,845         59,104
Minority interest....................................        6,568          --              6,568
                                                       ------------     ----------     ----------
Net income...........................................   $   40,691       $  11,845     $   52,536
                                                       ===========       =========     ==========
Net income used in per common share calculation
  (reflecting deduction of preferred stock
  dividends).........................................   $   40,049       $  11,845     $   51,894
                                                       ===========       =========     ==========
Per common share:
  Primary............................................   $     1.18       $     .96     $     1.16
                                                       ===========       =========     ==========
  Fully diluted......................................   $     1.11       $     .96     $     1.10
                                                       ===========       =========     ==========
Average number of common shares and common share
  equivalents outstanding:
  Primary............................................       33,943          12,387         44,782
                                                       ===========       =========     ==========
  Fully diluted......................................       38,771          12,387         49,610
                                                       ===========       =========     ==========

                            ARROW ELECTRONICS, INC.
                                      WITH
                            ANTHEM ELECTRONICS, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1993

                                                                                       PRO FORMA
                                                       SUPPLEMENTAL     HISTORICAL      COMBINED
                                                          ARROW           ANTHEM       COMPANIES
                                                       ------------     ----------     ----------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales................................................   $2,897,663       $ 663,193     $3,560,856
                                                       ------------     ----------     ----------
Costs and expenses:
  Cost of products sold..............................    2,351,450         550,198      2,901,648
  Selling, general and administrative expenses.......      332,551          71,319        403,870
  Depreciation and amortization......................       18,307           3,132         21,439
  Restructuring charge...............................      --                7,810          7,810
                                                       ------------     ----------     ----------
                                                         2,702,308         632,459      3,334,767
                                                       ------------     ----------     ----------
Operating income.....................................      195,355          30,734        226,089
Equity in earnings of affiliated companies...........        1,673          --              1,673
Interest income (expense)............................      (27,103)            530        (26,573)
                                                       ------------     ----------     ----------
Earnings before income taxes and minority interest...      169,925          31,264        201,189
Provision for income taxes...........................       69,157          13,252         82,409
                                                       ------------     ----------     ----------
Earnings before minority interest....................      100,768          18,012        118,780
Minority interest....................................       12,221          --             12,221
                                                       ------------     ----------     ----------
Net income...........................................   $   88,547       $  18,012     $  106,559
                                                       ===========       =========     ==========
Net income used in per common share calculation
  (reflecting deduction of preferred stock
  dividends).........................................   $   87,667       $  18,012     $  105,679
                                                       ===========       =========     ==========
Per common share:
  Primary............................................   $     2.54       $    1.46     $     2.33
                                                       ===========       =========     ==========
  Fully diluted......................................   $     2.38       $    1.46     $     2.22
                                                       ===========       =========     ==========
Average number of common shares and common share
  equivalents outstanding:
  Primary............................................       34,528          12,379         45,360
                                                       ===========       =========     ==========
  Fully diluted......................................       39,076          12,379         49,908
                                                       ===========       =========     ==========

                            ARROW ELECTRONICS, INC.
                                      WITH
                            ANTHEM ELECTRONICS, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1992

                                                                                     PRO FORMA
                                                      SUPPLEMENTAL      HISTORICAL    COMBINED
                                                         ARROW           ANTHEM      COMPANIES
                                                      ------------      --------     ----------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales...............................................   $1,884,671       $538,362     $2,423,033
                                                       -----------      --------     ----------
Costs and expenses:
  Cost of products sold.............................    1,517,721        420,848      1,938,569
  Selling, general and administrative expenses......      241,380         63,428        304,808
  Depreciation and amortization.....................       13,099          2,858         15,957
                                                       -----------      --------     ----------
                                                        1,772,200        487,134      2,259,334
                                                       -----------      --------     ----------
Operating income....................................      112,471         51,228        163,699
Equity in earnings of affiliated companies..........        6,550             --          6,550
Interest income (expense)...........................      (31,873)           266        (31,607)
                                                       -----------      --------     ----------
Earnings before income taxes and extraordinary
  charges...........................................       87,148         51,494        138,642
Provision for income taxes..........................       32,697         21,060         53,757
                                                       -----------      --------     ----------
Earnings before extraordinary charges...............       54,451         30,434         84,885
Extraordinary charges...............................        5,424             --          5,424
                                                       -----------      --------     ----------
Net income..........................................   $   49,027       $ 30,434     $   79,461
                                                       ==========       =========    ==========
Net income used in per common share calculation
  (reflecting deduction of preferred stock
  dividends)........................................   $   45,124       $ 30,434     $   75,558
                                                       ==========       =========    ==========
Per common share:
  Primary:
     Earnings before extraordinary charges..........   $     1.76       $   2.48     $     2.05
     Extraordinary charges..........................         (.19)            --           (.14)
                                                       -----------      --------     ----------
     Net income.....................................   $     1.57       $   2.48     $     1.91
                                                       ==========       =========    ==========
  Fully diluted:
     Earnings before extraordinary charges..........   $     1.69       $   2.48     $     1.96
     Extraordinary charges..........................         (.17)            --           (.12)
                                                       -----------      --------     ----------
     Net income.....................................   $     1.52       $   2.48     $     1.84
                                                       ==========       =========    ==========
Average number of common shares and common share
  equivalents outstanding:
  Primary...........................................       28,824         12,281         39,570
                                                       ==========       =========    ==========
  Fully diluted.....................................       32,660         12,281         43,406
                                                       ==========       =========    ==========

                            ARROW ELECTRONICS, INC.
                                      WITH
                            ANTHEM ELECTRONICS, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1991

                                                                                   PRO FORMA
                                                       SUPPLEMENTAL   HISTORICAL    COMBINED
                                                         ARROW         ANTHEM      COMPANIES
                                                       ----------     --------     ----------
                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales................................................  $1,238,529     $419,648     $1,658,177
                                                       ----------     --------     ----------
Costs and expenses:
  Cost of products sold..............................   1,000,709      324,292      1,325,001
  Selling, general and administrative expenses.......     187,616       53,954        241,570
  Depreciation and amortization......................      10,253        2,152         12,405
                                                       ----------     --------     ----------
                                                        1,198,578      380,398      1,578,976
                                                       ----------     --------     ----------
Operating income.....................................      39,951       39,250         79,201
Equity in earnings of affiliated companies...........       5,657           --          5,657
Interest income (expense)............................     (31,431)         184        (31,247)
                                                       ----------     --------     ----------
Earnings before income taxes.........................      14,177       39,434         53,611
Provision for income taxes...........................       3,593       16,129         19,722
                                                       ----------     --------     ----------
Net income...........................................  $   10,584     $ 23,305     $   33,889
                                                       ==========     =========    ==========
Net income used in per common share calculation
  (reflecting deduction of preferred stock
  dividends).........................................  $    5,988     $ 23,305     $   29,293
                                                       ==========     =========    ==========
Per common share:
  Primary............................................  $      .35     $   1.92     $     1.22
                                                       ==========     =========    ==========
  Fully diluted......................................  $      .35     $   1.92     $     1.22
                                                       ==========     =========    ==========
Average number of common shares and common share
  equivalents outstanding:
  Primary............................................      17,249       12,119         27,853
                                                       ==========     =========    ==========
  Fully diluted......................................      17,249       12,119         27,853
                                                       ==========     =========    ==========

          PROPOSED AMENDMENT OF THE ARROW CERTIFICATE OF INCORPORATION

     Based upon the             shares of common stock of Arrow outstanding as
of October   , 1994, the Arrow Certificate of Incorporation need not be amended to increase the number of authorized shares of Arrow Common Stock as a part of the issuance of the additional shares of Arrow Common Stock in connection with the Merger. However, the Arrow Board believes that additional shares of Arrow Common Stock should be available for issuance by the Arrow Board for other purposes. The reason for the proposed increase in the number of authorized shares of Arrow Common Stock is to make additional shares available for future issuance as share dividends, as restricted stock awards, upon exercise of stock options, for cash, for acquisitions of property or stock of other corporations, and for other purposes, as occasion may arise.

     While Arrow frequently has various acquisitions under consideration, Arrow has not entered into any agreement regarding the issuance of a significant number of additional shares other than under the Merger Agreement and does not have any other present intention to issue any of the additional shares of Arrow Common Stock to be authorized. The Arrow Board believes it is desirable that Arrow have such additional shares available for situations in which their issuance may be suitable without delay which would result from holding a meeting of shareholders to authorize the issuance of additional shares.

     If the proposed amendment is adopted, the additional shares of Arrow Common Stock may be issued by the Arrow Board without further action by the shareholders, except as may be required by law or pursuant to Arrow's listing agreement with the NYSE. No shareholder of Arrow has, or will have, any preemptive rights with respect to the Arrow Common Stock.

     The issuance of additional shares of Arrow Common Stock may adversely affect current shareholders. See "Potential Anti-Takeover Effects of Increase in Authorized Capital Stock," below.

INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

     General.  Arrow is authorized to issue 60,000,000 shares of common stock,
par value $1.00 per share. Of such number,             shares were issued and
outstanding at October   , 1994. An additional             are reserved for
issuance pursuant to existing commitments and             shares are available
under the Restricted Stock Plan for future awards. The proposed amendment to the Arrow Certificate of Incorporation would increase the number of authorized shares of Arrow Common Stock from 60,000,000 to 80,000,000.

     Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Arrow Common Stock is sufficient for the adoption of the proposal to approve the amendment to the Arrow Certificate of Incorporation increasing the number of authorized shares of Arrow Common Stock. Consequently, any shares not voted (whether by abstention or broker non-votes) have the same effect as votes against the proposed amendment to the Arrow Certificate of Incorporation.

POTENTIAL ANTI-TAKEOVER EFFECTS OF INCREASE IN AUTHORIZED CAPITAL STOCK

     The Arrow Board is not aware of any attempts to takeover or effect a change in control of Arrow. As such, the proposed amendment to the Arrow Certificate of Incorporation increasing the authorized number of shares of Arrow Common Stock is not the result of a specific effort by the Arrow Board to thwart any known takeover attempts. Nonetheless, the increase in the authorized shares could be used to impede a takeover attempt since new shares could be issued to dilute the stock ownership of a person attempting to acquire control of Arrow.

     Any provision which discourages the acquisition of Arrow stock by a person seeking control could be beneficial to Arrow's shareholders generally to the extent that it (i) provides for greater stability and continuity of management,
(ii) protects shareholders against unfair or inequitable mergers or tender offers, and (iii) helps discourage or prevent a takeover by an acquiror seeking to obtain control in order to break up and auction off Arrow's component parts or otherwise act in nonbeneficial ways with respect to Arrow or its assets. However, such provisions could also have the effect of discouraging, making costlier or more difficult, or preventing a merger or a tender offer which would be beneficial to Arrow's shareholders. Moreover, the adoption of the proposed amendment to the Arrow Certificate of Incorporation may have the effect of assisting Arrow's management in retaining its position, even if removal would be beneficial to shareholders generally. Consequently, management would be in a better position to resist changes that might benefit shareholders generally, but that might be disadvantageous to management.

     Even without the adoption of the proposed amendment to the Arrow Certificate of Incorporation, the Arrow Board has available to it a number of ways to repel a takeover which it deems to be not in the best interests of Arrow and its shareholders. For example, the existing authorized and unissued shares of Arrow Common Stock are available to the Arrow Board for, among other purposes, issuance to deter future attempts to gain control over Arrow (if such issuance would be consistent with the Arrow Board's fiduciary responsibilities). Moreover, the rights issued pursuant to the Rights Agreement should encourage any potential acquiror to seek to negotiate with the Arrow Board since the exercise of the rights can cause substantial dilution to a person seeking to acquire Arrow. See Note 6 of Notes to Supplemental Consolidated Financial Statements for a description of the Rights Agreement. Also, the Arrow Certificate of Incorporation contains a supermajority voting provision requiring the affirmative vote of 90% of the outstanding shares of Arrow Common Stock to authorize certain mergers, sales of assets, corporate reorganizations and other transactions in the event that any person or entity acquires 30% or more of the outstanding common stock. In addition, the present Arrow Certificate of Incorporation authorizes the issuance of preferred stock with any designation of rights, preferences and in any series as the Arrow Board determines. The Arrow Board could currently use this preferred stock in various antitakeover methods, including: (a) restrictions on dividends on Arrow Common Stock if preferred stock is issued with a preferential (and possibly cumulative) dividend right and dividends on the preferred stock are in arrears; (b) substantial dilution of the voting power of the Arrow Common Stock to the extent that the preferred stock has voting rights or to the extent that any preferred stock is given conversion rights into Arrow Common Stock; and (c) the holders of Arrow Common Stock not being entitled to share in Arrow's assets upon liquidation or dissolution until satisfaction of any liquidation preference granted to the preferred stock, which the Board can set at its discretion. The Arrow Board could also authorize holders of the preferred stock to vote, either separately as a class or with the holders of Arrow Common Stock, on any merger, sale or exchange of assets by Arrow or other extraordinary corporate transaction. Shares of preferred stock could even be privately placed with purchasers who might ally themselves with the Arrow Board in opposing a hostile takeover bid, diluting the stock ownership or voting power of persons seeking to obtain control of Arrow.

     Furthermore, Section 912 of the NYBCL (the "New York Business Combination Law") provides that a New York corporation may not enter into certain business transactions with an interested shareholder for a period of five years following the date such shareholder first became an interested shareholder unless the board of directors has approved such transaction prior to the date such shareholder first became an interested shareholder. Under the statute, business transactions include: (i) mergers and consolidations; (ii) certain sales or other transfers of assets; (iii) the issuance of shares of such corporation;
(iv) liquidation of such corporation; (v) reclassifications of securities; or
(vi) loans, advances, and other financial assistance. Also, under the statute, an interested shareholder is, in general, a person owning 20% or more of the voting stock of a corporation.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                   ANTHEM COMMON STOCK AND ARROW COMMON STOCK

GENERAL

     Arrow is incorporated in the State of New York. Anthem is incorporated in the State of Delaware. The rights of stockholders of Anthem are currently governed by the DGCL and by the Anthem Certificate of Incorporation and By-laws. Stockholders of Anthem who receive Arrow Common Stock pursuant to the Merger will become shareholders of Arrow and their rights as such will be governed by the NYBCL and the Arrow Certificate of Incorporation and By-laws, as amended from time to time in accordance with the NYBCL.

     Certain differences between the rights of Arrow shareholders and Anthem stockholders are summarized below. This summary is qualified in its entirety by reference to the full text of such documents. For information as to how such documents may be obtained, see "AVAILABLE INFORMATION."

BUSINESS COMBINATIONS

     Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter is required to approve mergers, consolidations, and any sales, leases or exchanges of all or substantially all of the assets of a corporation.

     With certain exceptions, the Anthem Certificate of Incorporation requires the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of Anthem Common Stock and Anthem Preferred Stock held by stockholders other than a beneficial owner, together with all affiliates and associates of such beneficial owner of 20% or more of the outstanding voting stock of Anthem for the approval or authorization of any merger or consolidation of Anthem with or into such beneficial holder and for the sale, lease, exchange or other disposition of all or substantially all the assets of Anthem to such beneficial owner. In addition, the Anthem Certificate of Incorporation provides that the affirmative vote of the holders of 66 2/3% of the outstanding Anthem Common Stock is required for the approval of certain business combinations, including the merger or consolidation of Anthem with or into another corporation, unless the Anthem Board has approved a memorandum of understanding with such other corporation prior to the time it became the owner of 5% or more of the outstanding Anthem Common Stock.

     Under the NYBCL, the affirmative vote of the holders of two-thirds of all outstanding shares of stock of a New York corporation entitled to vote thereon is required to approve mergers and consolidations, and for sales, leases, exchanges or other dispositions of all or substantially all the assets of a corporation, if not made in the usual or regular course of the business actually conducted by such corporation.

     In addition, the Arrow Certificate of Incorporation requires the affirmative vote of 90% of the outstanding shares of Arrow Common Stock to authorize certain mergers into, sales of assets to, and other transactions with any person or entity that acquires directly or indirectly 30% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. A 90% vote of such shares is also required to approve corporate reorganizations which materially reduce the percentage of outstanding shares entitled to vote.

APPRAISAL RIGHTS

     Under Section 262 of the DGCL, except as otherwise provided by the DGCL, stockholders who continuously hold their shares through the effective date of a merger or consolidation, who perfect their appraisal rights under Section 262(d) of the DGCL, and who neither vote in favor of the merger or consolidation nor otherwise consent thereto in writing are entitled upon petition to receive payment of the fair value of their stock, as determined by the Delaware Court of Chancery, in the event the merger or consolidation is consummated.

     Under certain Sections of the NYBCL, including Sections 806(b)(6) and 910, shareholders of a New York corporation have the right to dissent and receive payment of the fair value of their shares, except as otherwise provided by the NYBCL, in the event of certain amendments or changes to the certificate of incorporation adversely affecting their shares, certain mergers or consolidations, certain sales, exchanges or other dispositions of all or substantially all of the corporation's assets and certain share exchanges. A shareholder intending to enforce such right must comply with the procedures set forth in Section 623 of the NYBCL.

STATE TAKEOVER LEGISLATION

     Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date such person became an interested stockholder, unless (i) prior to such date, the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation outstanding at the time the transaction commenced, or (iii) on or after such date the business combination is approved by the board of directors of the corporation and by the affirmative vote, not by written consent, of at least 66 2/3% of the voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, consolidations, asset transfers (including any sale, lease, exchange, mortgage, pledge or other disposition of assets) and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who (i) owns 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of a corporation and was the owner of 15% or more of the outstanding voting stock at any time within the past three years.

     On September 20, 1994, prior to the execution of the Merger Agreement, the Anthem Board duly adopted irrevocable resolutions that approved the Merger and provide that, for as long as the Merger Agreement remains in full force and effect, the transactions contemplated by the Merger Agreement are exempt from
Section 203 of the DGCL to the extent that the statute is applicable thereto.

     The NYBCL prohibits any business combination (defined to include a variety of transactions, including mergers, consolidations, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and the receipt of certain benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested shareholder (defined generally as any person who, (i) directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a resident domestic New York corporation or (ii) is an affiliate or associate of such resident domestic corporation and at any time within the past five years was a beneficial owner of 20% or more of such stock) for a period of five years after the date on which the interested shareholder became such. After such five-year period a business combination between a resident domestic New York corporation and such interested shareholder is prohibited unless either certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested shareholder or its affiliates or associates. The NYBCL exempts from its prohibitions any business combination with an interested shareholder if such business combination, or the purchase of stock by the interested shareholder that caused such shareholder to become such, is approved by the board of directors of the resident domestic New York corporation prior to the date on which the interested shareholder becomes such. Provided that at least ten percent of the voting stock of Arrow is owned beneficially by residents of (or organizations having their principal offices in) the State of New York, Arrow is a resident domestic New York corporation. The NYBCL also excludes resident domestic corporations having no class of voting stock registered with the SEC, unless the certificate of incorporation provides otherwise.

     A resident domestic New York corporation may adopt an amendment to its by-laws, approved by the affirmative vote of the holders, other than interested shareholders and their affiliates and associates, of a majority of the outstanding voting stock, excluding the voting stock of interested shareholders and their affiliates and associates, expressly electing not to be governed by the NYBCL. However, such amendment will not be effective until 18 months after such shareholder vote and will not apply to any business combination with an interested shareholder who was such on or prior to the effective date of such amendment. Arrow has not amended the Arrow By-laws to elect not to be governed by the NYBCL.

STOCKHOLDER RIGHTS PLANS

     Anthem does not have a stockholder rights plan.

     In March 1988, Arrow paid a dividend of one Arrow Right on each outstanding share of Arrow Common Stock pursuant to the Rights Agreement. Each Arrow Right entitles the registered holder to purchase from Arrow one one-hundredth of a share of Arrow Participating Preferred Stock for a price of $50, subject to adjustment. Although the Arrow Rights are not intended to prevent a takeover of Arrow at a full and fair price, they may have certain anti-takeover effects. They may deter an attempt to acquire Arrow in a manner which seeks to deprive Arrow's shareholders of the full and fair value of their investment and may deter attempts by significant shareholders to take advantage of Arrow and its shareholders through certain self-dealing transactions. The Arrow Rights may cause substantial dilution to a person or group that acquires or attempts to acquire Arrow without the Arrow Rights being redeemed by the Arrow Board. Accordingly, the Arrow Rights should encourage any potential acquiror to seek to negotiate with the Arrow Board. Unless the approval is first obtained from the Arrow Board, the Arrow Rights may deter transactions, including tender offers, which the majority of shareholders may believe are beneficial to them. Under the Rights Agreement, one Arrow Right will also be issued with each share of Arrow Common Stock issued pursuant to the Merger.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under Section 242 of the DGCL, a charter amendment proposed by the board requires an affirmative vote of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon. Whether or not entitled by the charter, the holders of the outstanding shares of a class are entitled to vote on a charter amendment if the amendment would increase or decrease the aggregate number of authorized shares of such class or adversely affect the powers, preferences or special rights of such class. Under the terms of the Anthem Certificate of Incorporation, certain amendments to the Anthem Certificate of Incorporation require the affirmative vote of at least 66 2/3% of the total voting power of all outstanding shares of voting stock of Anthem.

     Under Section 803 of the NYBCL, amendments of the certificate of incorporation may be authorized by vote of the board, followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. Certain categories of amendments which adversely affect the rights of any holders of shares of a class or series of stock require the affirmative vote of the holders of a majority of all outstanding shares of such class or series, voting separately.

AMENDMENTS TO BY-LAWS

     Under Section 109 of the DGCL, the by-laws of a corporation generally may be amended or repealed by the affirmative vote of the holders of a majority of the shares entitled to vote thereon. As permitted by the DGCL, the Anthem Certificate of Incorporation provides that the Anthem By-laws may be made, altered or repealed by the Anthem Board. Under the terms of the Anthem Certificate of Incorporation and Anthem By-laws, amendment by the stockholders of the Anthem By-laws requires the affirmative vote of at least 66 2/3% of the total voting power of all outstanding shares of voting stock of Anthem.

     Under Section 601 of the NYBCL, except as otherwise provided in the certificate of incorporation, by-laws may be amended, repealed or adopted by the holders of shares entitled to vote in the election of any director. When so provided in the certificate of incorporation or a by-law adopted by the shareholders, by-laws may also be amended, repealed or adopted by the board by such vote as may be therein specified, which may be greater than the vote otherwise prescribed by law, but any by-law adopted by the board may be amended or repealed by the shareholders entitled to vote thereon as provided by the NYBCL.

     The Arrow By-laws may be amended, repealed or adopted by the holders of voting shares or the Arrow Board, except that any amendment changing the number of directors requires a vote of the majority of the entire Arrow Board. Any by-law adopted by the Arrow Board may be amended or repealed by the shareholders in accordance with the NYBCL.

PREEMPTIVE RIGHTS

     Under Section 102(b)(3) of the DGCL, unless the certificate of incorporation provides otherwise, a stockholder is granted no preemptive rights. The Anthem Certificate of Incorporation does not provide for preemptive rights.

     Under Section 622 of the NYBCL, except as otherwise provided in the NYBCL or in the certificate of incorporation, the holders of equity shares are granted certain preemptive rights. The Arrow Certificate of Incorporation provides that no holder of shares of Arrow Common Stock has any preemptive rights to purchase any shares or other securities of Arrow.

DIVIDEND SOURCES

     Section 170 of the DGCL permits the payment of dividends on capital stock, subject to any restrictions contained in the certificate of incorporation, out of a corporation's surplus (the excess of net assets over capital) or, in case there is no surplus, out of net profits for the current and/or preceding fiscal year. If the capital of the corporation is diminished to an amount less than the aggregate amount of capital represented by the outstanding stock having a preference on the distribution of assets, then dividends may not be declared and paid out of such net profits until the deficiency in the amount of capital represented by the shares having a preference on the distribution of assets shall have been repaired. The Anthem Certificate of Incorporation and By-laws do not restrict the sources of payment of dividends on Anthem Common Stock. Section
7.3 of the By-laws allows the directors, in their absolute discretion, to set aside reserves out of any funds available for dividends for any purpose the directors shall think conducive to Anthem's interests. Anthem, however, is a party to certain agreements which currently limit the amount of dividends that can be paid by Anthem.

     Under Section 510 of the NYBCL, except as otherwise provided in the NYBCL, dividends may be declared or paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after such declaration, payment or distribution must at least equal the amount of its stated capital. When any dividend is paid or any other distribution is made from sources other than earned surplus, a written notice must accompany such payment or distribution as provided by the NYBCL. A corporation may declare and pay dividends or make other distributions except when currently the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the corporation's certificate of incorporation. Arrow is a party to certain agreements which currently limit the amount of dividends that can be paid by Arrow.

DURATION OF PROXIES

     Under Section 212 of the DGCL, no proxy is valid for more than three years after its date unless provided otherwise in the proxy.

     Under Section 609 of the NYBCL, no proxy is valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Irrevocable proxies may be created for (i) a pledgee, (ii) a person who has purchased or agreed to purchase the shares, (iii) a creditor of the corporation who extends or continues credit in consideration of the proxy, (iv) a person who has contracted to perform services as an officer of the corporation if the proxy is required by the employment contract and (v) a person designated under a voting agreement.

STOCKHOLDER ACTION

     Under Section 228 of the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at any meeting of stockholders may instead be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action taken is signed by holders of outstanding stock having not less than the minimum number of votes that would be required to authorize such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voting and a prompt notice of the action so taken is provided to those stockholders who have not consented in writing. The Anthem Certificate of Incorporation does not prohibit or otherwise limit action by written consent.

     Under Section 615 of the NYBCL, any action required or permitted to be taken by vote may be taken without a meeting by written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon, provided that the certificate of incorporation may contain a provision requiring the written consent of the holders of less than all outstanding shares. The Arrow Certificate of Incorporation does not contain such a provision.

SPECIAL STOCKHOLDER MEETINGS

     Under Section 211 of the DGCL, a special meeting of stockholders may be called only by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by-laws. The Anthem Certificate of Incorporation and By-laws provide that a special meeting of stockholders may be called, for any purpose or purposes, by the Anthem Board, or a duly designated committee of the Anthem Board whose powers and authority specifically include the power to call such meetings, and such special meetings may not be called by any other person or persons.

     Under Section 602 of the NYBCL, a special meeting of shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by-laws. The Arrow By-laws provide that special meetings of the shareholders may be called at any time by the Chairman of the Board or by the Board of Directors. In addition, Section 603 of the NYBCL provides that if, for a period of one month after the date fixed by or under the by-laws for the annual meeting of shareholders, or if no date has been so fixed, for a period of thirteen months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board shall call a special meeting for the election of directors. If such special meeting is not called by the board within two weeks after the expiration of such period or if it is called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of ten percent of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors.

CUMULATIVE VOTING

     Under Section 214 of the DGCL, the certificate of incorporation may provide for cumulative voting of shares in all elections of directors. The Anthem Certificate of Incorporation does not provide for cumulative voting for the election of directors.

     Under Section 618 of the NYBCL, the certificate of incorporation may provide that in all elections of directors each shareholder is entitled to cumulate such shareholder's votes. The Arrow Certificate of Incorporation does not contain such a provision.

REMOVAL OF DIRECTORS

     Except as otherwise provided in the DGCL, under Section 141(k) of the DGCL, the entire board of directors or any individual director may be removed from office, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

     Section 706 of the NYBCL provides that any or all of the directors may be removed for cause by vote of the shareholders and, if the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders provide, directors may be removed by action of the board of directors. If the certificate of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the shareholders. The removal of directors, with or without cause, is subject to the following: (i) in the case of a corporation having cumulative voting, no director may be removed when the votes cast against such director's removal would be sufficient to elect the director if voted cumulatively and (ii) if a director is elected by the holders of shares of any class or series, such director may be removed only by the applicable vote of the holders of the shares of that class or series voting as a class. An action to procure a judgment removing a director for cause may be brought by the attorney-general or by the holders of ten percent of the outstanding shares, whether or not entitled to vote.

     The Arrow Certificate of Incorporation provides that any or all of the directors may be removed without cause by action of the shareholders.

VACANCIES ON THE BOARD

     As permitted under Section 223 of the DGCL, the Anthem By-laws provide that the Anthem Board may fill any vacancy on the Anthem Board, including vacancies resulting from an increase in the number of directors.

     Under Section 705 of the NYBCL, newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board for any reason except the removal of directors without cause may be filled by vote of the board. However, the certificate of incorporation or by-laws may provide that such newly created directorships or vacancies are to be filled by vote of the shareholders. Unless the certificate of incorporation or the specific provision of a by-law adopted by the shareholders provide that the board may fill vacancies occurring in the board by reason of the removal of directors without cause, such vacancies may be filled only by vote of the shareholders. A director elected to fill a vacancy, unless elected by the shareholders, will hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified.

     The Arrow By-laws provide that any vacancy in the Arrow Board (other than removal without cause) may be filled by a majority vote of the remaining directors.

INDEMNIFICATION OF DIRECTORS

     Section 145 of the DGCL generally provides that a corporation may, and in certain circumstances, must, indemnify any person who is or was threatened with any action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of such corporation for expenses, judgments or settlements actually and reasonably incurred by such person in connection with suits and other legal action or proceedings if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The determination of whether a director, officer, employee or agent has met the applicable standard of conduct is made (i) by a majority vote of a quorum of directors not party to the action, suit or proceeding, or
(ii) by an independent legal counsel in a written opinion if a quorum of disinterested directors is unobtainable or if the disinterested directors so direct or (iii) by the shareholders. In the case of shareholder derivative suits, the corporation may indemnify any person who is or was threatened with any action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action was brought determined upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. The DGCL also permits a corporation to adopt procedures for advancing expenses to directors, officers and others without the need for a case-by-case determination of eligibility, so long as in the case of officers and directors they undertake to repay the amounts advanced if it is ultimately determined that the officer or director was not entitled to be indemnified. The aforementioned provisions relating to indemnification and advancement of expenses are not exclusive and a corporation may provide additional rights to those seeking indemnification or advancement of expenses. The Anthem By-laws provide for indemnification of directors and officers to the fullest extent authorized under the DGCL. The Anthem By-laws also authorize the advancement of expenses relating to actions for which such persons may be indemnified.

     Under Section 722 of the NYBCL, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify any person by reason of the fact that he or she was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws, or, when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of shareholders, (iii) a resolution of directors, or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraphs may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct (i) by the disinterested directors if a quorum is available, or (ii) in the event a quorum of disinterested directors is not available or so directs by either (A) the board upon the written opinion of independent legal counsel, or
(B) by the shareholders.

     The Arrow Certificate of Incorporation provides that Arrow shall indemnify directors, officers and employees of Arrow with respect to proceedings by reason of the fact that he or she was a director, officer or employee of Arrow, except where such officer, director or employee is liable for negligence or misconduct in the performance of his or her duties. The Arrow Certificate of Incorporation also provides that such rights to indemnification are not exclusive.

     The Arrow By-laws provide that Arrow is authorized, by (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with Arrow or at the request of Arrow in any capacity with any other enterprise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Arrow or Anthem pursuant to the foregoing provisions, Arrow and Anthem have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision that would eliminate a director's monetary liability for breaches of his fiduciary duty in a lawsuit by or on behalf of the corporation or in an action by stockholders of the corporation, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Anthem Certificate of Incorporation contains such a provision providing for the limitation of liability of directors for monetary damages to the fullest extent permitted by the DGCL.

     Section 402(b) of the NYBCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit (i) the liability of any director if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith, or involved intentional misconduct or a knowing violation of law, or that the director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that the director's acts violated certain provisions of the NYBCL or (ii) the liability of any director for any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     The Arrow Certificate of Incorporation provides that no director shall be personally liable to Arrow or any of its shareholders for damages for any breach of duty as a director, except for liability resulting from a judgment or other final adjudication adverse to the director (i) for acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of the law,
(ii) for any transaction from which the director derived a financial profit or other advantage to which the director was not legally entitled, or (iii) under
Section 719 of the NYBCL.

                                 LEGAL OPINION

     The validity of the shares of Arrow Common Stock offered to Anthem stockholders by this Joint Proxy Statement/Prospectus will be passed upon for Arrow by Winthrop, Stimson, Putnam & Roberts.

                                    EXPERTS

     The historical consolidated financial statements and related schedules of Arrow Electronics, Inc. at December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993 incorporated by reference from Arrow's Annual Report on Form 10-K in this Joint Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere therein, and are incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The supplemental consolidated financial statements of Arrow at December 31, 1993, and 1992, and for each of the three years in the period ended December 31, 1993 (which give effect to the August 29, 1994 merger of Arrow and Gates, which was accounted for as a pooling-of-interests, such supplemental financial statements which will become the historical financial statements of Arrow once financial statements covering the consummation date of the Gates business combination are issued) included elsewhere in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Anthem incorporated in this Joint Proxy Statement/ Prospectus by reference to Anthem's Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                            SOLICITATION OF PROXIES

     Arrow and Anthem will share equally the expenses in connection with printing this Joint Proxy Statement/Prospectus. The costs of solicitations of proxies from Anthem's stockholders will be borne by Anthem. The costs of solicitations of proxies from Arrow's shareholders will be borne by Arrow. Directors, officers and other employees of Anthem and Arrow may, without additional compensation (except for customary overtime pay, when applicable), solicit proxies by mail, in person or by telecommunication for their respective corporation. Anthem and Arrow will each reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Joint Proxy Statement/Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, the respective beneficial owners of the Anthem Common Stock and the Arrow Common Stock. In addition, Anthem and Arrow have separately retained First Interstate Bank and D.F. King respectively, proxy solicitation firms, to assist in soliciting proxies from the respective beneficial owners of Anthem Common Stock and Arrow Common Stock, held by banks, brokerage houses, and other custodians, nominees and fiduciaries. Anthem and Arrow each anticipate that the cost of such assistance will not exceed $10,000 and $10,500, plus expenses, respectively.

                        PROPOSALS BY ARROW SHAREHOLDERS

     Management of Arrow expects that its 1995 Annual Meeting of Shareholders will be held on or about May 11, 1995. As stated in Arrow's Proxy Statement for its 1994 Annual Meeting, proposals that Arrow shareholders desire to have included in Arrows's proxy materials for its 1995 Annual

Meeting must be received by Arrow on or prior to December 5, 1994. As of the date hereof, Arrow has received no such stockholder proposals.

                        PROPOSALS BY ANTHEM STOCKHOLDERS

     If the Merger is not consummated, management of Anthem expects that its 1995 Annual Meeting of Stockholders will be held in April of 1995. As stated in Anthem's Proxy Statement for its 1994 Annual Meeting, proposals that Anthem stockholders desire to have included in Anthem's proxy materials for its 1995 Annual Meeting must be received by Anthem on or prior to November 10, 1994. As of the date hereof, Anthem has received no such stockholder proposals.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          OF ARROW ELECTRONICS, INC.

                                          --------------------------------------
                                                    Robert E. Klatell
                                                        Secretary

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          OF ANTHEM ELECTRONICS, INC.

                                          --------------------------------------
                                                     Wayne B. Snyder
                                                        Secretary

        INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS OF ARROW

                                                                                       PAGE
                                                                                       ----
Report of Ernst & Young, Independent Auditors........................................   F-2
Supplemental Consolidated Balance Sheet as of December 31, 1993 and 1992.............   F-3
Supplemental Consolidated Statement of Operations for each of the three years in the
  period ended December 31, 1993.....................................................   F-4
Supplemental Consolidated Statement of Cash Flows for each of the three years in the
  period ended December 31, 1993.....................................................   F-5
Supplemental Consolidated Statement of Shareholders' Equity for each of the three
  years in the period ended December 31, 1993........................................   F-6
Notes to Supplemental Consolidated Financial Statements..............................   F-7
Supplemental Consolidated Balance Sheet as of June 30, 1994 (unaudited) and December
  31, 1993...........................................................................  F-20
Supplemental Consolidated Statement of Operations for the six months ended June 30,
  1994 and 1993 (unaudited)..........................................................  F-21
Supplemental Consolidated Statement of Cash Flows for the six months ended June 30,
  1994 and 1993 (unaudited)..........................................................  F-22
Notes to Supplemental Consolidated Financial Statements at June 30, 1994
  (unaudited)........................................................................  F-23

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Arrow Electronics, Inc.

     We have audited the accompanying supplemental consolidated balance sheets of Arrow Electronics, Inc. ("Arrow") as of December 31, 1993 and 1992 and the related supplemental consolidated statements of operations, cash flows, and shareholders' equity for each of the three years in the period ended December 31, 1993. Our audits also included the supplemental consolidated financial statement schedules listed in the Index at Item 21(c). These supplemental consolidated financial statements and schedules are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The supplemental consolidated financial statements give retroactive effect to the acquisition of Gates/FA Distributing Inc. ("Gates") on August 29, 1994 which has been accounted for as a pooling-of-interests. The acquisition is more fully described in the notes to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for as a pooling-of-interests that do not include the date of combination. The Arrow supplemental consolidated financial statements included herein do not extend through the date of consummation, however, they will become the historical consolidated financial statements of Arrow after financial statements covering the consummation date of the Gates transaction are issued.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the supplemental consolidated financial position of Arrow Electronics, Inc. at December 31, 1993 and 1992, the supplemental consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. Also, in our opinion, the related supplemental consolidated financial statement schedules, when considered in relation to the basic supplemental consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

New York, New York
September 23, 1994

                            ARROW ELECTRONICS, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                               DECEMBER 31,
                                                                          -----------------------
                                                                             1993          1992
                                                                          ----------     --------
                                             ASSETS
Current assets:
  Cash and short-term investments.......................................  $   60,730     $  3,400
  Accounts receivable, less allowance for doubtful accounts ($18,597 in
     1993 and $9,666 in 1992)...........................................     411,436      273,225
  Inventories...........................................................     497,661      335,669
  Prepaid expenses and other assets.....................................      11,878        6,572
                                                                          ----------     --------
Total current assets....................................................     981,705      618,866
                                                                          ----------     --------
Property, plant and equipment at cost
  Land..................................................................       6,030        4,898
  Buildings and improvements............................................      35,188       29,425
  Machinery and equipment...............................................      59,636       38,199
                                                                          ----------     --------
                                                                             100,854       72,522
  Less accumulated depreciation and amortization........................      40,900       33,697
                                                                          ----------     --------
                                                                              59,954       38,825
                                                                          ----------     --------
Investments in affiliated companies.....................................      13,371       64,893
Cost in excess of net assets of companies acquired, less accumulated
  amortization ($15,179 in 1993 and $9,792 in 1992).....................     209,515      108,121
Other assets............................................................      53,422       33,792
                                                                          ----------     --------
                                                                          $1,317,967     $864,497
                                                                          ==========     ========
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................................  $  237,241     $155,343
  Accrued expenses......................................................     108,996       59,304
  Accrued interest......................................................       5,421        1,253
  Short-term borrowings, including current maturities of long-term
     debt...............................................................      41,075          713
                                                                          ----------     --------
Total current liabilities...............................................     392,733      216,613
                                                                          ----------     --------
Long-term debt..........................................................     189,859      116,804
Deferred income taxes and other liabilities.............................      43,503       24,549
Subordinated debentures.................................................     125,000      125,000
Minority interest.......................................................      71,459        --
Shareholders' equity:
  Preferred stock, par value $1:
     Authorized -- 2,000,000 shares
     Issued -- 66,196 shares in 1992, $19.375 convertible exchangeable
      preferred stock...................................................      --               66
  Common stock, par value $1:
     Authorized -- 60,000,000 shares
     Issued -- 35,038,946 shares in 1993 and 32,956,227 shares in
      1992..............................................................      35,039       32,956
  Capital in excess of par value........................................     332,700      306,989
  Retained earnings.....................................................     136,849       49,182
  Foreign currency translation adjustment...............................      (7,492)      (6,518)
                                                                          ----------     --------
                                                                             497,096      382,675
  Less: Treasury shares (10,872 in 1993 and 14,222 in 1992) at cost.....          12           19
         Unamortized employee stock awards..............................       1,671        1,125
                                                                          ----------     --------
Total shareholders' equity..............................................     495,413      381,531
                                                                          ----------     --------
                                                                          $1,317,967     $864,497
                                                                          ==========     =========

                            See accompanying notes.

                            ARROW ELECTRONICS, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                             YEARS ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                        1993           1992           1991
                                                     ----------     ----------     ----------
Sales..............................................  $2,897,663     $1,884,671     $1,238,529
                                                     ----------     ----------     ----------
Costs and expenses:
  Cost of products sold............................   2,351,450      1,517,721      1,000,709
  Selling, general and administrative expenses.....     332,551        241,380        187,616
  Depreciation and amortization....................      18,307         13,099         10,253
                                                     ----------     ----------     ----------
                                                      2,702,308      1,772,200      1,198,578
                                                     ----------     ----------     ----------
Operating income...................................     195,355        112,471         39,951
Equity in earnings of affiliated companies.........       1,673          6,550          5,657
Interest expense...................................      27,103         31,873         31,431
                                                     ----------     ----------     ----------
Earnings before income taxes, minority interest and
  extraordinary charges............................     169,925         87,148         14,177
Provision for income taxes.........................      69,157         32,697          3,593
                                                     ----------     ----------     ----------
Earnings before minority interest and extraordinary
  charges..........................................     100,768         54,451         10,584
Minority interest..................................      12,221             --             --
Extraordinary charges..............................          --          5,424             --
                                                     ----------     ----------     ----------
Net income.........................................  $   88,547     $   49,027     $   10,584
                                                     ==========     ==========     ==========
Net income used in per common share
  calculation (reflecting deduction of
  preferred stock dividends).......................  $   87,667     $   45,124     $    5,988
                                                     ==========     ==========     ==========
Per common share:
  Primary:
     Earnings before extraordinary charges.........  $     2.54     $     1.76     $      .35
     Extraordinary charges.........................          --           (.19)            --
                                                     ----------     ----------     ----------
     Net income....................................  $     2.54     $     1.57     $      .35
                                                     ==========     ==========     ==========
  Fully diluted:
     Earnings before extraordinary charges.........  $     2.38     $     1.69     $      .35
     Extraordinary charges.........................          --           (.17)            --
                                                     ----------     ----------     ----------
     Net income....................................  $     2.38     $     1.52     $      .35
                                                     ==========     ==========     ==========
Average number of common shares and common share
  equivalents outstanding:
     Primary.......................................      34,528         28,824         17,249
                                                     ==========     ==========     ==========
     Fully diluted.................................      39,076         32,660         17,249
                                                     ==========     ==========     ==========

                            See accompanying notes.

                            ARROW ELECTRONICS, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                       YEARS ENDED DECEMBER 31,
                                                                 -------------------------------------
                                                                   1993          1992          1991
                                                                 ---------     ---------     ---------
Cash flows from operating activities:
  Net income...................................................  $  88,547     $  49,027     $  10,584
  Adjustments to reconcile net income to net cash provided by
    (used for) operations:
      Minority interest in earnings............................     12,221        --            --
      Extraordinary charges....................................     --             5,424        --
      Special integration charge...............................     --            --             9,850
      Depreciation and amortization............................     20,739        15,519        13,516
      Equity in undistributed earnings of affiliated
         companies.............................................     (1,673)        2,551            14
      Deferred taxes...........................................      4,193        13,700         1,305
      Prepaid income taxes.....................................     --            --            (3,974)
      Change in assets and liabilities, net of effects of
         acquired businesses:
           Accounts receivable.................................    (72,304)       (5,544)      (11,294)
           Inventories.........................................    (78,854)       (2,928)       (8,342)
           Prepaid expenses and other assets...................        613            81          (267)
           Accounts payable....................................     41,753        18,969        10,539
           Accrued expenses....................................     (1,707)      (14,959)      (10,515)
           Accrued interest....................................      4,036        (4,594)          174
           Other...............................................      4,755        (3,812)       (1,533)
                                                                 ---------     ---------     ---------
  Net cash provided by operating activities....................     22,319        73,434        10,057
                                                                 ---------     ---------     ---------
Cash flows from investing activities:
  Acquisition of property, plant and equipment, net............    (18,324)       (5,663)       (4,177)
  Cash consideration paid for acquired businesses..............    (87,875)      (37,183)     (111,706)
  Investment in and loans to affiliate.........................     (7,000)       (9,949)       --
  Proceeds from sale of property...............................     --             4,757        --
                                                                 ---------     ---------     ---------
  Net cash used for investing activities.......................   (113,199)      (48,038)     (115,883)
                                                                 ---------     ---------     ---------
Cash flows from financing activities:
  Change in short-term borrowings..............................     16,860        (1,520)         (201)
  Proceeds from long-term debt.................................     81,551        77,051       189,182
  Proceeds from common stock offering..........................     17,705        74,258        --
  Proceeds from issuance of subordinated debentures............     --           125,000        --
  Proceeds from preferred stock offering.......................     --            15,721        --
  Proceeds from exercise of stock options......................      4,659         6,686         1,069
  Proceeds from minority partners..............................      2,993        --            --
  Repayment of long-term debt and subordinated debentures......       (694)     (311,656)      (72,121)
  Dividends paid...............................................       (880)       (4,609)       (4,596)
  Financing fees paid..........................................     (1,041)       (4,467)       (6,859)
                                                                 ---------     ---------     ---------
  Net cash provided by (used for) financing activities.........    121,153       (23,536)      106,474
                                                                 ---------     ---------     ---------
Net increase in cash and short-term investments................     30,273         1,860           648
Cash and short-term investments at beginning of year...........      3,400         1,540           892
Cash and short-term investments from affiliate at beginning of
  year.........................................................     27,057        --            --
                                                                 ---------     ---------     ---------
Cash and short-term investments at end of year.................  $  60,730     $   3,400     $   1,540
                                                                 =========     =========     =========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Income taxes...............................................  $  48,143     $  10,175     $   4,688
    Interest...................................................     22,094        33,315        29,129

                            See accompanying notes.

                             ARROW ELECTRONICS,INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                             PREFERRED    COMMON      CAPITAL                    FOREIGN                  UNAMORTIZED
                               STOCK       STOCK     IN EXCESS    RETAINED      CURRENCY                   EMPLOYEE
                              AT PAR      AT PAR      OF PAR      EARNINGS     TRANSLATION    TREASURY       STOCK
                               VALUE       VALUE       VALUE      (DEFICIT)    ADJUSTMENT      SHARES       AWARDS        TOTAL
                             ---------    -------    ---------    ---------    -----------    --------    -----------    --------
Balance at December 31,
  1990
  As previously reported...    $ 237      $11,962    $136,624     $   (290)      $ 3,614        $(81)       $  (894)     $151,172
  Pooling-of-interests with
    Gates/FA Distributing,
    Inc. ..................    --           2,740      13,586         (934)       --             --          --            15,392
                               -----      -------    --------     ---------      -------        ----        -------      --------
Balance, as restated.......      237       14,702     150,210       (1,224)        3,614         (81)          (894)      166,564
  Issuance of common stock
    for acquisitions.......    --           7,765      62,116        --           --             --          --            69,881
  Exercise of stock
    options................    --             182         821        --           --              66         --             1,069
  Restricted stock awards,
    net....................    --              11         119        --           --              (3)          (127)      --
  Amortization of employee
    stock awards...........    --           --          --           --           --             --             388           388
  Net income...............    --           --          --          10,584        --             --          --            10,584
  Preferred stock cash
    dividends..............    --           --          --          (4,596)       --             --          --            (4,596)
  Translation
    adjustments............    --           --          --           --             (763)        --          --              (763)
                               -----      -------    --------     --------       -------        ----        -------      --------
Balance at December 31,
  1991.....................      237       22,660     213,266        4,764         2,851         (18)          (633)      243,127
  Issuance of common
    stock..................     --          5,474      68,784        --           --             --          --            74,258
  Issuance of preferred
    stock..................       66        --         15,655        --           --             --          --            15,721
  Conversion of preferred
    stock..................     (237)       3,615      (3,698)       --           --             --          --              (320)
  Exercise of stock
    options................     --          1,109       5,238        --           --              11         --             6,358
  Exercise of stock
    warrants...............     --             14         141        --           --             --          --               155
  Tax benefits related to
    exercise of stock
    options................     --          --          6,788        --           --             --          --             6,788
  Restricted stock awards,
    net....................     --             84         920        --           --             (12)          (992)      --
  Amortization of employee
    stock awards...........     --          --          --           --           --             --             500           500
  Net income...............     --          --          --          49,027        --             --          --            49,027
  Preferred stock cash
    dividends..............     --          --          --          (4,609)       --             --          --            (4,609)
  Translation
    adjustments............     --          --          --           --           (9,369)        --          --            (9,369)
  Other....................     --          --           (105)       --           --             --          --              (105)
                               -----      -------    --------     --------       -------        ----        -------      --------
Balance at December 31,
  1992.....................       66       32,956     306,989       49,182        (6,518)        (19)        (1,125)      381,531
  Issuance of common
    stock..................     --            562      17,143        --           --             --          --            17,705
  Conversion of preferred
    stock..................      (66)       1,009        (991)       --           --             --          --               (48)
  Exercise of stock
    options................     --            419       3,321        --           --              13         --             3,753
  Exercise of stock
    warrants...............     --             45         467        --           --             --          --               512
  Tax benefits related to
    exercise of stock
    options................     --          --          4,536        --           --             --          --             4,536
  Restricted stock awards,
    net....................     --             48       1,235        --           --              (6)        (1,277)      --
  Amortization of employee
    stock awards...........     --          --          --           --           --             --             731           731
  Net income...............     --          --          --          88,547        --             --          --            88,547
  Preferred stock cash
    dividends..............     --          --          --            (880)       --             --          --              (880)
  Translation
    adjustments............     --          --          --           --             (974)        --          --              (974)
                               -----      -------    --------     --------       -------        ----        -------      --------
Balance at December 31,
  1993.....................    $--        $35,039    $332,700     $136,849       $(7,492)       $(12)       $(1,671)     $495,413
                               =====      =======    ========     ========       =======        ====        =======      ========

                            See accompanying notes.

                            ARROW ELECTRONICS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1993, 1992, AND 1991

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The supplemental consolidated financial statements include the accounts of the company and its consolidated subsidiaries. The company's investments in its affiliated companies which are not majority-owned are accounted for using the equity method. All significant intercompany transactions are eliminated.

Basis of Presentation

     Certain prior year amounts have been reclassified to conform to the current year's presentation.

Inventories

     Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method.

Property and Depreciation

     Depreciation is computed on the straight-line method for financial reporting purposes and on accelerated methods for tax reporting purposes. Leasehold improvements are amortized over the shorter of the term of the related lease or the life of the improvement.

Cost in Excess of Net Assets of Companies Acquired

     The cost in excess of net assets of companies acquired is being amortized on a straight-line basis, principally over 40 years.

Foreign Currency

     The assets and liabilities of foreign operations are translated at the exchange rates in effect at the balance sheet date, with the related translation gains or losses reported as a separate component of shareholders' equity. The results of foreign operations are translated at the weighted average exchange rates for the year. Gains or losses resulting from foreign currency transactions, other than transactions used to hedge the value of foreign investments, are included in the statement of operations.

Income Taxes

     Effective January 1, 1991, the company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires that the accounting for income taxes be on the liability method. Deferred taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts.

Net Income Per Common Share

     Net income per common share is computed after deducting preferred stock dividends and is based upon the weighted average number of shares of common stock and common stock equivalents outstanding. The average number of common stock equivalents was 692,418, 983,509, and 577,610 for 1993, 1992, and 1991,
respectively.

                            ARROW ELECTRONICS, INC.

     Net income per common share on a fully diluted basis assumes that the convertible exchangeable preferred shares and the convertible subordinated debentures were converted to common stock at either the beginning of each period or the date of issuance. The dividends related to the convertible exchangeable preferred stock and the interest expense on the 5 3/4% convertible subordinated debentures, net of taxes, are eliminated. The 9% convertible subordinated debentures are not assumed to be converted into common stock in 1992 as they would have been antidilutive. For 1991, the aforementioned adjustments were not required as they would have been antidilutive.

Cash and Short-term Investments

     Short-term investments which have a maturity of ninety days or less at time of purchase are considered cash equivalents in the statement of cash flows. The carrying amount reported in the balance sheet for cash and short-term investments approximates its fair value.

2.  ACQUISITIONS OF ELECTRONICS DISTRIBUTION BUSINESSES

     On August 29, 1994, the company completed the acquisition of Gates/FA Distributing, Inc. ("Gates") through the exchange of approximately 3,700,000 shares of newly issued company stock. This acquisition was accounted for as a pooling-of-interests and, accordingly, the company's supplemental consolidated financial statements have been restated to include the operations of Gates for all periods presented. Gates' year end and reported financial results have been adjusted to conform to the financial presentation of the company. Revenues and net income combined are as follows (in thousands):

                                                    1993           1992           1991
                                                 ----------     ----------     ----------
    Revenues:
      Arrow....................................  $2,535,584     $1,621,535     $1,043,654
      Gates....................................     362,079        263,136        194,875
                                                 ----------     ----------     ----------
         Combined..............................  $2,897,663     $1,884,671     $1,238,529
                                                 ==========     ==========     ==========
    Net income:
      Arrow....................................  $   81,559     $   44,820     $    8,685
      Gates....................................       6,988          4,207          1,899
                                                 ----------     ----------     ----------
         Combined..............................  $   88,547     $   49,027     $   10,584
                                                 ==========     ==========     ==========

     The combined financial data does not reflect the cost savings expected to be achieved from the combination of Gates with the company's business or sales attrition which may result. The cost savings will result principally from reductions in personnel performing duplicative functions and the elimination of duplicative administrative facilities, selling and stocking locations, and computer and telecommunications equipment.

     The combined financial data excludes approximately $21,000,000 ($.37 per share) of estimated costs associated with the integration of the businesses and related transaction fees. Such estimated integration costs included real estate termination costs and severance and other expenses related to personnel performing duplicative functions.

     In January 1993, the company acquired an additional 15% share, for approximately $25,145,000, in Spoerle Electronic Handelsgessellschaft mbH and Co. and its general partner, Spoerle GmbH (collectively, "Spoerle") the largest distributor of electronic components in Germany, increasing its holdings to a 55% majority interest. In May 1993, the company acquired the high-reliability electronic component distribution and value-added service businesses of Zeus

                            ARROW ELECTRONICS, INC.

Components, Inc. ("Zeus"). In June 1993, the company acquired Microprocessor & Memory Distribution Limited ("MMD"), a U.K.-based electronics distributor which focuses on the distribution of high-technology semiconductor products. In August 1993, the company acquired Components Agent Limited, one of the largest electronics distributors in Hong Kong. During the third quarter of 1993 the company acquired a majority interest in Amitron S.A. and the ATD Group, electronics distributors serving the Spanish and Portuguese markets. In November 1993, the company augmented its French operations by acquiring CCI Electronique. The aggregate cost of the acquisitions was $87,875,000, including $4,757,000 for non-competition agreements. Each acquisition was accounted for as a purchase transaction beginning in the month of acquisition.

     The following summarizes the allocation of the aggregate consideration paid for the aforementioned acquisitions, except Spoerle, to the fair market value of the assets acquired and liabilities assumed by the company (in thousands):

    Current assets:
      Accounts receivable........................................  $ 48,010
      Inventories................................................    31,726
      Other......................................................     2,972     $ 82,708
                                                                   --------
    Property, plant and equipment................................                  3,876
    Cost in excess of net assets of acquired businesses..........                 50,797
    Other assets.................................................                  9,113
                                                                                --------
                                                                                 146,494
    Current liabilities:
      Accounts payable...........................................  $(30,412)
      Accrued expenses...........................................   (35,374)
      Other......................................................   (16,789)     (82,575)
                                                                   --------     --------
    Net consideration paid.......................................               $ 63,919
                                                                                ========

     In February 1992, the company acquired the electronics distribution businesses of Lex Service PLC ("Lex") in the U.K. and France, and Spoerle acquired the electronics distribution business of Lex in Germany. The aggregate cost of the acquisitions was $51,983,000, of which $31,983,000 was paid in cash and $20,000,000 was paid in the form of a 12% senior subordinated note due June 1997. The company financed the cash portion of the purchase price through the sale of 66,196 shares of newly-created series B preferred stock and bank borrowings in the U.K. The German business of Lex was purchased by Spoerle for cash of $14,800,000. The acquisitions of the European businesses of Lex are being accounted for as purchase transactions effective February 28, 1992.

                            ARROW ELECTRONICS, INC.

     The following summarizes the allocation of the consideration paid for the electronics distribution businesses in the U.K. and France to the fair market value of the assets acquired and liabilities assumed by the company (in thousands):

    Current assets:
      Accounts receivable........................................  $ 27,479
      Inventories................................................    17,947
      Other......................................................     1,662     $ 47,088
                                                                   --------
    Property, plant and equipment................................                  2,975
    Cost in excess of net assets of acquired businesses..........                 21,065
      Other assets...............................................                  3,150
                                                                                --------
                                                                                  74,278
    Current liabilities:
      Accounts payable...........................................  $(10,397)
      Accrued expenses...........................................   (26,698)     (37,095)
                                                                   --------     --------
      Net consideration paid.....................................               $ 37,183
                                                                                ========

     In September 1991, the company acquired the North American electronics distribution businesses of Lex, consisting of Lex Electronics Inc. and Almac Electronics Corporation (collectively the "North American businesses"). The aggregate cost of the acquisition was $173,257,000, including $7,292,000 for a five-year non-competition agreement, and payment consisted of $111,706,000 of cash and 6,839,000 shares of the company's common stock valued at $61,551,000. The cash portion of the purchase price was financed under the company's U.S. credit agreement. The acquisition of the North American businesses has been accounted for as a purchase transaction effective September 27, 1991.

     In October 1991, the company acquired a 50% interest in Silverstar Ltd. S.p.A. ("Silverstar") in exchange for 926,000 shares of common stock valued at $8,330,000.

     Set forth below is the unaudited pro forma combined summary of operations for the years ended December 31, 1993 and 1992 as though each of the acquisitions had been made on January 1, 1992.

                                                                 1993             1992
                                                              ----------       ----------
                                                                 (IN THOUSANDS EXCEPT
                                                                    PER SHARE DATA)
    Sales...................................................  $3,020,000       $2,445,000
    Operating income........................................     199,000          148,000
    Earnings before extraordinary charges...................      90,000           55,000
    Net income..............................................      90,000           49,000
    Per common share:
      Primary:
         Earnings before extraordinary charges..............        2.56             1.73
         Net income.........................................        2.56             1.53
      Fully diluted:
         Earnings before extraordinary charges..............        2.39             1.65
         Net income.........................................        2.39             1.47
    Average number of common shares and common share
      equivalents outstanding:
      Primary...............................................      34,756           29,386
      Fully diluted.........................................      39,304           33,327

                            ARROW ELECTRONICS, INC.

     The unaudited pro forma combined summary of operations has been prepared utilizing the supplemental consolidated financial statements of Arrow and the acquired businesses. The unaudited pro forma combined summary of operations does not reflect all sales attrition which may result from the combination of Zeus, Gates, and MMD with Arrow's businesses or the sales attrition which may have resulted from the combination of the European businesses. It also does not reflect the full cost savings the company expects to achieve from the combination of the Zeus, Gates, and MMD businesses with its own.

     The 1992 unaudited pro forma combined summary of operations does not reflect the cost savings achieved from the combination of the U.K. business of Lex with its own or any sales attrition which may have resulted from the combination.

     The cost savings achieved result principally from reductions in personnel performing duplicative functions and the elimination of duplicative administrative facilities, selling and stocking locations, and computer and telecommunications equipment. The unaudited pro forma combined summary of operations does not purport to be indicative of the results which actually would have been obtained if the acquisitions had been made at the beginning of 1992.

     The unaudited pro forma combined summary of operations includes the effects of the purchase price allocation adjustments, the additional interest expense on debt incurred in connection with the acquisitions as if the debt had been outstanding from the beginning of the periods presented, and the issuance of additional shares of the company's preferred stock. The purchase price allocation adjustments include the adjustment of the net assets acquired to fair market value and the estimated costs associated with the integration of the businesses. Such estimated costs include professional fees as well as real estate lease termination costs, costs associated with the elimination of certain redundant franchised lines, and severance and other expenses related to personnel performing duplicative functions, all of which are associated with facilities and personnel of the acquired businesses.

     Early in 1994, the company acquired an additional 15% interest in Spoerle, bringing its holdings to 70%, and increased its holdings in Silverstar to a majority share. Silverstar will be consolidated into the company's results in 1994. Additionally, the company acquired the electronic component distribution business of Field Oy, the largest distributor of electronic components in Finland, TH:s Elektronik, a leading distributor in Sweden and Norway, and Exatec A/S, one of the largest distributors in Denmark. The company also expanded its role in the Pacific Rim by acquiring Texny (Holdings) Limited, one of Hong Kong's leading distributors.

     On September 21, 1994 the company announced that it had entered into a definitive agreement to acquire Anthem Electronics, Inc., a leading distributor of semiconductors and computer products throughout the United States. In the merger, to be accounted for as a pooling-of-interests, the shareholders of Anthem will receive .875 of a share of Arrow common stock, subject to adjustment, for each share of Anthem. The merger is subject to customary closing conditions, including the approval of shareholders of both Arrow and Anthem and regulatory filings.

3.  INVESTMENTS IN AFFILIATED COMPANIES

     At December 31, 1993, the company had a 50% interest in Silverstar, the largest distributor of electronic components in Italy. Prior to 1993 when it increased its holdings to a 55% majority interest, the company had a 40% interest in Spoerle. The investment in Silverstar is accounted for using the equity method as was the investment in Spoerle prior to 1993. For the year ended December 31, 1993, Silverstar recorded net sales of $158,546,000, gross profit of $46,111,000, income before taxes of $8,959,000 and net income of $4,000,000. For the year ended December 31,

                            ARROW ELECTRONICS, INC.

1992, Spoerle and Silverstar recorded net sales of $487,179,000, gross profit of $135,200,000, income before income taxes of $32,185,000, and net income of $26,082,000. For the year ended December 31, 1991, Spoerle recorded net sales of $226,890,000, gross profit of $66,038,000, income before income taxes of $26,748,000, and net income of $20,466,000. Such results are exclusive of interest expense associated with financing the investment and purchase accounting adjustments (including amortization of costs assigned to identifiable assets, principally franchise agreements which are being amortized over 30 years, amortization over 40 years of costs in excess of the company's interest in net assets acquired, and related income taxes). A summary of Silverstar's balance sheet at December 31, 1993 and both affiliates' balance sheets at December 31, 1992, exclusive of the aforementioned adjustments, follows:

                                                                     1993         1992
                                                                    -------     --------
                                                                       (IN THOUSANDS)
    Current assets................................................  $94,624     $194,232
    Noncurrent assets.............................................    4,854       25,946
                                                                    -------     --------
         Total assets.............................................  $99,478     $220,178
                                                                    =======     ========
    Current liabilities...........................................  $78,836     $106,912
    Noncurrent liabilities........................................    7,822       17,603
    Equity........................................................   12,820       95,663
                                                                    -------     --------
         Total liabilities and equity.............................  $99,478     $220,178
                                                                    =======     ========

     The above amounts have been translated from deutsche marks and lira into U.S. dollars based on exchange rates in effect at the end of the respective year or during such year.

4.  LONG-TERM DEBT AND SUBORDINATED DEBENTURES

     Long-term debt at December 31, 1993 and 1992 consisted of the following:

                                                                     1993         1992
                                                                   --------     --------
                                                                      (IN THOUSANDS)
    8.29% Senior notes due 2000..................................  $ 75,000     $ 75,000
    U.S. loan agreement due 1995.................................    35,151       15,271
    U.S. credit agreement due 1998...............................    35,000           --
    Deutsche mark term loan due 2000.............................    28,794       15,442
    Pound sterling term loan due 1998............................    18,596        7,573
    Other obligations with various interest rates................     2,624        4,231
                                                                   --------     --------
                                                                    195,165      117,517
    Less installments due within one year........................     5,306          713
                                                                   --------     --------
                                                                   $189,859     $116,804
                                                                   ========     ========

     The senior notes are payable in three equal annual installments commencing in 1998. The senior notes restrict the payment of cash dividends, limit long-term debt and short-term borrowings, and require net worth and the ratio of operating cash flow to interest expense be maintained at certain designated levels.

     The company's credit agreement with a group of banks (the "U.S. credit agreement") was amended in January 1994 to release all collateral, to increase to $175,000,000 the amount of loans available, to reduce the borrowing rate, and to extend the maturity date to January 1998. At

                            ARROW ELECTRONICS, INC.

September 23, 1994, the company had outstanding borrowings of $35,000,000 under the U.S. credit agreement and unused borrowing capacity of $140,000,000.

     At the company's option, the interest rate for loans under the U.S. credit agreement is at the agent bank's prevailing prime rate (6% at December 31, 1993) or the U.S. dollar London Interbank Offered Rate ("LIBOR") (3.25% at December 31, 1993) plus .5625%. The company pays the banks a commitment fee of .225% per annum on the aggregate unused portion of the U.S. credit agreement.

     The U.S. credit agreement restricts the payment of cash dividends, limits long-term debt and short-term borrowings, and requires that working capital, net worth, and the ratio of earnings to interest expense be maintained at certain designated levels.

     The company's loan agreement (the "U.S. loan agreement") was amended in August 1994 in conjunction with the acquisition of Gates. The interest rate was fixed at 7.38% and the new maturity date is October 27, 1995.

     The U.S. loan agreement is secured by the company's U.S. receivables and inventory and requires that working capital, tangible net worth, and the ratio of earnings to interest expense be maintained at certain designated levels.

     The company's wholly-owned German subsidiary has a 50,000,000 deutsche mark term loan from a group of German banks. The loan is payable in installments and bears interest at deutsche mark LIBOR (5.9375% at December 31, 1993) plus .75%. The loan is secured by an assignment of the subsidiary's interest in profit distributions from Spoerle and is guaranteed by the company. The obligations of the company under the guarantee are subordinated to the company's obligations under the U.S. credit agreement and the senior notes.

     In January 1994, in connection with the acquisition of an additional 15% interest in Spoerle, the company borrowed 25,000,000 deutsche marks from the German banks thereby increasing the loan balance to 75,000,000 deutsche marks.

     The company's wholly-owned U.K. subsidiary has a loan agreement with a British bank which, as amended in June 1993, includes a L8,000,000 term loan, payable in semi-annual installments from 1994 through 1998, and a revolving credit facility which provides for loans of up to L5,000,000. Borrowings under the loan agreement bear interest at sterling LIBOR (5.5% at December 31, 1993) plus 1.5% and are secured by the assets and common stock of the subsidiary. The loan agreement also requires that operating cash flow, as defined, and the ratio of earnings to interest expense be maintained by the subsidiary at certain designated levels.

     In April 1992, the company used the net proceeds of its common stock offering to redeem $46,000,000 of its 13 3/4% subordinated debentures and to repay approximately $13,000,000 of the company's 12% senior subordinated note issued to Lex in connection with the acquisition of the European businesses. The redemption of the subordinated debentures resulted in an extraordinary charge of $4,039,000 ($2,424,000 after taxes), reflecting the net unamortized discount and issuance expenses of the subordinated debentures.

     In November 1992, the company issued $125,000,000 of 5 3/4% convertible subordinated debentures due in 2002. The debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of the company's common stock, at a conversion price of $33.125. The debentures are not redeemable at the option of the company prior to October 1995. The net proceeds from the issuance of the debentures together with the proceeds from the private placement of the senior notes were used to redeem the balance of the 13 3/4% subordinated debentures, the 12% subordinated debentures, and the 9% convertible subordinated debentures, to

                            ARROW ELECTRONICS, INC.

repay the balance of the 12% senior subordinated note issued to Lex, to repay the then existing term loan under the U.S. credit agreement, and to provide the company with general working capital. The redemption of the subordinated debentures and repayment of the term loan resulted in an extraordinary charge of $4,925,000 ($3,000,000 after taxes). The charge resulted from the amortization of the net unamortized discount and issuance expenses.

     The aggregate annual maturities of long-term debt and subordinated debentures, after giving effect to the amendment of the U.S. loan agreement, for each of the five years in the period ending December 31, 1998 are:
1994 -- $5,306,000; 1995 -- $40,314,000; 1996 -- $5,166,000; 1997 -- $7,053,000;
and 1998 -- $74,261,000.

     During 1994 the company obtained various other lines of credit with banks under which up to $70,000,000 may be borrowed on such terms as to which the company and the banks may mutually agree. There are no fees or compensating balances associated with these lines. On September 23, 1994, the company had outstanding borrowings of $50,000,000 and unused borrowing capacity of $20,000,000.

     The carrying amounts of the company's U.S. credit agreement and foreign borrowings approximate their fair value. At December 31, 1993, the closing price of the 5 3/4% convertible subordinated debentures on the New York Stock Exchange was 140% of par. At December 31, 1993, an estimated fair market value of the 8.29% senior notes and the U.S. loan agreement was 106% and 98% of par, respectively.

5.  INCOME TAXES

     The provision for income taxes for 1993, 1992, and 1991 consisted of the following:

                                                           1993        1992        1991
                                                          -------     -------     -------
                                                                  (IN THOUSANDS)
    Current
      Federal...........................................  $43,702     $16,357     $ 6,377
      State.............................................   10,313       4,138       1,190
      Foreign...........................................    9,376          --          --
                                                          -------     -------     -------
                                                           63,391      20,495       7,567
    Deferred
      Federal...........................................    2,144       9,869      (3,974)
      State.............................................      400       2,333          --
      Foreign...........................................    3,222          --          --
                                                          -------     -------     -------
                                                            5,766      12,202      (3,974)
                                                          -------     -------     -------
                                                          $69,157     $32,697     $ 3,593
                                                          =======     =======     =======

                            ARROW ELECTRONICS, INC.

     The principal causes of the difference between the U.S. statutory and effective income tax rates for 1993, 1992, and 1991 are as follows:

                                                           1993        1992        1991
                                                          -------     -------     -------
                                                          (IN THOUSANDS)
    Provision at statutory rate.........................  $59,474     $29,631     $ 4,820
    State taxes, net of federal benefit.................    6,995       4,333         796
    Minority interest...................................   (4,277)         --          --
    Foreign tax rate differential.......................    3,448          --          --
    Effect of equity income and foreign loss............     (385)     (1,199)       (716)
    Amortization of goodwill............................    1,234         921         669
    Other differences...................................    2,960          40         208
    Tax benefit of loss and credit carryforwards........     (292)     (1,029)     (2,184)
                                                          -------     -------     -------
    Income tax provision................................  $69,157     $32,697     $ 3,593
                                                          =======     =======     =======

     For financial reporting purposes in 1993, income before income taxes attributable to the United States and foreign operations was $131,809,000 and $38,116,000, respectively.

     The significant components of the company's deferred tax assets are as follows:

                                                                       1993        1992
                                                                     --------    --------
                                                                     (IN THOUSANDS)
    Inventory reserves...........................................    $  5,364    $  8,082
    Acquired net operating loss carryforwards....................       2,931       3,662
    Other........................................................       2,405       1,592
                                                                     --------    --------
                                                                     $ 10,700    $ 13,336
                                                                     ========    ========

     At December 31, 1993, the company had approximately $7,000,000 of acquired U.S. net operating loss carryforwards available for tax return purposes which expire in the years 2001 through 2006. Such carryforwards are subject to certain annual restrictions on the amount that can be utilized for tax return purposes. In France, the company had approximately $9,500,000 of net operating loss carryforwards, of which approximately $8,900,000 was acquired, which expire through 1997. In accordance with SFAS 109, the cost in excess of net assets of companies acquired has been adjusted by $24,600,000 in conjunction with various acquisitions to reflect the tax benefits of these net operating loss carryforwards and other differences in the tax and book bases of the assets and liabilities acquired. Included in other liabilities are deferred tax liabilities of $11,954,000 and $11,436,000 at December 31, 1993 and 1992, respectively. The deferred tax liabilities are principally the result of the differences in the bases of the German assets and liabilities for tax and financial reporting purposes.

6.  SHAREHOLDERS' EQUITY

     The company has 2,000,000 authorized shares of serial preferred stock with a par value of $1. In February 1992, the company issued 66,196 shares of newly-created series B $19.375 convertible exchangeable preferred stock (the "series B preferred stock") for approximately $15,721,000 to provide partial funding for the acquisition of the European electronics distribution businesses of Lex.

     In September 1993, the company completed the conversion of all of its outstanding series B preferred stock into 1,009,086 shares of its common stock. This conversion eliminated $1.3 million of annual dividends.

                            ARROW ELECTRONICS, INC.

     In 1988, the company paid a dividend of one preferred share purchase right on each outstanding share of common stock. Each right, as amended, entitles a shareholder to purchase one one-hundredth of a share of a new series of preferred stock at an exercise price of $50 (the "exercise price"). The rights are exercisable only if a person or group acquired 20% or more of the company's common stock or announces a tender or exchange offer that will result in such person or group acquiring 30% or more of the company's common stock. Rights owned by the person acquiring such stock or transferees thereof will automatically be void. Each other right will become a right to buy, at the exercise price, that number of shares of common stock having a market value of twice the exercise price. The rights, which do not have voting rights, expire on March 2, 1998 and may be redeemed by the company at a price of $.01 per right at any time until ten days after a 20% ownership position has been acquired. In the event that the company merges with, or transfers 50% or more of its consolidated assets or earning power to, any person or group after the rights become exercisable, holders of the rights may purchase, at the exercise price, a number of shares of common stock of the acquiring entity having a market value equal to twice the exercise price.

7.  EMPLOYEE STOCK PLANS

Restricted Stock Plan

     Under the terms of the Arrow Electronics, Inc. Restricted Stock Plan (the "Plan"), a maximum of 1,330,000 shares of common stock may be awarded at the discretion of the Board of Directors to key employees of the company. The company believes that as many as 50 employees may be considered for awards under the Plan.

     Shares awarded under the Plan may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of, except as provided in the Plan. Shares awarded become free of such restrictions over a four-year period. The company awarded 40,000 shares of common stock in early 1994 to 35 key employees in respect of 1993, 49,250 shares of common stock to 35 key employees during 1993 (including 39,750 shares of common stock in early 1993 to 31 key employees in respect of 1992), 84,000 shares of common stock to 32 key employees during 1992 (including 63,000 shares awarded in early 1992 to 30 key employees in respect of 1991), and 11,000 shares of common stock to five key employees during 1991. Forfeitures of shares awarded under the Plan were 7,625, 11,875, and 2,875 during 1993, 1992, and 1991, respectively. The aggregate market value of outstanding awards under the Plan at the respective dates of award is being amortized over a four-year period and the unamortized balance is included in shareholders' equity as unamortized employee stock awards.

Stock Option Plan

     Under the terms of the Arrow Electronics, Inc. Stock Option Plan (the "Option Plan"), both nonqualified and incentive stock options were authorized for grant to key employees at prices determined by the Board of Directors in its discretion or, in the case of incentive stock options, prices equal to the fair market value of the shares at the dates of grant. Options currently outstanding have terms of ten years and become exercisable in equal annual installments over two or three-year periods from date of grant. In 1993, the shareholders of the company approved an increase in the number of shares of common stock authorized for stock options to an aggregate of 4,500,000 shares.

                            ARROW ELECTRONICS, INC.

     The following information relates to the Option Plan:

                                                      YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------
                                               1993             1992             1991
                                           ------------     ------------     ------------
    Options outstanding at beginning of
      year...............................     1,104,555        1,746,152        1,584,315
    Granted..............................       443,103          526,139          404,638
    Exercised............................      (428,732)      (1,114,448)        (202,225)
    Forfeited............................       (51,483)         (53,288)         (40,576)
                                           ------------     ------------     ------------
    Options outstanding at end of year...     1,067,443        1,104,555        1,746,152
                                           =============    =============    =============
    Prices per share of options
      outstanding........................  $2.53 - 39.75    $2.53 - 28.25    $2.53 - 14.63
    Average price per share of options
      exercised..........................  $       8.75     $       5.71     $       5.29
    Average price per share of options
      outstanding........................  $      16.71     $       9.55     $       6.02
    Exercisable options..................       786,213          717,935        1,287,181
    Options available for future grant:
      Beginning of year..................       831,550        1,304,401          244,386
      End of year........................     2,141,414          831,550        1,304,401

STOCK OWNERSHIP PLAN

     The company maintains a noncontributory employee stock ownership plan which enables most North American employees to acquire shares of the company's common stock. Contributions, which are determined by the Board of Directors, are in the form of company common stock or cash which is used to purchase the company's common stock for the benefit of participating employees. Contributions to the plan for 1993, 1992, and 1991 aggregated $2,525,000, $2,360,000, and $1,550,000, respectively.

8.  RETIREMENT PLAN

     The company has a defined contribution plan for eligible employees, which qualifies under Section 401(k) of the Internal Revenue Code. The company's contribution to the plan, which is based on a specified percentage of employee contributions, amounted to $2,342,000, $2,164,000, and $1,326,000 in 1993, 1992,
and 1991, respectively.

9.  LEASE COMMITMENTS

     The company leases certain office, warehouse, and other property under noncancellable operating leases expiring at various dates through 2016. Rental expenses of noncancellable operating leases amounted to $17,018,000 in 1993, $13,727,000 in 1992, and $12,252,000 in 1991. Aggregate minimum rental commitments under all noncancellable operating leases approximate $71,411,000, exclusive of real estate taxes, insurance, and leases related to facilities closed in connection with the integration of the acquired businesses. Such commitments on an annual basis are: 1994 -- $15,362,000; 1995 -- $12,487,000;
1996 -- $10,176,000; 1997 -- $7,120,000; 1998 -- $5,757,000 and $20,509,000
thereafter. The company's obligations under capitalized leases are reflected as a component of deferred income taxes and other liabilities.

                            ARROW ELECTRONICS, INC.

10.  SEGMENT AND GEOGRAPHIC INFORMATION

     The company is engaged in one business segment, the distribution of electronic components, systems, and related products. The geographic distribution of consolidated sales, operating income, and identifiable assets for 1993 and 1992 are as follows (in thousands):

                                                 SALES TO                         IDENTIFIABLE
                                               UNAFFILIATED       OPERATING         ASSETS AT
                                                CUSTOMERS       INCOME (LOSS)     DECEMBER 31,
                                               ------------     -------------     -------------
    1993
    North America............................   $ 2,252,694       $ 169,827        $   844,229
    Europe...................................       600,935          40,153            367,102
    Pacific Rim..............................        44,034           1,706             57,416
    Eliminations and Corporate...............            --         (16,331)            35,849
                                               ------------     ------------      ------------
                                                $ 2,897,663       $ 195,355          1,304,596
                                                 ==========     ============
    Investment in affiliated company.........                                           13,371
                                                                                  ------------
    Total assets at December 31, 1993........                                      $ 1,317,967
                                                                                   ===========

                                                 SALES TO                         IDENTIFIABLE
                                               UNAFFILIATED       OPERATING         ASSETS AT
                                                CUSTOMERS       INCOME (LOSS)     DECEMBER 31,
                                               ------------     -------------     -------------
    1992
    North America............................   $ 1,768,094       $ 124,698         $ 681,621
    Europe...................................       116,577           1,420            94,145
    Pacific Rim..............................            --              --                --
    Eliminations and Corporate...............            --         (13,646)           23,838
                                               ------------     -----------       -----------
                                                $ 1,884,671       $ 112,472           799,604
                                                 ==========     ===========
    Investments in affiliated companies......                                          64,893
                                                                                  -----------
    Total assets at December 31, 1992........                                       $ 864,497
                                                                                  ===========

11.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     A summary of the company's quarterly results of operations for 1993 and 1992 follows:

                                                 FIRST      SECOND     THIRD      FOURTH
                                                QUARTER    QUARTER    QUARTER    QUARTER
                                                --------   --------   --------   --------
                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
    1993:
      Sales...................................  $633,270   $671,138   $790,941   $802,314
      Gross profit............................   127,626    128,852    145,244    144,491
      Net income..............................    19,636     21,055     23,516     24,340
      Per common share:
         Primary..............................       .57        .61        .67        .68
         Fully diluted........................       .54        .57        .63        .65

                            ARROW ELECTRONICS, INC.

                                                 FIRST      SECOND     THIRD      FOURTH
                                                QUARTER    QUARTER    QUARTER    QUARTER
                                                --------   --------   --------   --------
                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
    1992:
      Sales...................................  $442,329   $443,127   $474,281   $524,934
      Gross profit............................    85,148     88,598     93,268     99,936
      Earnings before extraordinary
         charges..............................    10,081     12,340     14,635     17,395
      Net income..............................    10,081      9,916     14,635     14,395
      Per common share:
         Earnings before extraordinary
           charges............................       .37        .40        .46        .51
         Extraordinary charges................        --       (.09)        --       (.09)
      Net income..............................       .37        .31        .46        .42

                            ARROW ELECTRONICS, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                        SIX MONTHS ENDED
                                                                            JUNE 30,
                                                                    -------------------------
                                                                       1994           1993
                                                                    ----------     ----------
Sales.............................................................  $1,890,026     $1,304,408
                                                                    ----------     ----------
Costs and expenses:
  Cost of products sold...........................................   1,544,005      1,047,930
  Selling, general and administrative expenses....................     208,121        157,163
  Depreciation and amortization...................................      11,382          7,383
                                                                    ----------     ----------
                                                                     1,763,508      1,212,476
                                                                    ----------     ----------
Operating income..................................................     126,518         91,932
Equity in earnings of affiliated company..........................      --                613
Interest expense..................................................      19,866         14,284
                                                                    ----------     ----------
Earnings before income taxes and minority interest................     106,652         78,261
Provision for income taxes........................................      42,819         31,002
                                                                    ----------     ----------
Earnings before minority interest.................................      63,833         47,259
Minority interest.................................................       8,342          6,568
                                                                    ----------     ----------
Net income........................................................  $   55,491     $   40,691
                                                                    ==========     ==========
Net income used in per common share calculation (reflecting
  deduction of preferred stock dividends).........................  $   55,491     $   40,049
                                                                    ==========     ==========
Net income per common share:
  Primary.........................................................  $     1.55     $     1.18
                                                                    ==========     ==========
  Fully diluted...................................................  $     1.46     $     1.11
                                                                    ==========     ==========
Average number of common shares and common share equivalents outstanding:
     Primary......................................................      35,719         33,943
                                                                    ==========     ==========
     Fully diluted................................................      39,495         38,771
                                                                    ==========     ==========

                            See accompanying notes.

                            ARROW ELECTRONICS, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                    JUNE 30,      DECEMBER 31,
                                                                      1994            1993
                                                                   -----------    ------------
                                                                   (UNAUDITED)
                               ASSETS
Current assets:
  Cash and short-term investments................................  $    45,932     $   60,730
  Accounts receivable, less allowance for doubtful accounts
     ($25,808 in 1994 and $18,597 in 1993).......................      556,499        411,436
  Inventories....................................................      551,880        497,661
  Prepaid expenses and other assets..............................       17,391         11,878
                                                                   -----------    -----------
Total current assets.............................................    1,171,702        981,705
                                                                   -----------    -----------
Property, plant and equipment at cost:
  Land...........................................................        6,030          6,030
  Buildings and improvements.....................................       38,947         35,188
  Machinery and equipment........................................       67,610         59,636
                                                                   -----------    -----------
                                                                       112,587        100,854
  Less accumulated depreciation and amortization.................       46,812         40,900
                                                                   -----------    -----------
                                                                        65,775         59,954
Investment in affiliated company.................................           --         13,371
Investments in net assets of acquired businesses.................       44,842             --
Cost in excess of net assets of companies acquired, less
  accumulated amortization ($18,796 in 1994 and
  $15,179 in 1993)...............................................      248,112        209,515
Other assets.....................................................       42,557         53,422
                                                                   -----------    -----------
                                                                   $ 1,572,988     $1,317,967
                                                                    ==========    ===========
                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................  $   313,408     $  237,241
  Accrued expenses...............................................      125,652        108,996
  Accrued interest...............................................        6,353          5,421
  Short-term borrowings, including current maturities
     of long-term debt...........................................       93,736         41,075
                                                                   -----------    -----------
Total current liabilities........................................      539,149        392,733
                                                                   -----------    -----------
Long-term debt...................................................      213,804        189,859
Deferred income taxes and other liabilities......................       49,106         43,503
Subordinated debentures..........................................      125,000        125,000
Minority interest................................................       84,244         71,459
Shareholders' equity:
  Common stock, par value $1:
     Authorized -- 60,000,000 shares
     Issued -- 35,252,170 shares in 1994 and 35,038,946 shares
       in 1993...................................................       35,252         35,039
  Capital in excess of par value.................................      338,585        332,700
  Retained earnings..............................................      192,340        136,849
  Foreign currency translation adjustment........................      (1,596)         (7,492)
                                                                   -----------    -----------
                                                                       564,581        497,096
  Less: Treasury shares (11,247 in 1994 and 10,872 in 1993) at
        cost.....................................................           13             12
         Unamortized employee stock awards.......................        2,883          1,671
                                                                   -----------    -----------
Total shareholders' equity.......................................      561,685        495,413
                                                                   -----------    -----------
                                                                   $ 1,572,988     $1,317,967
                                                                    ==========    ===========

                            See accompanying notes.

                            ARROW ELECTRONICS, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                       SIX MONTHS ENDED JUNE
                                                                                30,
                                                                       ---------------------
                                                                         1994         1993
                                                                       --------     --------
Cash flows from operating activities:
  Net income.........................................................  $ 55,491     $ 40,691
  Adjustments to reconcile net income to net cash provided by
     (used for) operations:
     Minority interest in earnings...................................     8,342        6,568
     Depreciation and amortization...................................    12,521        8,383
     Equity in undistributed earnings of affiliated company..........        --         (613)
     Deferred taxes..................................................     3,637        7,512
     Change in assets and liabilities, net of effects of acquired businesses:
          Accounts receivable........................................   (67,489)     (65,460)
          Inventories................................................   (20,723)     (20,060)
          Prepaid expenses and other assets..........................       547        2,822
          Accounts payable...........................................    49,611       18,890
          Accrued expenses...........................................    (4,425)      14,721
          Accrued interest...........................................       771        3,959
          Other......................................................    (3,305)      (2,844)
                                                                       --------     --------
  Net cash provided by operating activities..........................    34,978       14,569
                                                                       --------     --------
Cash flows from investing activities:
  Acquisitions of property, plant and equipment, net.................    (6,887)      (5,884)
  Cash consideration paid for acquired businesses....................   (80,623)     (57,715)
  Repayment by/(loan to) affiliate...................................     7,730       (7,000)
                                                                       --------     --------
  Net cash (used for) investing activities...........................   (79,780)     (70,599)
                                                                       --------     --------
Cash flows from financing activities:
  Change in notes payable to banks...................................    12,330        2,784
  Repayment of long-term debt........................................    (2,518)       9,194
  Proceeds from common stock offering................................        --       17,746
  Proceeds from exercise of stock options............................     2,625        2,034
  Proceeds from long-term debt.......................................    24,351       38,652
  Distribution to partners...........................................    (7,696)        (904)
  Dividends paid.....................................................        --         (642)
  Financing fees paid................................................      (200)      (1,032)
                                                                       --------     --------
  Net cash provided by financing activities..........................    28,892       67,832
                                                                       --------     --------
Net increase (decrease) in cash and short-term investments...........   (15,910)      11,802
Cash and short-term investments at beginning of period...............    60,730       30,457
Cash and short-term investments from affiliate at beginning of
  period.............................................................     1,112           --
                                                                       --------     --------
Cash and short-term investments at end of period.....................  $ 45,932     $ 42,259
                                                                       ========     ========
Supplemental disclosures of cash flow information
  Cash paid during the period:
     Income taxes....................................................  $ 24,654     $  9,771
     Interest........................................................  $ 22,058     $  8,332

                            See accompanying notes.

                            ARROW ELECTRONICS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1994
                                  (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The accompanying supplemental consolidated financial statements reflect all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of the supplemental consolidated financial position and results of operations at and for the periods presented. Such supplemental consolidated financial statements do not include all the information or footnotes necessary for a complete presentation and, accordingly, should be read in conjunction with the company's supplemental consolidated financial statements for the year ended December 31, 1993 and the notes thereto. The results of operations for the interim period is not necessarily indicative of results for the full year.

NOTE B -- NET INCOME PER COMMON SHARE

     Net income per common share for 1994 is based upon the weighted average number of shares of common stock and common stock equivalents outstanding. For the six months ended June 30, 1994 and 1993, the average number of common stock equivalents was 534,103 and 693,177, respectively.

     Net income per common share on a fully diluted basis for 1994 assumes that the 5 3/4% convertible subordinated debentures (the "convertible subordinated debentures") were converted to common stock at the beginning of the period and the related interest expense, net of taxes, was eliminated.

     Net income per common share for 1993 is based upon the weighted average number of common stock and common stock equivalents outstanding after deducting preferred stock dividends related to the series B $19.375 convertible exchangeable preferred stock (the "convertible exchangeable preferred stock"), which was converted into common stock in September 1993. Net income per common share on a fully diluted basis for 1993 assumes that the convertible exchangeable preferred stock and the convertible subordinated debentures were converted to common stock at the beginning of the period. The dividends related to the convertible exchangeable preferred stock and the interest expense on the convertible subordinated debentures, net of taxes, were eliminated.

                            ARROW ELECTRONICS, INC.

                                 JUNE 30, 1994
                                  (UNAUDITED)

NOTE C -- ACQUISITION OF ELECTRONICS DISTRIBUTION BUSINESSES

     On August 29, 1994, the company completed the acquisition of Gates in an acquisition accounted for as a pooling-of-interests. Accordingly, Arrow's supplemental consolidated financial statements have been restated to include the operations of Gates for all periods presented. Revenues and net income combined are as follows (in thousands):

                                                                SIX MONTHS ENDED JUNE 30,
                                                                -------------------------
                                                                   1994           1993
                                                                ----------     ----------
    Revenue:
      Arrow...................................................  $1,656,430     $1,135,460
      Gates...................................................     233,596        168,948
                                                                ----------     ----------
              Combined........................................  $1,890,026     $1,304,408
                                                                ==========     ==========
    Net income:
      Arrow...................................................  $   51,824     $   37,096
      Gates...................................................       4,199          3,595
                                                                ----------     ----------
              Combined........................................  $   56,023     $   40,691
                                                                ==========     ==========

     The combined data does not reflect the cost savings expected to be achieved from the combination of Gates with the company's business or sales attrition which may result. The cost savings will result principally from reductions in personnel performing duplicative functions and the elimination of duplicative administrative facilities, selling and stocking locations, and computer and telecommunications equipment.

     The combined financial statements exclude approximately $21,000,000 ($.37 per share) of estimated costs associated with the integration of the businesses and related transaction fees. Such estimated integration costs included real estate termination costs and severance and other expenses related to personnel performing duplicative functions.

     In January 1994, the company acquired an additional 15% share, for approximately $23,400,000, in Spoerle Handelsgesellschaft mbH and Co. and its general partner, Spoerle GmbH (collectively, "Spoerle"), the largest distributor of electronic components in Germany, increasing its holdings to a 70% majority interest. During the first quarter of 1994, the company acquired an additional 11% share in Silverstar Ltd. S.p.A. ("Silverstar"), the largest distributor of electronic components in Italy, increasing its holdings to a 61% majority interest. The acquisitions are being accounted for as purchase transactions, and Silverstar is consolidated with the company, effective January 1, 1994. Prior to 1994 the company's investment in Silverstar was accounted for under the equity method.

     In addition, in January 1994 the company acquired the electronic component distribution business of Field Oy, the largest distributor of electronic components in Finland, and in March 1994 the company acquired TH:s Elektronik AB and its subsidiaries, a group of electronic distribution companies serving Norway, Sweden, and Finland. In April 1994, the company acquired Exatec A/S, one of the largest distributors of semiconductors in Denmark. In May 1994, the company acquired Texny (Holdings) Limited, one of Hong Kong's leading distributors of electronic components. The acquisitions are being accounted for as purchase transactions beginning in their respective month of acquisition.

                            ARROW ELECTRONICS, INC.

                                 JUNE 30, 1994
                                  (UNAUDITED)

     In January 1993, the company acquired an additional 15% share in Spoerle, increasing its holdings to a then 55% majority interest. In May 1993, the company acquired the high-reliability electronic component distribution and value-added service businesses of Zeus Components, Inc. ("Zeus"). In June 1993, the company acquired Microprocessor & Memory Distribution Limited ("MMD"), a U.K.-based electronics distributor which focuses on the distribution of high-technology semiconductor products. In August 1993, the company acquired Components Agent Limited ("CAL"), one of the largest electronics distributors in Hong Kong. During the third quarter of 1993 the company acquired a majority interest in Amitron S.A. and the ATD Group, electronics distributors serving the Spanish and Portuguese markets. In November 1993, the company augmented its French operations by acquiring CCI Electronique.

     Set forth below for comparative purposes is the pro forma combined summary of operations for the six months ended June 30, 1993 as though each of the 1993 acquisitions had occurred on January 1, 1993.

                                                                         SIX MONTHS ENDED
                                                                          JUNE 30, 1993
                                                                       --------------------
                                                                       (IN THOUSANDS EXCEPT
                                                                          PER SHARE DATA)
    Sales............................................................       $1,418,943
    Operating income.................................................           94,926
    Net income.......................................................           41,615
    Net income per common share:
      Primary........................................................             1.19
      Fully diluted..................................................             1.12
    Average number of common shares and common share equivalents outstanding:
         Primary.....................................................           34,418
         Fully diluted...............................................           39,276

     The unaudited pro forma combined summary of operations has been prepared utilizing the supplemental financial statements of Arrow and the acquired businesses. The unaudited pro forma combined summary of operations includes the effect of the purchase price allocation adjustments and the additional interest expense on debt incurred in connection with the acquisitions as if the debt had been outstanding from the beginning of the period. The purchase price allocation adjustments include the adjustment of the net assets acquired to fair market value and the estimated costs associated with the integration of the businesses. Such estimated costs include professional fees as well as real estate lease termination costs, costs associated with the elimination of certain redundant franchised lines, and severance and other expenses related to personnel performing duplicative functions, all of which are associated with facilities and personnel of the acquired businesses. The unaudited pro forma combined summary of operations does not purport to be indicative of the results which actually would have been obtained if the acquisitions had been made at the beginning of 1993.

     The unaudited pro forma combined summary of operations does not reflect sales attrition which may result from the combination of Zeus, Gates, and MMD with Arrow's businesses. It also does not reflect the cost savings the company achieved from the combination of the Zeus businesses with its own and it expects to achieve when Gates and MMD are combined with the company's businesses.

                                                                       EXHIBIT A
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG

                            ARROW ELECTRONICS, INC.
                            MTA ACQUISITION COMPANY
                                      AND

                            ANTHEM ELECTRONICS, INC.

                         DATED AS OF SEPTEMBER 21, 1994

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
ARTICLE 1
THE MERGER
1.1    Effective Time of the Merger...................................................   A-6
1.2    Closing........................................................................   A-6
1.3    Effects of the Merger..........................................................   A-6
ARTICLE 2
CONVERSION OF SECURITIES
2.1    Conversion of Capital Stock....................................................   A-7
       (a)   Capital Stock of Sub.....................................................   A-7
       (b)   Cancellation of Treasury Stock and Parent-Owned Stock....................   A-7
       (c)   Conversion Ratio for the Company Common Stock............................   A-7
2.2    Exchange of Certificates.......................................................   A-8
       (a)   Exchange Agent...........................................................   A-8
       (b)   Exchange Procedures......................................................   A-8
       (c)   Distribution with Respect to Unexchanged Shares..........................   A-9
       (d)   No Further Ownership Rights in the Company Common Stock..................   A-9
       (e)   No Fractional Shares.....................................................   A-9
       (f)   Termination of Exchange Fund.............................................  A-10
       (g)   No Liability.............................................................  A-10
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1    Corporate Organization and Authority of the Company............................  A-10
3.2    Subsidiaries and Equity Investments............................................  A-11
3.3    Capitalization.................................................................  A-11
3.4    No Violation; Consents and Approvals...........................................  A-11
3.5    SEC Reports and Financial Statements of the Company............................  A-12
3.6    Absence of Undisclosed Liabilities.............................................  A-13
3.7    Inventory......................................................................  A-13
3.8    Accounts Receivable............................................................  A-13
3.9    Title to Property..............................................................  A-13
3.10   Intellectual Property..........................................................  A-14
3.11   Tax Matters....................................................................  A-14
3.12   Employee Matters...............................................................  A-15
3.13   No Material Change.............................................................  A-16
3.14   Absence of Change or Event.....................................................  A-16
3.15   Litigation.....................................................................  A-17
3.16   Compliance With Law and Other Instruments......................................  A-17
3.17   Insurance......................................................................  A-20

                                                                                        PAGE
                                                                                        ----
3.18   Affiliate Interests............................................................  A-20
3.19   Customers and Suppliers........................................................  A-21
3.20   Absence of Questionable Payments...............................................  A-21
3.21   Information Supplied...........................................................  A-21
3.22   Opinion of Financial Advisor...................................................  A-22
3.23   Vote Required..................................................................  A-22
3.24   Accounting Matters.............................................................  A-22
3.25   Company Not an Interested Shareholder or a 30% Shareholder.....................  A-22
3.26   Section 203 of the DGCL Not Applicable.........................................  A-22
3.27   Disclosure.....................................................................  A-22
3.28   The Company's Best Knowledge...................................................  A-22
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
4.1    Organization...................................................................  A-22
4.2    Corporate Authority............................................................  A-22
4.3    No Violation; Consents and Approvals...........................................  A-23
4.4    Capitalization.................................................................  A-23
4.5    SEC Reports and Financial Statements of Parent.................................  A-24
4.6    No Material Change.............................................................  A-24
4.7    Litigation.....................................................................  A-24
4.8    Absence of Questionable Payments...............................................  A-25
4.9    Information Supplied...........................................................  A-25
4.10   Opinion of Financial Advisor...................................................  A-25
4.11   Vote Required..................................................................  A-25
4.12   Accounting Matters.............................................................  A-25
4.13   Disclosure.....................................................................  A-25
4.14   Parent's Best Knowledge........................................................  A-25
ARTICLE 5
CERTAIN COVENANTS AND AGREEMENTS
OF THE COMPANY AND PARENT
5.1    Conduct of the Company's Business Prior to the Closing Date....................  A-26
5.2    Conduct of Parent's Business Prior to the Closing Date.........................  A-26
5.3    Preparation of S-4 and the Proxy Statement.....................................  A-27
5.4    Letter of the Company's and Parent's Accountants...............................  A-27
5.5    Legal Conditions to Merger.....................................................  A-27
5.6    Affiliates.....................................................................  A-27
5.7    Stock Exchange Listing.........................................................  A-27
5.8    Stockholders' Meetings.........................................................  A-28
5.9    Fees and Expenses..............................................................  A-28
5.10   Broker's and Finder's Fees.....................................................  A-29

                                                                                        PAGE
                                                                                        ----
5.11   Access to Information and Confidentiality......................................  A-29
5.12   Indemnification................................................................  A-30
5.13   Additional Agreements; Best Efforts............................................  A-31
5.14   No Solicitation................................................................  A-31
5.15   Advice of Changes; SEC Filings.................................................  A-31
5.16   Press Releases.................................................................  A-32
5.17   Company Option Plans...........................................................  A-32
5.18   Employment Agreements..........................................................  A-32
5.19   Parent Director Designation....................................................  A-32
ARTICLE 6
CONDITIONS PRECEDENT
6.1    Conditions to Each Party's Obligation to Effect the Merger.....................  A-33
       (a)   Stockholder Approval.....................................................  A-33
       (b)   NYSE Listing.............................................................  A-33
       (c)   Other Approvals..........................................................  A-33
       (d)   S-4......................................................................  A-33
       (e)   No Injunctions or Restraints.............................................  A-33
       (f)   No Governmental Actions..................................................  A-33
       (g)   Pooling Letter...........................................................  A-33
6.2    Conditions to Obligations of Parent and Sub....................................  A-33
       (a)   Representations and Warranties; Performance of Obligations...............  A-33
       (b)   Tax Opinion..............................................................  A-34
       (c)   No Actions...............................................................  A-34
       (d)   Consents Under Agreements................................................  A-34
       (e)   Letter from Company Affiliates...........................................  A-34
       (f)   Material Adverse Change..................................................  A-34
       (g)   No Amendments to Resolutions.............................................  A-34
6.3    Conditions to Obligations of the Company.......................................  A-34
       (a)   Representations and Warranties; Performance of Obligations...............  A-34
       (b)   Tax Opinion..............................................................  A-34
       (c)   Consents Under Agreements................................................  A-35
       (d)   Material Adverse Change..................................................  A-35
       (e)   No Amendments to Resolutions.............................................  A-35
ARTICLE 7
TERMINATION AND AMENDMENT
7.1    Termination....................................................................  A-35
7.2    Effect of Termination..........................................................  A-36
7.3    Extension; Waiver..............................................................  A-36
7.4    Amendment and Modification.....................................................  A-36

                                                                                        PAGE
                                                                                        ----
ARTICLE 8
GENERAL PROVISIONS
8.1    Nonsurvival of Representations, Warranties and Agreements......................  A-36
8.2    Notices........................................................................  A-37
8.3    Governing Law..................................................................  A-37
8.4    Interpretation.................................................................  A-37
8.5    Counterparts...................................................................  A-37
8.6    Entire Agreement; No Third Party Beneficiaries; Rights of Ownership............  A-38
8.7    No Remedy in Certain Circumstances.............................................  A-38
8.8    Severability...................................................................  A-38
8.9    Assignment.....................................................................  A-38
Exhibit 5.6      Affiliate Agreement
Schedule A       Proxies

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 21, 1994, by and among Arrow Electronics, Inc., a New York corporation ("Parent" ), MTA Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent
("Sub" ), and Anthem Electronics, Inc., a Delaware corporation (the "Company" ).

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly owned subsidiary of Parent (the "Merger" );

     WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code" );

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests;

     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent and Sub to enter into this Agreement, (i) the Company and Parent have entered into a stock option agreement dated the date hereof (the "Option Agreement" ) providing for the purchase by Parent of newly-issued shares of the Company's Common Stock, (ii) each of the directors and officers of the Company named on Schedule A hereto has on the date hereof granted to Parent an irrevocable proxy to vote the shares of the Company's Common Stock owned by such person to approve the Merger; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger" ) shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the office of the Secretary of State of the State of Delaware, for filing and thereafter recorded, as provided in the Delaware General Corporation Law (the "DGCL" ), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time" ).

     1.2 Closing. The closing of the Merger (the "Closing" ) will take place at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York, at 10:00 A.M. (local time) on a date to be specified by Parent and the Company, which shall be no later than the third business day after satisfaction or waiver of the latest to occur of the conditions set forth in
Article 6 (other than Sections 6.2(a)(i) and 6.3(a)(i) and the delivery of the officer's certificates referred to in Sections 6.2(a) and 6.3(a)) (the "Closing Date" ) or at such other place, time and date as may be agreed upon in writing by Parent and the Company.

     1.3 Effects of the Merger. (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (Sub and the Company are sometimes

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

referred to herein as the "Constituent Corporations" and the Company is sometimes referred to herein as the "Surviving Corporation" ), (ii) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation as provided in such Certificate of Incorporation shall be "Anthem Electronics, Inc." and (iii) the By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

     (b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, immunities and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers, immunities and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

                                   ARTICLE 2

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of Common Stock, par value $.125 per share, of the Company (the "Company Common Stock" ) or capital stock of Sub:

     (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.125 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of the Company Common Stock that are owned by the Company as treasury stock and any shares of the Company Common Stock owned by Parent, Sub or any wholly owned Subsidiary of the Company or Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Common Stock, par value $1.00 per share, of Parent (the "Parent Common Stock" ), if any, owned by the Company shall remain unaffected by the Merger. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     (c) Conversion Ratio for the Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of the Company Common Stock (other than shares to be canceled in

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

accordance with Section 2.1(b)) shall be converted into the right to receive .875 (the "Conversion Ratio" ) shares of Parent Common Stock; provided, however, that (i) if the average closing price on the New York Stock Exchange, Inc. (the "NYSE" ) of one share of Parent Common Stock over the twenty-day trading period ending on (and including) the trading day immediately preceding the two trading days before the Closing Date (the "Parent Stock Price" ) is not greater than $41.625 and not less than $37.625, there shall be no adjustment to the Conversion Ratio, (ii) if the Parent Stock Price is greater than $41.625, the Conversion Ratio shall be adjusted to equal the product of (x) .875 and (y) a fraction the numerator of which is equal to the sum of (1) $41.625 and (2) one-half (1/2) of the difference between the Parent Stock Price and $41.625 and the denominator of which is the Parent Stock Price and (iii) if the Parent Stock Price is less than $37.625, the Conversion Ratio shall be adjusted to equal the product of (x) .875 and (y) a fraction the numerator of which is equal to the sum of (1) the Parent Stock Price and (2) one-half (1/2) of the difference between $37.625 and the Parent Stock Price and the denominator of which is the Parent Stock Price. Each share of the Parent Common Stock issued pursuant to the Merger shall entitle the holder thereof to the corresponding number of rights (the "Parent Rights" ) to purchase shares of Participating Preferred Stock of Parent pursuant to the Rights Agreement dated as of March 2, 1988, as amended, between Parent and Chemical Bank (formerly Manufacturers Hanover Trust Company), as Rights Agent (the "Parent Rights Agreement" ). All references in this Agreement to the Parent Common Stock to be received pursuant to the Merger shall be deemed to include the Parent Rights. All such shares of the Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of the Parent Common Stock and any cash in lieu of fractional shares of the Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

2.2 Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, Parent shall deposit with Chemical Bank or such other bank or trust company designated by Parent (and reasonably acceptable to the Company) (the "Exchange Agent" ), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of the Parent Common Stock (such shares of the Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund" ) issuable pursuant to Section
2.1 in exchange for outstanding shares of the Company Common Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (the "Certificates" ) whose shares where converted pursuant to Section 2.1 into the right to receive shares of the Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of the Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Sub, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of the Parent Common Stock which such holder has the right to receive pursuant to the provisions of this
Article 2 (and the dividends or distributions and cash in lieu of fractional shares as contemplated by Sections 2.2(c) and 2.2(e), respectively), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of the Parent Common Stock may be issued to a transferee if the Certificate representing the Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of the Parent Common Stock and cash in lieu of any fractional shares of the Parent Common Stock as contemplated by this Section 2.2.

     (c) Distribution with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of the Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of the Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount (to the extent such amount has been determined in accordance with Section 2.2(e)) of any cash payable in lieu of a fractional share of the Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of the Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of the Parent Common Stock.

     (d) No Further Ownership Rights in the Company Common Stock. All shares of the Parent Common Stock issued upon the surrender for exchange of shares of the Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of the Company Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of the Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to enjoy any other rights of a stockholder of Parent. All fractional shares of the Parent Common Stock that a holder of the Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the Parent Stock Price by the fraction of a share of the Parent Common Stock to which such holder would otherwise have been entitled. The Surviving Corporation shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. Alternatively, Parent shall have the option of instructing the Exchange Agent to aggregate all fractional shares of the Parent Common Stock, sell such shares in the public market and distribute to holders of the Company Common Stock a pro rata portion of the proceeds of such sale. No such cash in lieu of fractional shares of the Parent Common

Stock shall be paid to any holder of the Company Common Stock until Certificates representing such Company Common Stock are surrendered and exchanged in accordance with Section 2.2(b).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund and any cash in lieu of fractional shares of the Parent Common Stock made available to the Exchange Agent which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for the Parent Common Stock, any cash in lieu of fractional shares of the Parent Common Stock and any dividends or distributions with respect to the Parent Common Stock.

     (g) No Liability. Neither Parent nor the Company shall be liable to any holder of shares of the Company Common Stock or the Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of the Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     3.1 Corporate Organization and Authority of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and, except as disclosed in the Company's Disclosure Memorandum furnished to Parent on the date hereof (the "Disclosure Memorandum" ) with specific reference to this Section, is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned, leased or operated by it requires it to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to any party, a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operation, business or business prospects of such party and its Subsidiaries, if any, taken as a whole. For purposes of this Agreement, (a) with respect to the Company, a Material Adverse Effect shall not include a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operation, business or business prospects of the Company (i) as a result of the proposed merger of the Company with Sub and the impact thereof on the operating performance of the Company pursuant to the terms of this Agreement or (ii) that is disclosed in the Company SEC Documents (as defined in Section 3.5) or in the Disclosure Memorandum and (b) with respect to Parent, a Material Adverse Effect shall not include a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operation, business or business prospects of Parent (i) as a result of the proposed merger of the Company with Sub and the impact thereof on the operating performance of Parent pursuant to the terms of this Agreement or (ii) that is disclosed in the Parent SEC Documents (as defined in Section 4.5) or in the Parent Disclosure Memorandum (as defined in Section 4.1). The Company has heretofore delivered to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, as currently in effect. The Company has full corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of the Company in accordance with the applicable provisions of the DGCL, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all requisite corporate action on the part of the Company, subject to such approval of this Agreement by the stockholders of the Company in accordance with the applicable provisions of the DGCL. This Agreement has been duly executed and delivered by the Company, and (assuming due execution and delivery by Parent and Sub) this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy.

     3.2 Subsidiaries and Equity Investments. The Company has no direct or indirect Subsidiary. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures, in any business or entity where such capital stock, equity securities or any direct or indirect equity or ownership interests has a fair market value on the date hereof of $10,000 individually or $250,000 in the aggregate.

     3.3 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 30,000,000 shares of the Company Common Stock and 500,000 shares of Preferred Stock, par value $.125 per share. As of the date hereof, 12,318,727 shares of the Company Common Stock are issued and outstanding, and 714,533 shares of the Company Common Stock are reserved for issuance in the aggregate pursuant to the Company's Incentive Stock Option Plan and the Company's Non-Qualified Stock Option Plan (collectively, the "Company Option Plans" ) and 14,656 shares of the Company Common Stock are reserved for issuance under the Company's Non-employee Director Stock Bonus Plan (the "Stock Bonus Plan" ). All such issued and outstanding shares of the Company Common Stock have been, and any shares of the Company Common Stock which may be issued pursuant to the Company Option Plans and the Stock Bonus Plan will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, and except for (a) the rights created pursuant to this Agreement and the Option Agreement, (b) the rights outstanding on the date hereof created pursuant to the Company Option Plans and the Stock Bonus Plan to purchase or receive, or to obtain the benefit of any increase in value with respect to, in the aggregate 748,689 shares of the Company Common Stock and (c) the issued and outstanding shares of the Company Common Stock set forth herein, as of the date hereof, there are no (i) outstanding shares of capital stock, or any notes, bonds, debentures or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) ("Voting Debt" ), of the Company, (ii) outstanding options, warrants, calls, subscriptions or other rights of any kind to acquire, or agreements or commitments in effect to which the Company is a party or by which the Company is bound obligating the Company to issue or sell, or cause to be issued or sold, any additional shares of capital stock or any Voting Debt of the Company, or granting any rights to obtain any benefit measured by the value of the Company's capital stock (including without limitation, stock appreciation rights granted under the Company Option Plans) or (iii) outstanding securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares or Voting Debt. The Company is not committed to issue any such option, warrant, call, subscription, right or security, and after the Effective Time, there will be no such option, warrant, call, subscription, right, agreement, commitment or security. There are no contracts, commitments or agreements relating to voting, purchase or sale of the Company's capital stock or Voting Debt (including, without limitation, any redemption by the Company thereof) (i) between or among the Company and any of its stockholders and (ii) to the best of the Company's knowledge, between or among any of the Company's stockholders, except for the proxies set forth on Schedule A.

     3.4 No Violation; Consents and Approvals. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, neither the Company nor any of its properties or assets is subject to or bound by any provision of:

          (a) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

          (b) any articles or certificate of incorporation, bylaws, or similar organizational document;

          (c) any (i) credit or loan agreement, mortgage, deed of trust, note, bond, indenture, license, concession, franchise, permit, trust, custodianship, other restriction, (ii) instrument, lease, obligation, contract or agreement (including, without limitation, any plan, fund or arrangement contemplated by Section 3.12(a)) other than those contemplated by clause (i), which, in the case of this clause (ii), individually involves the payment or receipt by the Company on an annual basis of in excess of $50,000 or (iii) instruments, obligations, contracts or agreements (including, without limitation, plans, funds or arrangements contemplated by Section 3.12(a)), other than those contemplated by clause
     (i), which, in the case of this clause (iii), collectively involve the payment or receipt by the Company of in excess of $500,000; or

          (d) any judgment, order, writ, injunction or decree;

that would impair, prohibit or prevent, or would be violated or breached by, or would result in the creation of any Encumbrance as a result of, or under which there would be a material default (with or without notice or lapse of time, or both) or right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit as a result of, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, except in the case of any municipal, county or township law, statute, rule, regulation, ordinance, administrative decision, license or permit ("Local Law or Permit" ), where such event or occurrence is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. Except as disclosed in the Disclosure Memorandum with specific reference to this Section and other than (i) the filing of the Certificate of Merger as provided in Section 1.1, (ii) the filing with the Securities and Exchange Commission (the "SEC" ) and the NYSE of the Proxy Statement and the S-4 (each as defined in Section 3.21), (iii) such consents, orders, approvals, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR
Act" ) and (v) such local consents, orders, approvals, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company and that would not impair, prohibit or prevent the consummation of the transactions contemplated hereby, no consent, order, approval or authorization of, or declaration, notice, registration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity" ), individual, corporation, partnership, trust or unincorporated organization (together with Governmental Entities, each a "Person" ) is required by or with respect to the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.

     3.5 SEC Reports and Financial Statements of the Company. The Company has filed with the SEC, and has heretofore provided to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1989 under the Securities Exchange Act of 1934, as amended (the "Exchange Act" ) or the Securities Act of 1933, as amended (the "Securities Act" ) (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents" ). Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP" ) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to customary year-end audit adjustments) the financial position of the Company as at the dates thereof and the results of its operations and cash flows.

     3.6 Absence of Undisclosed Liabilities. Except as and to the extent set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, or as disclosed in the Form 10-Q for the six month period ended June 30, 1994, or as disclosed in the Disclosure Memorandum with specific reference to this Section, as of June 30, 1994, the Company had no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on the balance sheet of the Company (including the notes thereto) as of such date. Since June 30, 1994, the Company has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, not in the ordinary course of business or which would have, individually or in the aggregate, a Material Adverse Effect on the Company.

     3.7 Inventory. The inventories of the Company disclosed in the Company SEC Documents as of June 30, 1994 and in any subsequently filed Company SEC Documents are stated consistently with the audited financial statements of the Company, such presentation appropriately reflects current industry practice which is supported historically by cost reductions received from vendors and is appropriate based upon the relationship with the Company's vendors, and due provision was made to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. Since June 30, 1994, due provision was made on the books of the Company in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

     3.8 Accounts Receivable. The accounts receivable disclosed in the Company SEC Documents as of June 30, 1994, and, with respect to accounts receivable created since such date, disclosed in any subsequently filed Company SEC Documents, or as accrued on the books of the Company in the ordinary course of business consistent with past practices in accordance with GAAP since the last filed Company SEC Documents, represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discounts, and the amount carried for doubtful accounts and allowances disclosed in each of such Company SEC Documents or accrued on such books is sufficient to provide for any losses which may be sustained on realization of the receivables.

     3.9 Title to Property.

     (a) The Company has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances, except for such Encumbrances securing indebtedness that is not, in the aggregate, greater than $500,000. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of the business of, the Company.

     (b) The machinery, tools, equipment and other tangible physical assets of the Company (other than items of inventory) are in good working order, except for normal wear and tear and except for such machinery, tools, equipment and other tangible physical assets that do not, in the aggregate, have a fair market value greater than $500,000, and are in an operating condition sufficient to conduct the business of the Company as now being conducted.

     (c) The Disclosure Memorandum sets forth with specific reference to this Section each and every parcel of real property or interest in real estate owned, held under a lease or used by, or necessary for the conduct of the business of, the Company (the "Real Property" ).

     (d) Except as disclosed in the Disclosure Memorandum with specific reference to Section 3.9(c), the Company:

          (i) owns and has good and marketable title in fee simple to the Real Property designated as "owned property" in the Disclosure Memorandum free and clear of all pledges, liens, charges, encumbrances, easements, defects, security interests, claims, options and restrictions of every kind ("Encumbrances" ), except (A) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected property or impairs the operations of the Company and (B) liens for current taxes not yet due and payable;

          (ii) with respect to the Real Property designated as "leased property" in the Disclosure Memorandum, is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and

          (iii) has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems for all usual street, road and utility purposes.

     (e) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, all of the buildings, structures, improvements and fixtures used by or useful in the business of the Company, owned or leased by the Company, are in a good state of repair, maintenance and operating condition and, except as so disclosed and, except for normal wear and tear, there are no defects with respect thereto which would materially impair the day-to-day use of any such buildings, structures, improvements or fixtures or which would subject the Company to material liability under applicable law.

     3.10 Intellectual Property. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company owns or has valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company as currently conducted or as contemplated to be conducted, and to the best knowledge of the Company, there is no assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, could have a Material Adverse Effect on the Company. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the conduct of the business of the Company as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, could have a Material Adverse Effect on the Company. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, to the best knowledge of the Company, there are no infringements of any proprietary rights owned by the Company which, individually or in the aggregate, could have a Material Adverse Effect on the Company.

     3.11 Tax Matters. The Company (or any predecessor) and any consolidated, combined, unitary, affiliated or aggregate group for Tax purposes of which the Company (or any predecessor) is or has been a member (a "Consolidated Group" ) has, to the best of the Company's knowledge, timely filed all Tax Returns required to be filed by it, has paid all Taxes shown on any Tax Return to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in the

Disclosure Memorandum (or promptly disclosed to Parent in the event of changes in circumstances between the date hereof and the Closing Date which have occurred in the ordinary course of business and, individually or in the aggregate, do not have a Material Adverse Effect on the Company) with specific reference to this Section and to the Company's best knowledge, (i) no material claim for unpaid Taxes that are due and payable has become a lien against the property of the Company or is being asserted against the Company, (ii) no audit of any Tax Return of the Company is being conducted by a Tax authority, and
(iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

     3.12 Employee Matters. (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section. 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA" )), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, employee-related insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "Benefit Plans" ), maintained or contributed to by the Company, the Company has made available to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service, (ii) such Benefit Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Benefit Plan and (iv) the most recent actuarial report or valuation relating to a Benefit Plan subject to Title IV of ERISA, if any.

     (b) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the Company's best knowledge, there exists no condition or set of circumstances, other than as disclosed in the Disclosure Memorandum with specific reference to this Section, in connection with which the Company could be subject to any liability that is reasonably likely to have a Material Adverse Effect on the Company (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law.

     (c) Except as set forth in the Disclosure Memorandum with specific reference to this Section, with respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company, which obligations could have a Material Adverse Effect on the Company.

     (d) Except as set forth in the Disclosure Memorandum with specific reference to this Section, and except as described in Section 5.17 or 5.18 hereof, the Company is not a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice or union or collective bargaining agreement, (ii) agreement with any director, executive officer or key employee of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or agreement with respect to any executive officer of the Company providing any term of employment or compensation guarantee extending for a period longer than one year, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.13 No Material Change. Since June 30, 1994, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     3.14 Absence of Change or Event. Except as contemplated by this Agreement or the Option Agreement or as disclosed in the Disclosure Memorandum with specific reference to this Section, since June 30, 1994, the Company has conducted its business only in the ordinary course and has not:

          (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

          (b) mortgaged, pledged or subjected to lien, restriction or any other Encumbrance any of its property, businesses or assets, tangible or intangible, of the Company, except for liens arising in the ordinary course of business and consistent with prior practice to secure debt incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such liens, provided that (i) the principal amount of any debt secured by such lien does not exceed 100% of such purchase price or cost, (ii) such lien does not extend to or cover any other property other than such item of property and any improvements on such item and (iii) the incurrence of such debt was in the ordinary course of business and consistent with prior practice;

          (c) except in the ordinary course of business and consistent with prior practice, sold, transferred, leased or loaned to others or otherwise disposed of any of its assets (or committed to do any of the foregoing), including the payment of any loans owed to any affiliate, except for inventory sold to customers or returned to vendors in the ordinary course of business and consistent with prior practice, or canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value;

          (d) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or is reasonably likely to have a Material Adverse Effect on the Company;

          (e) made or committed to make any capital expenditures or capital additions or betterments in excess of an aggregate of $350,000;

          (f) encountered any labor union organizing activity, had any actual or threatened employee strikes, or any work stoppages, slow-downs or lock-outs related to any labor union organizing activity or any actual or threatened employee strikes;

          (g) instituted any litigation, action or proceeding before any court, governmental body or arbitration tribunal relating to it or its property, except for litigation, actions or proceedings instituted in the ordinary course of business and consistent with prior practice;

          (h) split, combined or reclassified any of its capital stock, or declared or paid any dividend or made any other payment or distribution in respect of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock;

          (i) acquired, or agreed to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired, or agreed to acquire, any assets which are material, individually or in the aggregate, to the Company, except for purchases of inventory in the ordinary course of business and consistent with prior practice;

          (j) increased, or agreed or promised to increase, the compensation of any officer, employee or agent of the Company, directly or indirectly, including by means of any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, or any other employee benefit plan, except in the ordinary course of business and consistent with prior practice;

          (k) except in the ordinary course of business and consistent with prior practice, increased promotional or advertising expenditures or otherwise changed its policies or practices with respect thereto;

          (l) made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period or adopted or changed any accounting method; or

          (m) except in the ordinary course of business and consistent with prior practice, filed any amended Tax Return or extended the applicable statute of limitations for any taxable period, received notification of an examination, audit or pending assessment with respect to Taxes, entered into any closing agreement with respect to Taxes, settled or compromised any Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan.

     3.15 Litigation. Except as specifically disclosed in the Company SEC Documents filed prior to the date hereof, there is no (i) outstanding consent, order, judgment, writ, injunction, award or decree of any Governmental Entity or arbitration tribunal against or involving the Company or any of its properties or assets, (ii) action, suit, claim, counterclaim, litigation, arbitration, dispute or proceeding pending or, to the Company's best knowledge, threatened against or involving the Company or any of its properties or assets or (iii) to the Company's best knowledge, investigation or audit pending or threatened against or relating to the Company or any of its properties or assets or any of its officers or directors (in their capacities as such) (collectively, "Proceedings" ) which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, or would impair, prohibit or prevent the consummation of the transactions contemplated hereby. To the Company's best knowledge, there are no existing facts or circumstances which could form a basis for any Proceeding which, if commenced, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, or would impair, prohibit or prevent the consummation of the transactions contemplated hereby.

     3.16 Compliance With Law and Other Instruments. (a) To the Company's best knowledge, except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company and its properties, assets, operations and activities, have complied and are in compliance in all respects with all applicable federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees including, without limitation, health and safety statutes and regulations and all Environmental Laws, including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except, with respect to laws, rules, regulations, ordinances, orders, judgments and decrees other than those relating to Environmental Laws, the Foreign Corrupt Practices Act and applicable criminal statutes, where the failure to have complied or be in compliance is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, or that would impair, prohibit or prevent the consummation of the transactions contemplated hereby. The Company is not in violation of or in default under any terms or provisions of (i) its articles or certificate of incorporation, bylaws or similar organizational document, (ii) any credit or loan agreement, mortgage or security agreement, deed of trust, note, bond or indenture, or (iii) any other instrument, obligation, contract or agreement to which it is subject or by which it is bound, except, in the case of clauses (ii) and (iii), for violations or defaults which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. Notwithstanding anything to the contrary contained in this

Section 3.16, with respect to any representation and warranty given with respect to Environmental Laws or related matters which is limited to events, occurrences or circumstances which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company (including, without limitation, the representations and warranties contained in subsections (a) and (d) through
(j) hereof), such limitations (or words of similar import) shall be applicable solely with respect to the period from the date hereof through the Closing Date.

     (b) To the Company's best knowledge, except as disclosed in the Disclosure Memorandum with specific reference to this Section, (i) the Company has obtained all Permits that are (A) required under all federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees, including, without limitation, the Environmental Laws, for the ownership, use and operation of each property, facility or location owned, operated or leased by the Company (the "Property" ) or (B) otherwise necessary in the conduct of the business of the Company, except for failures to obtain Permits (other than those that would result in the imposition of criminal sanctions) which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company and (ii) all such Permits are in effect, no appeal nor any other action is pending to revoke any such Permit, and the Company is in full compliance with all terms and conditions of all such Permits, except for failures to be in compliance which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

     (c) To the Company's best knowledge, the Company has heretofore delivered to Parent true and complete copies of all environmental studies in the Company's possession relating to the Property or any other property or facility previously owned, operated or leased by the Company.

     (d) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, or to the Company's best knowledge, investigation, proceeding, notice or demand letter pending relating to the Company or the Property (or any other property or facility formerly owned, operated or leased by the Company) or, to the Company's best knowledge, threatened relating to the Company or the Property (or any other such property of facility) and relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except for such actions, suits, demands, claims, hearings, notices of violation, proceedings, notices or demand letters which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

     (e) Neither the Company nor, to the Company's best knowledge, any other Person has, Released, placed, stored, buried or dumped any Hazardous Substances, Oils, Pollutants or Contaminants or any other wastes produced by, or resulting from, any business, commercial, or industrial activities, operations, or processes, on, beneath, or adjacent to the Property (or any other property or facility formerly owned, operated or leased by the Company) except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations and in a manner such that there has been no Release of any such substances into the environment), except where such Releases, placement, storage, burial or dumping of Hazardous Substances, Oils, Pollutants or Contaminants are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

     (f) To the Company's best knowledge, except as disclosed in the Disclosure Memorandum with specific reference to this Section, no Release or Cleanup occurred at the Property (or any other property or facility formerly owned, operated or leased by the Company) which could result in the assertion or creation of a lien on the Property by any Governmental Entity with respect thereto, nor has any such assertion of a lien been made by any Governmental Entity with respect thereto, except for such Releases, Cleanups or assertions of liens which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

     (g) To the Company's best knowledge, except as disclosed in the Disclosure Memorandum with specific reference to this Section, no employee of the Company in the course of his or her employment with the Company has been exposed to any Hazardous Substances, Oils, Pollutants or Contaminants or any other substance, generated, produced or used by the Company which could give rise to any claim against the Company, except for such claims which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

     (h) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company has not received any notice or order from any Governmental Entity or private or public entity advising it that the Company is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants or Contaminants or any other waste or substance, and the Company has not entered into any agreements concerning such Cleanup, nor is the Company aware of any facts which might reasonably give rise to such notice, order or agreement, except for such notices, orders or agreements which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

     (i) To the Company's best knowledge, except as disclosed in the Disclosure Memorandum with specific reference to this Section, and except for such items which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, the Property does not contain any: (i) underground storage tanks; (ii) asbestos; (iii) equipment using PCBs; (iv) underground injection wells; or (v) septic tanks in which process wastewater or any Hazardous Substances, Oils, Pollutants or Contaminants have been disposed.

     (j) To the Company's best knowledge, except as disclosed in the Disclosure Memorandum with specific reference to this Section, with regard to the Company and the Property (or any other property or facility formerly owned, operated or leased by the Company), and except where the following are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws as in effect on the date hereof or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability under the Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, place of disposal, transport or handling, or the Release or threatened Release into the indoor or outdoor environment by the Company or a present or former facility of the Company, of any Hazardous Substances, Oils, Pollutants or Contaminants.

     (k) The Company has not entered into any agreement that may require it to pay to, reimburse, guaranty, pledge, defend, indemnify or hold harmless any person for or against Environmental Liabilities and Costs.

     (l) The following terms shall be defined as follows:

        "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment.

        "Environmental Laws" means all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances, Oils, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oils, Pollutants or Contaminants, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants.

        "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct Cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from environmental, health or safety conditions, involving the Release or threatened Release of Hazardous Substances, Oils, Pollutants or Contaminants into the environment, as a result of past or present ownership, leasing or operation of any properties, owned, leased or operated by the Company or the Company's Subsidiary, including, without limitation, any of the foregoing incurred in connection with the conduct of any Cleanup.

        "Hazardous Substances, Oils, Pollutants or Contaminants" means all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. sec. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

        "Release" means, when used as a noun, any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property, and when used as a verb, the occurrence of any Release.

     3.17 Insurance. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the insurance policies in force with respect to the business and properties of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for material compliance with all requirements of law and all agreements to which the Company is a party; are valid, outstanding and enforceable policies; and provide adequate insurance coverage for the assets and operations of the Company.

     3.18 Affiliate Interests. (a) Except as disclosed by the Company SEC Documents and except for services provided by the Company's directors and executive officers in their capacities as such and the compensation paid therefor, the Disclosure Memorandum sets forth all amounts paid (or deemed for accounting purposes to have been paid) and services provided by the Company to, or received by the Company from, any affiliate of the Company since December 31, 1991 and all such amounts currently owed by the Company to, or to the Company by, any affiliate of the Company. For purposes of this Agreement, the term "affiliate" shall have the meaning ascribed thereto in Rule 405 of the Securities Act.

     (b) Each contract, agreement, plan or arrangement between the Company on the one hand, and any affiliate of the Company or affiliate thereof, on the other hand ("Affiliate Agreements" ) is disclosed in the Disclosure Memorandum with specific reference to this Section or Section 3.18(a). Except as disclosed in the Disclosure Memorandum with specific reference to this Section or Section 3.18(a), each of the transactions described in Section 3.18(a) and each of the Affiliate Agreements was entered into in the ordinary course of business and on commercially reasonable terms and conditions.

     3.19 Customers and Suppliers. Except as set forth in the Disclosure Memorandum with specific reference to this Section, as of the date hereof, no customer which individually accounted for more than 1% of the Company's gross revenues during the 12 month period preceding the date hereof, and no supplier of the Company, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate, its relationship with the Company, or has at any time on or after June 30, 1994 decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of the services or products of the Company in the case of any such customer, and to the Company's best knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be. From and after the date hereof, no customer which individually accounted for more than 5% of the Company's gross revenues during the 12 month period preceding the Closing Date, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship with the Company, and to the Company's best knowledge, no such customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its usage of the services or products of the Company. The Company has not knowingly breached, so as to provide a benefit to the Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

     3.20 Absence of Questionable Payments. Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has used, or authorized the use of, any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act. Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

     3.21 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of the Parent Common Stock in the Merger (the "S-4" ) will, at the time the S-4 becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the joint proxy statement in definitive form relating to the meetings of the Company's and Parent's respective stockholders to be held in connection with the Merger (the "Proxy Statement" ) will, at the date first mailed to stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of circumstances under which they are made, not misleading and (iii) the Proxy Statement or any amendment thereof or supplement thereto will, at the time of the meetings of the Company's and Parent's respective stockholders to be held in connection with the Merger, contain any untrue statement of a material fact, or omit to state any material fact necessary to correct any statement in any earlier communica-tion with respect to the solicitation of any proxy for such meetings of stockholders. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.22 Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers, dated the date hereof, to the effect that, as of such date, from a financial point of view, the Conversion Ratio to be offered to the stockholders of the Company in the proposed Merger is fair to such stockholders, a copy of which opinion has been delivered to Parent.

     3.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     3.24 Accounting Matters. Neither the Company nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

     3.25 Company Not an Interested Shareholder or a 30% Shareholder. As of the date hereof, neither the Company nor any of its affiliates is an "interested shareholder" of Parent as such term is defined in Section 912 of the New York Business Corporation Law or a "30% Shareholder" of Parent as such term is defined in Article TENTH of Parents' Restated Certificate of Incorporation.

     3.26 Section 203 of the DGCL Not Applicable. The provisions of Section 203 of the DGCL will not, prior to the termination of this Agreement, apply to this Agreement, the Option Agreement, the Merger or the other transactions contemplated hereby.

     3.27 Disclosure. No representation or warranty by the Company in this Agreement, including the Disclosure Memorandum, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to the Company which could have a Material Adverse Effect on the Company, which has not been set forth in the Company SEC Documents or in this Agreement, including the Disclosure Memorandum.

     3.28 The Company's Best Knowledge. The term "the Company's best knowledge" or words of similar import shall mean the best knowledge of any of the Company's Chief Executive Officer, Chief Financial Officer, Distribution Business Unit President, Vice President and Controller and Senior Vice President of Sales.

                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     4.1 Organization. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and, except as disclosed in Parent's Disclosure Memorandum furnished to the Company on the date hereof (the "Parent Disclosure Memorandum" ) with specific reference to this Section, is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned, leased or operated by it requires it to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a Material Adverse Effect on Parent.

     4.2 Corporate Authority. Each of Parent and Sub has full corporate power and authority to enter into this Agreement and, subject to approval of this Agreement and the issuance of the Parent

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Common Stock pursuant to the Merger (collectively, the "Parent Vote Matter" ) by the stockholders of Parent in accordance with NYSE listing requirements, to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Sub of this Agreement have been duly authorized by all requisite corporate action on the part of Parent and Sub, respectively, subject to approval of the Parent Vote Matter by the stockholders of Parent in accordance with NYSE listing requirements. This Agreement has been duly executed and delivered by each of Parent and Sub, and (assuming due execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent and Sub, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy.

     4.3 No Violation; Consents and Approvals. Except as disclosed in the Parent Disclosure Memorandum with specific reference to this Section, neither Parent, Sub nor any of their respective properties or assets, is subject to or bound by any provision of:

          (a) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

          (b) any articles or certificate of incorporation or by-laws;

          (c) any (i) credit or loan agreement, mortgage, deed of trust, note, bond, indenture, license, concession, franchise, permit, trust, custodianship, other restriction, (ii) instrument, lease, obligation, contract or agreement, other than those contemplated by clause (i), which, in the case of this clause (ii), individually involves the payment or receipt by Parent of in excess of $50,000 or (iii) instruments, obligations, contracts or agreements (including, without limitation, leases) other than those contemplated by clause (i), which in the case of this clause (iii), collectively involve the payment or receipt by Parent of in excess of $500,000; or

          (d) any judgment, order, writ, injunction or decree; that would impair, prohibit or prevent, or would be violated or breached by, or under which there would be a material default (with or without notice or lapse of time, or both) as a result of, the execution, delivery and performance by each of Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby, except in the case of any Local Law or Permit, where such event or occurrence is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent. Except as disclosed in the Parent Disclosure Memorandum with specific reference to this Section and other than (i) the filing of the Certificate of Merger as provided in Section 1.1, (ii) the filing with the SEC and the NYSE of the Proxy Statement and the S-4, (iii) such consents, orders, approvals, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under the HSR Act and (v) such local consents, orders, approvals, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent and that would not impair, prohibit or prevent the consummation of the transactions contemplated hereby, no consent, order, approval or authorization of, or declaration, notice, registration or filing with, any Person is required by or with respect to the execution, delivery and performance by Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby.

     4.4 Capitalization. As of the date hereof, the authorized capital stock of Parent consists of 60,000,000 shares of the Parent Common Stock and 2,000,000 shares of Preferred Stock, par value $1.00 per share (the "Parent Preferred Stock" ). At the close of business on September 16, 1994, (i) 35,266,176 shares of the Parent Common Stock were issued and outstanding, 1,420,404 shares of the Parent Common Stock were reserved for issuance pursuant to Parent's Stock Option Plan (the "Parent Option Plan" ), and 3,773,625 shares of the Parent Common Stock were reserved for issuance pursuant to Parent's Convertible Subordinated Debentures (the "Convertible Deben-tures" ), (ii) 11,247 shares of the Parent Common Stock were reflected on the books and records of Parent as treasury shares, (iii) no shares of the Parent Preferred Stock were issued or outstanding and (iv) other than the Convertible Debentures, no Voting Debt of Parent was issued or outstanding. All such issued and outstanding shares of the Parent Common Stock have been, and any shares of the Parent Common Stock which may be issued pursuant to the Parent Option Plan or the Convertible Debentures will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. All shares of the Parent Common Stock which are to be issued pursuant to the Merger will be, when issued in accordance with the terms hereof, validly issued, fully paid and nonassessable. Except for (a) the rights created pursuant to this Agreement, (b) the rights created pursuant to the Parent Option Plan to purchase 1,420,404 shares of the Parent Common Stock, the rights created pursuant to the Convertible Debentures to purchase 3,773,625 shares of the Parent Common Stock and the Parent Rights created pursuant to the Parent Rights Agreement to purchase 352,661.76 shares of the Parent Preferred Stock and (c) the issued and outstanding shares of the Parent Common Stock and the Convertible Debentures set forth herein (except for changes since September 16, 1994 resulting from the exercise of the rights created pursuant to the Parent Option Plan and the Convertible Debentures), as of the date hereof, there are no (i) outstanding shares of capital stock or Voting Debt of Parent, (ii) outstanding options, warrants, calls, subscriptions or other rights of any kind to acquire, or agreements or commitments in effect to which Parent is a party or by which Parent is bound obligating Parent to issue or sell, or cause to be issued or sold, any additional shares of capital stock or any Voting Debt of Parent or
(iii) outstanding securities convertible or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares or Voting Debt. Except as contemplated by this Agreement, as of the date hereof, Parent is not committed to issue any such option, warrant, call, subscription, right or security.

     4.5 SEC Reports and Financial Statements of Parent. Parent has filed with the SEC, and has heretofore provided to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1989 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents" ). The Parent SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to customary year-end audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows.

     4.6 No Material Change. Since June 30, 1994, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     4.7 Litigation. Except as specifically disclosed in the Parent SEC Documents filed prior to the date hereof, there is no (i) outstanding consent, order, judgment, writ, injunction, award or decree of any Governmental Entity or arbitration tribunal against or involving Parent, Parent's Subsidiaries or any of their respective properties or assets, (ii) action, suit, claim, counterclaim, litigation, arbitration, dispute or proceeding pending or, to Parent's best knowledge, threatened against or

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

involving Parent, Parent's Subsidiaries or any of their respective properties or assets or (iii) to Parent's best knowledge, investigation or audit pending or threatened against or relating to Parent, Parent's Subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacities as such) (collectively, "Parent Proceedings" ) which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent, or would impair, prohibit or prevent the consummation of the transactions contemplated hereby. To Parent's best knowledge, there are no existing facts or circumstances which could form a basis for any Parent Proceeding which, if commenced, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, or would impair, prohibit or prevent the consummation of the transactions contemplated hereby.

     4.8 Absence of Questionable Payments. Neither Parent or Parent's Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of Parent or Parent's Subsidiaries, has used, or authorized the use of, any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither Parent or Parent's Subsidiaries nor any current director, officer, agent, employee or other Person acting on behalf of Parent or Parent's Subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

     4.9 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 will, at the time the S-4 becomes effective under the Securities Act, at the time of the meeting of the Company stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     4.10 Opinion of Financial Advisor. Parent has received the opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, to the effect that, as of such date, the Conversion Ratio is fair, from a financial point of view, to Parent and to the holders of the Parent Common Stock, a copy of which opinion has been delivered to the Company.

     4.11 Vote Required. The affirmative vote of the holders of a majority of the votes cast by holders of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the Parent Vote Matter, provided that the total votes cast thereon by such holders represent a majority of all votes entitled to be cast with respect thereto.

     4.12 Accounting Matters. Neither Parent nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

     4.13 Disclosure. No representation or warranty by Parent in this Agreement, including the Parent Disclosure Memorandum, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to Parent which could have a Material Adverse Effect on Parent, which has not been set forth in the Parent SEC Documents or in this Agreement, including the Parent Disclosure Memorandum.

     4.14 Parent's Best Knowledge. The term "Parent's best knowledge" or words of similar import shall mean the best knowledge of any of Parent's Chief Executive Officer, Chief Financial Officer, Assistant General Counsel, Controller and the President of the Arrow/Schweber Electronics Group.

                                   ARTICLE 5

                        CERTAIN COVENANTS AND AGREEMENTS
                           OF THE COMPANY AND PARENT

     5.1 Conduct of the Company's Business Prior to the Closing Date. The Company agrees that, between the date hereof and the Closing Date:

     (a) Except as contemplated by this Agreement, as disclosed in the Disclosure Memorandum with specific reference to this Section or as permitted by the prior written consent of Parent, the Company shall operate its business only in the usual, regular and ordinary course consistent with prior practice and not:

          (i) take any action of the nature referred to in Section 3.14, except as permitted therein;

          (ii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock (except pursuant to, and in accordance with the terms of, the rights outstanding on the date hereof created pursuant to the Company Option Plans) or any Voting Debt, or any securities convertible into or exchangeable for, or any rights, warrants, calls, subscriptions or options to acquire, any shares of its capital stock or any Voting Debt;

          (iii) change the Company's banking or safe deposit arrangements without ten days prior written notice thereof to Parent;

          (iv) modify or amend, or authorize or propose to modify or amend, the Company's certificate or articles of incorporation, bylaws or similar organizational documents; or

          (v) take or permit any affiliate thereof to take any action that would or is reasonably likely to result in any of the Company's representations and warranties set forth in this Agreement not to be true as of the date made (to the extent so limited) or in any of the conditions to the Merger set forth in Article 6 not being satisfied.

     (b) The Company shall preserve the business organization of the Company intact and shall use its best efforts to keep available to Parent the services of the present officers and employees of the Company and to preserve for Parent the good will of the Company's suppliers, customers, and others having business relations with the Company. Except with the prior written consent of Parent (not to be unreasonably withheld), the Company shall not terminate or cause to be terminated any distribution agreement to which it is a party.

     (c) The Company shall to maintain in force the insurance policies referred to in Section 3.17 or insurance policies providing the same or substantially similar coverage; provided, however, that the Company will notify Parent prior to the expiration of any of such insurance policies.

     (d) The Company shall diligently pursue its rights with respect to the matters listed in the Disclosure Memorandum with respect to Section 3.14(g) and the Proceedings contemplated by Section 3.15.

     (e) Except as contemplated by this Agreement or permitted by the prior written consent of Parent, no plan, fund, or arrangement referred to in Section
3.12 has been or will be:

          (i) terminated by the Company;

          (ii) amended (except as expressly required by law) in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder; or

          (iii) amended in any manner which would materially increase the cost to Parent of maintaining such plan, fund, or arrangement.

     5.2 Conduct of Parent's Business Prior to the Closing Date. Parent agrees that, between the date hereof and the Closing Date, except as contemplated by this Agreement or permitted by the

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

prior written consent of the Company, Parent shall (a) conduct its business and the business of its Subsidiaries on a consolidated basis in a manner designed in its reasonable judgment to enhance the long-term value of the Parent Common Stock and to the extent consistent therewith, use its best efforts to preserve the goodwill of Parents' and its Subsidiaries' suppliers, customers and others having business relations with Parent and its Subsidiaries and (b) not take any action that would or is reasonably likely to result in any of Parent's or Sub's representations and warranties set forth in this Agreement not to be true as of the date made (to the extent so limited) or in any of the conditions of the Merger set forth in Article 6 not being satisfied.

     5.3 Preparation of S-4 and the Proxy Statement. Each of the Company and Parent shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Parent and the Company shall use their respective best efforts to (i) have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and (ii) cause the Proxy Statement to be mailed to the respective stockholders of Parent and the Company at the earliest practicable date. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of the Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

     5.4 Letter of the Company's and Parent's Accountants. (a) The Company shall use its best efforts to cause to be delivered to the Company and to Parent a letter of Price Waterhouse LLP, the Company's independent accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Company and to Parent, in form and substance reasonably satisfactory to the Company and to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     (b) Parent shall use its best efforts to cause to be delivered to Parent and the Company a letter of Ernst & Young LLP, Parent's independent accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     5.5 Legal Conditions to Merger. Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filing with any Governmental Entity) and will promptly cooperate with each other and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     5.6 Affiliates. Prior to the Closing Date the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such Person to deliver to Parent on or prior to the Closing Date a written agreement, substantially in the form attached as
Exhibit 5.6 hereto.

     5.7 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger, and such other shares of Parent Common Stock to be issued pursuant to the Parent Options (as defined in Section 5.17), to be approved for listing on the NYSE and any other national securities exchange on which shares of Parent Common Stock may at such time be listed, subject to official notice of issuance, prior to the Closing Date.

     5.8 Stockholders' Meetings. Each of the Company and Parent shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the adoption of this Agreement, the Parent Vote Matter and related matters, as the case may be. The Company and Parent will, through their respective Boards of Directors, unanimously recommend to their respective stockholders approval of such matters and will coordinate and cooperate with each other with respect to the timing of such meetings and shall use their respective best efforts to hold such meetings on the same day and as soon as practicable after the S-4 is declared effective and to solicit proxies in favor of the adoption of this Agreement, the Parent Vote Matter and related matters, as the case may be, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger; provided, however, that neither Board of Directors shall be obligated to recommend approval of this Agreement, the Parent Vote Matter or related matters, as the case may be, to its stockholders if such Board of Directors, acting with the advice of its counsel and financial advisors, determines that such recommendation would not be consistent with the fiduciary obligations of such Board of Directors, to the extent necessary in the written opinion of legal counsel to such Board of Directors.

     5.9 Fees and Expenses. (a) Except as set forth in Section 5.9(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, and, in connection therewith, each of Parent and the Company shall pay, with its own funds and not with funds provided by the other party, any and all property or transfer taxes imposed on such party resulting from the Merger, except that expenses incurred in connection with printing the Proxy Statement and the S-4, registration and filing fees incurred in connection with the S-4 and the Proxy Statement, and fees, costs and expenses associated with compliance with applicable state securities laws in connection with the Merger shall be shared equally by Parent and the Company.

     (b) In the event that (i) either Parent or the Company shall terminate this Agreement pursuant to Section 7.1(e), (ii) either Parent or the Company shall terminate this Agreement pursuant to Section 7.1(f)(ii) following a failure of the stockholders of the Company to approve this Agreement and, prior to the time of the meeting of the Company's stockholders, there shall have been (A) a Trigger Event with respect to the Company or (B) a Takeover Proposal (as defined in Section 5.14) with respect to the Company which at the time of the meeting of the Company's stockholders shall not have been (x) rejected by the Company and
(y) withdrawn by the third party, or (iii) Parent shall terminate this Agreement pursuant to Section 7.1(c), due in whole or in part to any failure by the Company to use its best efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date or any failure by the Company's affiliates to take any actions required to be taken hereby, and prior thereto there shall have been (A) a Trigger Event with respect to the Company or (B) a Takeover Proposal with respect to the Company which shall not have been (x) rejected by the Company and (y) withdrawn by the third party, then the Company shall reimburse Parent for all of the out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) up to a maximum amount of $2,500,000, and, in addition, the Company shall promptly pay to Parent the sum of $9,000,000; provided, however, that with respect to Section 5.9(b)(ii)(A) and Section 5.9(b)(iii)(A), a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 10% or more of the Company if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving the Company, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of the Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of the Company,
(iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company or (iv) otherwise acting, alone or in concert with others, to seek control of the Company or to seek to control or influence the management or policies of the Company. The Company's obligation to make the $9,000,000 payment pursuant to this Section 5.9(b) is in lieu of damages or any other payment that the Company might otherwise be obligated to pay Parent as a result of any termination for which payment is due under this Section. The Company and Parent agree that, in view of the nature of the issues likely to arise in the event of such a termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring the Company to make the payment as set forth herein, it is the intent of the parties to provide, as of the date of this Agreement, for a liquidated amount of damages to be paid by the Company to the Parent. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty. As used herein, a "Trigger Event" shall occur if any Person acquires securities representing 10% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliates would beneficially own securities representing 25% or more, of the voting power of the Company.

     5.10 Broker's and Finder's Fees. Each of Parent, Sub and the Company represents, as to itself, its Subsidiaries, and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except (i) Lehman Brothers, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement) and
(ii) Morgan Stanley & Co., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm (copies of which have been delivered by Parent to the Company prior to the date of this Agreement), and each of Parent and the Company respectively agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     5.11 Access to Information and Confidentiality. The Company agrees that Parent and Sub may conduct such reasonable investigation with respect to the business, business prospects, assets, liabilities (contingent or otherwise), results of operations, employees and financial condition of the Company as will permit Parent and Sub to evaluate their interest in the transactions contemplated by this Agreement. Parent and Sub agree that the Company may conduct such reasonable investigation with respect to the business, business prospects, assets, liabilities (contingent or otherwise), results of operations, employees and financial condition of Parent and Sub as will permit the Company to evaluate its interest in the transactions contemplated by this Agreement. Each of the Company, Parent and Sub will hold and will cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the Company furnished to Parent and Sub and all documents and information concerning Parent and Sub furnished to the Company in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by Parent or Sub prior to its disclosure to Parent or Sub by the Company, (b) previously known by the Company prior to its disclosure to the Company by Parent and Sub, (c) in the public domain through no fault of the Company or Parent or Sub or (d) later lawfully acquired by the Company or Parent or Sub from other sources that are not under an obligation of confidentiality) and will not release or disclose such information to any other Person, except in connection with this Agreement to its lenders, auditors, attorneys, financial advisors and other consultants and advisors.

     5.12 Indemnification. (a) Each of the Constituent Corporations shall, and from and after the Effective Time Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of such Constituent Corporation (the "Indemnified Parties" ) against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of such Constituent Corporation, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities" ) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Option Agreement or the transactions contemplated hereby, in each case to the full extent such corporation is permitted under the DGCL, the Certificate of Incorporation or Bylaws of the Company or any indemnification agreement to which the Company is a party, in each case as in effect on the date hereof, to indemnify its own directors, officers and employees, as the case may be (and each of the Constituent Corporations, Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and such Constituent Corporation (or them, Parent and the Surviving Corporation after the Effective Time); (ii) such Constituent Corporation (or after the Effective Time, Parent and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) such Constituent Corporation (or after the Effective Time, Parent and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither such Constituent Corporation nor Parent or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
Section 5.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Constituent Corporation (or after the Effective Time, Parent or the Surviving Corporation) (but the failure so to notify a party shall not relieve such party from any liability which it may have under this
Section 5.12 except to the extent such failure prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case they may retain such number of law firms as is necessary to address such conflict. Parent and the Surviving Corporation shall use their best efforts to cause to be maintained in effect for at least two years from the Effective Time, for the benefit of the Indemnified Parties, the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent and the Surviving Corporation may substitute therefor policies containing terms and conditions no less advantageous than the policies then maintained by Parent with respect to its directors and officers, so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters occurring prior to and including the Effective Time, including, without limitation, the transactions contemplated hereby. Parent and the Surviving Corporation shall, as of the Effective Time, assume all obligations of the Company to its officers, directors or employees under any indemnification agreement in effect on the date hereof to which the Company is a party.

     (b) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his representatives.

     (c) If Parent shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person then, and in each case, proper provision shall be made so that successors and assigns of Parent shall assume the obligations of Parent set forth in this Section 5.12.

     5.13 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action and, to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Option Agreement, subject to the appropriate votes of the respective stockholders of the Company and Parent described in Section 5.8, including cooperation fully with the other party, including by provision of information and making all necessary filings in connection with, among other things, any approvals required from Governmental Entities. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     5.14 No Solicitation. The Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined), or (b) agree to or endorse any Takeover Proposal. Notwithstanding the immediately preceding sentence, if the Company shall not have breached the covenant provided by clause (a) of the immediately preceding sentence and a Takeover Proposal, or a written expression of interest that can reasonably be expected to lead to a Takeover Proposal, shall occur, then, to the extent necessary in the written opinion of legal counsel to the Company or its Board of Directors consistent with the fiduciary obligations of the Company's Board of Directors, the Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of the Company's Board of Directors, and such actions shall not be considered a breach of this Section 5.14 or any other provision of this Agreement; provided, however, that the Company shall not, and shall not permit any of its officers, directors, employees or other representatives to, agree to or endorse any Takeover Proposal unless the Company shall have terminated this Agreement pursuant to Section 7.1(e) and paid to Parent all amounts payable to Parent pursuant to Section 5.9. The Company shall promptly advise Parent orally and in writing of any inquiries or Takeover Proposals. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and made by a Person other than Parent or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company other than the transactions contemplated by this Agreement or the Option Agreement.

     5.15 Advice of Changes; SEC Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party. Each party shall promptly provide the other (or its counsel) copies of all filings made by such party with any state or Federal Governmental Entity in connection with this Agreement, the Option Agreement and the transactions contemplated hereby and thereby.

     5.16 Press Releases. Prior to the Effective Time, the Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 5.16 or any other provision of this Agreement shall be deemed to prohibit any party from making any disclosure which its legal counsel deems necessary or advisable in order to satisfy such disclosure obligations under applicable laws or regulations.

     5.17 Company Option Plans.

     (a) At the Effective Time, each unexpired and unexercised option to purchase shares of Company Common Stock (each a "Company Option" ) under the Company Option Plans shall be deemed to be automatically converted into an option (a "Parent Option" ) to purchase the number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under such Company Option multiplied by the Conversion Ratio (with the resulting number of shares rounded down to the nearest whole share), at a price per share of Parent Common Stock equal to the exercise price of such Company Option divided by the Conversion Ratio and the result thereof rounded up to the nearest whole cent; provided, however, that, in case any Company Option intended to qualify as an incentive stock option under Section 422 of the Code (or a predecessor thereto) is deemed converted into a Parent Option as provided above, the option price, the number of shares of Parent Common Stock purchasable pursuant to such Parent Option and the terms and conditions of such Parent Option shall be determined in order to comply with Section 424(a) of the Code. Such Parent Option shall otherwise be subject to the same terms and conditions as the Company Option. The date of grant of the substituted Parent Option shall be the date on which the corresponding Company Option was granted. The Board of Directors of the Company shall take such actions as are necessary or advisable to effect the transactions contemplated by this Section 5.17.

     (b) At the Effective Time, Parent shall (i) assume all of the Company's obligations with respect to Company Options as contemplated by Section 5.17(a) above, (ii) reserve for issuance the number of shares of Parent Common Stock that will become subject to Parent Options pursuant to this Section 5.17, (iii) from and after the Effective Time, upon exercise of the Parent Options in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock covered thereby, and (iv) as soon as practicable after the Effective Time, issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption by Parent.

     (c) The Stock Bonus Plan shall be terminated effective as of the Effective Time; and the Company's outstanding repurchase rights with respect to the shares of Company Common Stock purchased or purchasable under Company Options granted under the automatic grant program for non-employee directors shall terminate as of the Effective Time.

     (d) As promptly as practicable after the Effective Time, Parent shall file a registration statement covering the shares of Parent Common Stock issuable upon the exercise of Company Options (converted to Parent Options pursuant to this Section 5.17) and shall use its best efforts to cause the offer and sale of such shares to be registered under the Securities Act, and to maintain such registration in effect until the exercise or termination of the Company Options. Parent shall also use its best efforts to cause such shares of Parent Common Stock to be authorized for listing on the NYSE and shall make all necessary blue sky law filings in connection therewith.

     5.18 Employment Agreements. Parent shall, as of or prior to the Effective Time, enter into employment agreements with such persons as may be designated by Parent, on such terms and conditions as are mutually agreeable to Parent, the Company and the employees party thereto, which employment agreements will be in full force and effect as of the Closing Date.

     5.19 Parent Director Designation. Parent shall take such actions as are necessary or appropriate to cause Robert S. Throop to be nominated for election as a director of Parent at the first meeting of Parent's Board of Directors following the Effective Time.

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote on the Merger. The Parent Vote Matter shall have been adopted by the affirmative vote of the holders of a majority of the votes cast by holders of the outstanding shares of Parent Common Stock, provided that the total votes cast thereon by such holders represent a majority of all votes entitled to be cast with respect thereto.

     (b) NYSE Listing. The shares of the Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

     (c) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity the failure to obtain which would have a Material Adverse Effect on the Surviving Corporation, including, without limitation, such approvals, waivers and consents as may be required under the Securities Act and the HSR Act, shall have been filed, occurred or been obtained. Parent shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Parent Common Stock in exchange for the Company Common Stock and to consummate the Merger.

     (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction" ) preventing the consummation of the Merger shall be in effect.

     (f) No Governmental Actions. No investigation by any Governmental Entity shall have been commenced, and no action, suit or proceeding by any Governmental Entity shall have been threatened, against Parent, Sub, the Company or any Subsidiary thereof or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

     (g) Pooling Letter. Parent and the Company shall have received a letter from each of Price Waterhouse LLP and Ernst & Young LLP, dated the date of the Proxy Statement and confirmed in writing at the Effective Time and addressed to Parent and the Company, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

     6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by Parent and Sub:

     (a) Representations and Warranties; Performance of Obligations. Except as otherwise contemplated or permitted by this Agreement, (i) the representations and warranties of the Company contained in this Agreement or in any certificate or document delivered to Parent pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all respects and (ii) the Company shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date, and Parent shall have been furnished with a certificate of an appropriate officer of the Company, dated the Closing Date, certifying to the effect of clauses (i) and (ii) hereof.

     (b) Tax Opinion. The opinion of Winthrop, Stimson, Putnam & Roberts, counsel to Parent, based on appropriate representations of the Company and Parent, in form and substance satisfactory to such counsel, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, dated on or about the date of and referred to in the Proxy Statement as first mailed to stockholders of the Company, shall not have been withdrawn or modified in any material respect.

     (c) No Actions. No action, suit or proceeding before any court or governmental or regulatory authority shall be pending (other than those referred to in Section 6.1(f)), against Parent, Sub, the Company, any Subsidiary thereof or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

     (d) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or the Company's Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company or impair, prohibit or prevent the consummation of the transactions contemplated hereby.

     (e) Letter from Company Affiliates. Parent shall have received from each Person named in the letter referred to in Section 5.6, an executed copy of an agreement substantially in a form of Exhibit 5.6 hereto.

     (f) Material Adverse Change. Since the date hereof, there shall not have been any events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (g) No Amendments to Resolutions. Neither the Board of Directors of the Company nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors on September 20, 1994 (accurate and complete copies of which have been provided to Parent) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

     6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to satisfaction of the following conditions, unless waived by the Company:

     (a) Representations and Warranties; Performance of Obligations. Except as otherwise contemplated or permitted by this Agreement, (i) the representations and warranties of Parent and Sub contained in this Agreement or in any certificate or document delivered to the Company pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all respects and (ii) Parent and Sub shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, and the Company shall have been furnished a certificate of an appropriate officer of Parent, dated the Closing Date, certifying to the effect of clauses (i) and (ii) hereof.

     (b) Tax Opinion. The opinion of Brobeck, Phleger & Harrison, counsel to the Company, based on appropriate representations of the Company and Parent, in form and substance satisfactory to such counsel, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the

Company will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, dated on or about the date of and referred to in the Proxy Statement as first mailed to stockholders of the Company, shall not have been withdrawn or modified in any material respect.

     (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or impair, prohibit or prevent the consummation of the transactions contemplated hereby.

     (d) Material Adverse Change. Since the date hereof, there shall not have been any events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (e) No Amendments to Resolutions. Neither the Board of Directors of Parent nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors on September 20, 1994 (accurate and complete copies of which have been provided to the Company) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

                                   ARTICLE 7

                           TERMINATION AND AMENDMENT

     7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Sub, this Agreement may be terminated:

          (a) by mutual consent of Parent and the Company;

          (b) by either Parent or the Company, if, without fault of the terminating party, the Closing shall not have occurred on or before February 15, 1995 (or such later date as may be agreed upon in writing by the parties hereto);

          (c) by Parent, if the Company shall breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived and the Company shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date;

          (d) by the Company, if Parent or Sub shall breach any of their respective representations, warranties or obligations hereunder and such breach shall not have been cured or waived and Parent shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date;

          (e) by either Parent or the Company if a Trigger Event or Takeover Proposal shall have occurred and the Board of Directors of the Company in connection therewith, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of this Agreement and the transactions contemplated hereby after determining that to cause the Company to proceed with the transactions contemplated hereby would not be consistent with the Board of Directors' fiduciary duty to the stockholders of the Company;

          (f) by either Parent or the Company if (i) any permanent Injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have became final and nonappealable or
     (ii) if any required approval of the stockholders of the Company or Parent shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

          (g) by the Company, in the event (i) of the acquisition, by any person or group of persons (other than persons or groups of persons who (A) acquired shares of Parent Common Stock pursuant to any merger of Parent in which Parent was the surviving corporation or any acquisition by Parent of all or substantially all of the capital stock or assets of another person or (B) disclose their beneficial ownership of shares of Parent Common Stock on Schedule 13G under the Exchange Act), of beneficial ownership of 30% or more of the outstanding shares of Parent Common Stock (the terms "person," "group" and "beneficial ownership" having the meanings ascribed thereto in
     Section 13(d) of the Exchange Act and the regulations promulgated thereunder), or (ii) the Board of Directors of Parent accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Parent Common Stock or of Parent's consolidated assets;

          (h) by Parent, if the Parent Stock Price shall be less than $32.00; or

          (i) by the Company, if the Parent Stock Price shall be less than $32.00.

     In the event of any change in the outstanding number of shares of Parent Common Stock by reason of stock dividends, stock splits, recapitalizations or combinations of shares into a smaller number of shares, the prices of the Parent Common Stock set forth in clauses (h) and (i) of this Section 7.1 shall be adjusted appropriately.

     7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors except
(i) with respect to Section 5.9, 5.10, 5.11 and 5.12, (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement except as provided in Section 8.7 and (iii) this Section 7.2 shall survive such termination.

     7.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action duly taken, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     7.4 Amendment and Modification. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of the Agreement by the stockholders of Parent or the Company, but after any such adoption, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                   ARTICLE 8

                               GENERAL PROVISIONS

     8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Section 2.1, 2.2, 5.12, 5.17 and the last sentence of Section 7.4 and Article 8, and the agreements of the "affiliates" of the Company delivered pursuant to Section 5.6.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery, overnight courier, certified or registered mail, return receipt requested, or telecopy transmission with confirmation of receipt:

     (i) If to the Company, to:

         Anthem Electronics, Inc.
         1160 Ridder Park Drive
         San Jose, California 95131
         Telecopier: (408) 441-4506
         Telephone: (408) 452-2249
         Attention: Robert S. Throop

         (with a copy to)

         Brobeck, Phleger & Harrison
         Two Embarcadero Place
         2200 Geng Road
         Palo Alto, California 94303
         Telecopier: (415) 496-2885
         Telephone: (415) 424-0160
         Attention: Edward M. Leonard, Esq.

     (ii) If to Parent, to:

          Arrow Electronics, Inc.
          25 Hub Drive
          Melville, New York 11747
          Telecopier: (516) 391-1683
          Telephone: (516) 391-1830
          Attention: Robert E. Klatell

          (with a copy to)

          Winthrop, Stimson, Putnam & Roberts
          One Battery Park Plaza
          New York, New York 10004
          Telecopier: (212) 858-1500
          Telephone: (212) 858-1000
          Attention: Howard S. Kelberg, Esq.

Such names and addresses may be changed by written notice to each person listed above.

     8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable provisions relating to conflicts of laws.

     8.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof ", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 21, 1994.

     8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more

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

counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.6 Entire Agreement; No Third Party Beneficiaries; Rights of
Ownership. This Agreement (including the documents and the instruments referred to herein, including the Option Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as otherwise contemplated by Sections 2.1, 2.2 and 5.12 (which covenants shall be enforceable by the persons affected thereby following the Effective Time), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as otherwise specifically provided in the Option Agreement or as hereafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     8.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or the Option Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or the Option Agreement or part hereof or thereof as a result of such holding or order.

     8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so be broad as is enforceable.

     8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          ARROW ELECTRONICS, INC.

                                          By:     /s/  ROBERT E. KLATELL

                                            ------------------------------------
                                                     Robert E. Klatell
                                              Senior Vice President and Chief
                                                     Financial Officer

                                          MTA ACQUISITION COMPANY

                                          By:     /s/  ROBERT E. KLATELL

                                            ------------------------------------
                                                     Robert E. Klatell
                                              Senior Vice President, Treasurer
                                                       and Secretary

                                          ANTHEM ELECTRONICS, INC.

                                          By:      /s/  ROBERT S. THROOP

                                            ------------------------------------
                                                      Robert S. Throop
                                            Chairman and Chief Executive Officer

                                                                     EXHIBIT 5.6

Arrow Electronics, Inc.
25 Hub Drive
Melville, New York 11747

Gentlemen:

     The undersigned, a holder of shares of Common Stock, par value $.125 per share (the "Company Common Stock"), of Anthem Electronics, Inc., a Delaware corporation (the "Company"), is entitled to receive in connection with the merger (the "Merger") of the Company with MTA Acquisition Company, a Delaware corporation ("Sub"), shares of Common Stock, par value $1 per share (the "Parent Common Stock"), of Arrow Electronics, Inc., a New York corporation ("Parent"). The undersigned acknowledges that the undersigned may be deemed to be an "affiliate" of the Company for purposes of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), and for purposes of "pooling-of-interests" accounting treatment, although nothing contained herein should be construed as an admission of such fact.

     If in fact the undersigned were an affiliate of the Company under the Act, the undersigned's ability to sell, assign or transfer the Parent Common Stock received by it in exchange for shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of the Parent Common Stock of Rules 144 and 145(d) promulgated under the Act.

     The undersigned hereby represents to and covenants with Parent that it will not sell, assign or transfer any of the shares of Parent Common Stock received by it in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective Registration Statement under the Act, or
(ii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Parent (the reasonable fees of which counsel will be paid by Parent) or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "Commission"), is not required to be registered under the Act.

     The undersigned further represents to and covenants with Parent that, within the 30 days immediately preceding the closing of the Merger, it has not sold, transferred or otherwise disposed of, and will not sell, transfer or otherwise dispose of, any shares of Company Common Stock held by it and that it will not sell, transfer or otherwise dispose of any shares of Parent Common Stock received by it in the Merger until after such time as results covering at least 30 days of post-merger combined operations of Parent and the Company have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such combined results of operations.

     In the event of a sale or other disposition pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Exhibit A hereto and, if applicable, the opinion of counsel referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any securities disposed of by it, but that upon receipt of such letter the transfer agent shall effectuate the transfer of the shares indicated as sold in the letter.

     The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing the Parent Common Stock received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon the registration of such Parent Common Stock under the Act or the receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent (the reasonable fees of which counsel will be paid by Parent) to the extent that such legends are no longer required for purposes of the Act.

     The undersigned acknowledges that (i) it has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of shares of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Date:

                                                                       EXHIBIT A
                                                                  TO EXHIBIT 5.6

[Name]
[Address]

Gentlemen:

     On             , I sold           shares of capital stock ("Capital Stock")
of Arrow Electronics, Inc. (the "Company") received by me in connection with the merger of MTA Acquisition Company, a subsidiary of the Company, with and into Anthem Electronics, Inc.

     Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the shares of Capital Stock sold by me were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

     I hereby represent that the above-described shares of Capital Stock were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section (3)(a)(38) of the Securities Exchange Act of 1934, as amended. I further represent that I have not solicited or arranged for the solicitation of orders to buy the above-described shares of Capital Stock, and that I have not made any payment in connection with the offer or sale of such shares to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

                                                                      SCHEDULE A

                                    PROXIES

Robert S. Throop
John J. Powers
Alan R. McMillan
Neil J. Hynes
Robert G. Teal
Peyton L. Gannaway

                                                                     EXHIBIT B-1
MORGAN STANLEY

                                                  MORGAN STANLEY & CO.
                                                  INCORPORATED
                                                  1251 AVENUE OF THE AMERICAS
                                                  NEW YORK, NEW YORK 10020
                                                  (212) 703-4000

                                                  September 26, 1994

Board of Directors
Arrow Electronics, Inc.
25 Hub Drive
Melville, NY 11747

Members of the Board:

We understand that Anthem Electronics, Inc. ("Anthem" or the "Company"), Arrow Electronics, Inc. ("Arrow") and MTA Acquisition Company, a wholly owned subsidiary of Arrow ("Merger Sub"), propose to enter into an Agreement and Plan of Merger dated as of September 21, 1994 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Pursuant to the Merger, Anthem will become a wholly owned subsidiary of Arrow and each outstanding share of common stock, par value $0.125 per share, of Anthem (the "Anthem Common Stock"), other than shares held in treasury or held by Arrow or any affiliate of Arrow, will be converted into the right to receive 0.875 (the "Conversion Ratio") shares of common stock, par value $1.00 per share, of Arrow (the "Arrow Common Stock"), subject to adjustment in certain instances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Conversion Ratio pursuant to the Merger Agreement is fair from a financial point of view to Arrow and to the holders of Arrow Common Stock.

For purposes of the opinion set forth herein, we have:

     (i) analyzed certain publicly available financial statements and other information of Anthem;

     (ii) analyzed certain internal financial statements and other financial and operating data concerning Anthem prepared by the management of Anthem;

     (iii) analyzed certain financial projections prepared by the management of Anthem;

     (iv) discussed the past and current operations and financial condition and the prospects of Anthem with senior executives of Anthem;

     (v) analyzed certain publicly available financial statements and other information of Arrow;

     (vi) analyzed certain internal financial statements and other financial and operating data concerning Arrow prepared by the management of Arrow;

     (vii) analyzed certain financial projects prepared by the management of Arrow;

     (viii) discussed the past and current operations and financial condition and the prospects of Arrow with senior executives of Arrow, and analyzed the pro forma impact of the Merger on Arrow's earnings per share, consolidated capitalization and financial ratios;

     (ix) reviewed the reported prices and trading activity for the Anthem Common Stock;

                                      B-1-1

                                                  MORGAN STANLEY
Arrow Electronics, Inc.
September 21, 1994
Page 2

     (x) compared the financial performance of Anthem and the prices and trading activity of the Anthem Common Stock with that of certain other comparable publicly traded companies and their securities;

     (xi) reviewed the reported prices and trading activity for the Arrow Common Stock;

     (xii) compared the financial performance of Arrow and the prices and trading activity of the Arrow Common Stock with that of certain other comparable publicly traded companies and their securities;

     (xiii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (xiv) reviewed and discussed with the senior management of Arrow the strategic rationale for the Merger and the synergies and other benefits of the Merger to Arrow;

     (xv) participated in discussions and negotiations among representatives of Anthem and Arrow and their financial and legal advisors;

     (xvi) reviewed the Merger Agreement and certain related documents dated September 21, 1994 between Anthem and Arrow;

     (xvii) performed such other analyses as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Arrow and Anthem. We have also relied upon, without independent verification, estimates by the management of Arrow of the cost savings and other synergies arising from the Merger. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of Arrow in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory services for Arrow and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of Arrow only and may not be used for any other purpose without our prior written consent.

                                      B-1-2

                                                  MORGAN STANLEY
Arrow Electronics, Inc.
September 21, 1994
Page 3

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Conversion Ratio pursuant to the Merger Agreement is fair from a financial point of view to Arrow and to the holders of Arrow Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/  DHIREN H. SHAH
                                            ------------------------------------
                                              Dhiren H. Shah
                                              Principal

                                      B-1-3

                                                                     EXHIBIT B-2
                                LEHMAN BROTHERS

                                                              September 21, 1994

Board of Directors
Anthem Electronics, Inc.
1040 East Brokaw Road
San Jose, CA 95131

Attention:     Mr. Robert S. Throop
               Chairman and Chief Executive Officer

Members of the Board:

     We understand that Anthem Electronics, Inc. ("Anthem" or the "Company") intends to merge with and into MTA Acquisition Company ("MTA"), a wholly owned subsidiary of Arrow Electronics, Inc. ("Arrow" or the "Company"), whereby Anthem would become a wholly owned subsidiary of Arrow (the "Proposed Merger"). In the Proposed Merger, each outstanding share of Anthem common stock will be exchanged for 0.875 shares of Arrow common stock provided, however, that (i) if the average closing price on the New York Stock Exchange of Arrow common stock over the twenty-day trading period ending on the trading day immediately preceding the two trading days before the closing date (the "Arrow Stock Price") is not greater than the Arrow stock price on the date of the signing of the Merger Agreement (the "Market Price") plus $2.00 and not less than the Market Price minus $2.00, there shall be no adjustment to the Conversion Ratio, (ii) if the Arrow Stock Price is greater than the Market Price plus $2.00, the Conversion Ratio shall be adjusted to equal the product of 0.875 multiplied by a fraction the numerator of which is equal to the sum of (1) the Market Price plus $2.00 and (2) one-half of the difference between the Arrow Stock Price and the Market Price plus $2.00 and the denominator of which is the Arrow Stock Price and (iii) if the Arrow Stock Price is less than the Market Price less $2.00, the Conversion Ratio shall be adjusted to equal the product of 0.875 multiplied by a fraction the numerator of which is equal to the sum of (1) the Arrow Stock Price and (2) one-half of the difference between the Market Price less $2.00 and the Arrow Stock Price and the denominator of which is the Arrow Stock Price (the "Conversion Ratio"). In addition, each outstanding option to purchase Anthem common stock will be converted into an option to purchase shares of Arrow common stock based upon the Conversion Ratio. The terms and conditions of the Proposed Merger are set forth in more detail in the Agreement and Plan of Merger by and among Arrow, MTA and Anthem dated as of September 21, 1994 (the "Merger Agreement").

     We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Conversion Ratio to be offered in the Proposed Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Merger.

     In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement, (2) such publicly available information concerning the Company and Arrow which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and

                                      B-2-1

Anthem Electronics, Inc.
September 21, 1994
Page 2

prospects of the Company furnished to us by the Company, (4) financial and operating information with respect to the business, operations and prospects of Arrow furnished to us by Arrow, (5) a trading history of the Company's common stock and a comparison of that trading history with those of other companies which we deemed relevant, (6) a trading history of Arrow's common stock and a comparison of that trading history with those of other companies which we deemed relevant, (7) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant, (8) a comparison of the historical financial results and present financial condition of Arrow with those of other companies which we deemed relevant, (9) a comparison of the financial terms of the Proposed Merger with the financial terms of certain other recent transactions which we deemed relevant, (10) the potential pro forma earnings per share impact of the Proposed Merger on the Company's earnings and (11) the potential pro forma earnings per share impact of the Proposed Merger on Arrow's earnings. In addition, we have had discussions with the managements of the Company and Arrow concerning their respective businesses, operations, assets, financial conditions and prospects and the potential cost savings and other benefits resulting from a combination of the businesses of the Company and Arrow and undertook such other studies, analyses and investigations as we deemed appropriate.

     We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of the Company and Arrow, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and Arrow, as the case may be, as to the future financial performance of the Company and Arrow, respectively, and Lehman Brothers relied on such projections in arriving at our opinion. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Arrow and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company or Arrow. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Conversion Ratio to be offered to stockholders of the Company in the Proposed Merger is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the Proposed Merger and will receive a fee for our services which is contingent upon the consummation of the Proposed Merger. In addition, the Company has agreed to indemnify us for certain liabilities which may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company and Arrow for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

                                      B-2-2

Anthem Electronics, Inc.
September 21, 1994
Page 3

     This opinion is solely for the use and benefit of the Board of Directors of the Company and shall not be relied upon by any third party. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Merger.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                          By:
                                             -----------------------------------
                                              Managing Director

                                      B-2-3

                                                                       EXHIBIT C

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT (the "Agreement"), dated as of September 21, 1994, by and between Arrow Electronics, Inc., a New York corporation ("Parent"), and Anthem Electronics, Inc., a Delaware corporation (the "Company").

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and MTA Acquisition Company, a Delaware corporation ("Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation; and

     WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent has required that the Company agree, and the Company has so agreed, to grant to Parent an option with respect to certain shares of the Company's common stock on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. Grant of Option. The Company hereby grants Parent an irrevocable option (the "Company Option") to purchase up to 2,451,427 shares (the "Company Shares") of common stock, par value $.125 per share, of the Company (the "Company Common Stock") in the manner set forth below at a price (the "Exercise Price") of $34.67 per Company Share, payable in cash. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

     2. Exercise of Option. The Company Option may be exercised by Parent, in whole or in part, at any time or from time to time after the occurrence of any of the events described in clauses (i), (ii) and (iii) of Section 5.9(b) of the Merger Agreement. In the event Parent wishes to exercise the Company Option, Parent shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of Company Shares it wishes to purchase. Each closing of a purchase of Company Shares (a "Closing") shall occur at a place, on a date and at a time designated by Parent in an Exercise Notice delivered at least two business days prior to the date of the Closing. The Company Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to Section 7.1 thereof (other than a termination in connection with which Parent is entitled to the payment specified in Section 5.9(b) thereof); or (iii) 180 days following any termination of the Merger Agreement in connection with which Parent is entitled to the payment specified in Section 5.9(b) thereof (or if, at the expiration of such 180 day period, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than September 21, 1996). Notwithstanding the foregoing, the Company Option may not be exercised if Parent is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement.

     3. Conditions to Closing. The obligation of the Company to issue the Company Shares to Parent hereunder is subject to the conditions that (i) all waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder ("HSR Act"), applicable to the issuance of the Company Shares hereunder shall have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

     4. Closing. At any Closing, (a) the Company will deliver to Parent a single certificate in definitive form representing the number of the Company Shares designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 13, and (b) Parent will deliver to the Company the aggregate price for the Company Shares so designated and being purchased by wire transfer of immediately available funds or certified check or bank check. At any Closing at which Parent is exercising the Company Option in part, Parent shall present and surrender this Agreement to the Company, and the Company shall deliver to Parent an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Company Common Stock purchasable hereunder.

     5. Representations and Warranties of the Company. The Company represents and warrants to Parent that (a) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy, (d) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, 2,451,427 unissued Company Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Company Shares to Parent upon the exercise of the Company Option, Parent will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) except as described in
Section 3.1 or 3.4 of the Merger Agreement, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, conflict with, or result in any violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the Certificate of Incorporation or By-laws of the Company or (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a Material Adverse Effect on the Company and (g) except as described in Section 3.1 or 3.4 of the Merger Agreement, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority.

     6. Representations and Warranties of Parent. Parent represents and warrants to the Company that (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy, (d) except as described in Section 4.2 or 4.3 of the Merger Agreement, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, result in any Violation pursuant to, (A) any provision of the Certificate of Incorporation or By-laws of Parent, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, which Violation, in the case of each of clauses (B) and
(C), would have a Material Adverse Effect on Parent, (e) except as described in
Section 4.2 or 4.3 of the Merger Agreement and Section 3(i) of this Agreement, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority and (f) any Company Shares acquired upon exercise of the Company Option will not be, and the Company Option is not being, acquired by Parent with a view to the public distribution thereof.

     7. Certain Repurchases.

     (a) Put and Call. At any time during which the Company Option is exercisable pursuant to Section 2 (the "Repurchase Period"), upon demand by Parent, Parent shall have the right to sell to the Company (or any successor entity thereof) and the Company (or such successor entity) shall be obligated to repurchase from Parent (the "Put"), and upon demand by the Company, subject to
Section 7(c) hereof, the Company (or any successor entity thereof) shall have the right to repurchase from Parent and Parent shall be obligated to sell to the Company (or such successor entity) (the "Call"), all or any portion of the Company Option, at the price set forth in subparagraph (i) below, or, at any time prior to September 21, 1996, all or any portion of the Company Shares purchased by Parent pursuant thereto, at a price set forth in subparagraph (ii) below:

          (i) the difference between the "Market/Tender Offer Price" for shares of Company Common Stock as of the date (the "Notice Date") notice of exercise of the Put or Call, as the case may be, is given to the other party (defined as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Takeover Proposal which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") or (B) the average of the closing prices of shares of the Company Common Stock on the NYSE for the ten trading days immediately preceding the Notice Date, (the "Market Price")), and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which Parent or the Company is exercising its rights under this
     Section 7), but only if the Market/Tender Offer Price is greater than the Exercise Price;

          (ii) the Exercise Price paid by Parent for the Company Shares acquired pursuant to the Company Option plus the difference between the Market/Tender Offer Price and the Exercise

     Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of Company Shares so purchased. For purposes of this clause (ii), the Tender Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Takeover Proposal during the Repurchase Period.

     (b) Payment and Redelivery of Company Option or Shares. In the event Parent or the Company exercises its rights under this Section 7, the Company shall, within ten business days of the Notice Date, pay the required amount to Parent in immediately available funds and Parent shall surrender to the Company the Company Option or the certificates evidencing the Company Shares purchased by Parent pursuant thereto, and Parent shall warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

     (c) Limitation on Call. The Call shall not be exercisable by the Company (or any successor entity thereof) unless substantially concurrently therewith the Company has consummated the transaction contemplated by a Takeover Proposal or the stockholders of the Company have transferred their shares of Company Common Stock pursuant to a tender or exchange offer or other Takeover Proposal.

     8. Voting of Shares. Following the date hereof and prior to the Expiration Date (as defined in Section 9(b)), Parent shall vote any shares of Company Common Stock acquired pursuant to this Agreement ("Restricted Shares") on each matter submitted to a vote of stockholders of the Company for and against such matter in the same proportion as the vote of all other stockholders of the Company are voted (whether by proxy or otherwise) for and against such matter.

     9. Restrictions on Certain Actions.

     (a) Restrictions. Other than pursuant to the Merger Agreement, following the date hereof and prior to the Expiration Date, without the prior written consent of the Company, Parent shall not, nor shall Parent permit its affiliates to, directly or indirectly, alone or in concert or conjunction with any other Person or Group (as defined in Section 9(b)), (i) in any manner acquire, agree to acquire or make any proposal to acquire, any securities of, equity interest in, or any material property of, the Company (other than pursuant to this Agreement or the Merger Agreement), (ii) except at the specific written request of the Company, propose to enter into any merger or business combination involving the Company or to purchase a material portion of the assets of the Company, (iii) make or in any way participate in any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company, (iv) form, join or in any way participate in a Group with respect to any voting securities of the Company, (v) seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) advise, assist or encourage any other Person in connection with the foregoing or (viii) request the Company (or its directors, officers, employees or agents) to amend or waive any provisions of this Section 9, or take any action which may require the Company to make a public announcement regarding the possibility of a business combination or merger with such party. The Company shall not adopt any Rights Agreement in any manner which would cause Parent, if Parent has complied with its obligations under this Agreement, to become an "Acquiring Person" under such Rights Agreement solely by reason of the beneficial ownership of the shares purchasable hereunder.

     (b) Certain Definitions. For purposes of this Agreement, (i) the term "Person" shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act), (ii) the term "Expiration Date" with respect to any obligation or restriction imposed on one party shall mean the earlier to occur of (A) the third anniversary of the date hereof or (B) such time as the other party shall have suffered a Change of Control and (iii) a "Change of Control" with respect to one party shall be deemed to have occurred whenever (A) there shall be consummated (1) any consolidation or merger of such party in which such party is not the continuing or surviving corporation, or pursuant to which shares of such party's common stock would be converted in whole or in part into cash, other securities or other property, other than a merger of such person in which the holders of such party's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of such party, or (B) the stockholders of such party shall approve any plan or proposal for the liquidation or dissolution of such party, or (C) any party, other than such party or a subsidiary thereof or any employee benefit plan sponsored by such party or a subsidiary thereof or a corporation owned, directly or indirectly, by the stockholders of such party in substantially the same proportions as their ownership of stock of such party, shall become the beneficial owner of securities of such party representing 25% or more of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (D) at any time during the period commencing on the date of this Agreement and ending on the Expiration Date, individuals who at the date hereof constituted the Board of Directors of such party shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by such party's stockholders of each new director during the period commencing on the date of this Agreement and ending on the Expiration Date was approved by a vote of at least two-thirds of the directors then still in office who were directors at the date hereof, or (E) any other event shall occur with respect to such party that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

10. Restrictions on Transfer.

     (a) Restrictions on Transfer. Prior to the Expiration Date, Parent shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by Parent, other than (i) pursuant to Section 7, or (ii) in accordance with Section 10(b) or 11.

     (b) Permitted Sales. Following the termination of the Merger Agreement, Parent shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair and in the best interests of the stockholders of the Company, by a majority of the members of the Board of Directors of the Company (which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer).

     11. Registration Rights. (a) Following the termination of the Merger Agreement, Parent may by written notice (the "Registration Notice") to the Company request the Company to register under the Securities Act all or any part of the Restricted Shares beneficially owned by Parent (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which Parent and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any Person (including any Group) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of Common Stock of the Company on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by Parent and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the Fair Market Value of such shares. For purposes of this Section 11, the term "Fair Market Value" shall mean the per share average of the closing sale prices of the Company's Common Stock on the NYSE for the ten trading days immediately preceding the date of the Registration Notice. The Company (and/or any Person designated by the Company) shall thereupon have the option exercisable by written notice delivered to Parent within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities and (ii) the Fair Market Value of such shares. Any such purchase of Registrable Securities by the Company hereunder shall take place at a closing to be held at the principal executive offices of the Company or its counsel at any reasonable date and time designated by the Company and/or such designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

     (b) If the Company does not elect to exercise its option to purchase pursuant to Section 11(a) with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Parent shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Company will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) the Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to the Company, such information would have to be disclosed if a registration statement were filed at that time; (B) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Company or any of its affiliates. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 120 days after the filing with the SEC of the initial registration statement, the provisions of this Section 11 shall again be applicable to any proposed registration; provided, however, that Parent shall not be entitled to request more than two registrations pursuant to this Section 11. The Company shall use its best efforts to cause any Registrable Securities registered pursuant to this Section 11 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

     (c) The registration rights set forth in this Section 11 are subject to the condition that Parent shall provide the Company with such information with respect to Parent's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Parent as, in the reasonable judgment of counsel for the Company, is necessary to enable the Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

     (d) If the Company's securities of the same type as the Registrable Securities are then authorized for quotation or trading or listing on the New York Stock Exchange, Nasdaq National Market System, or any other securities exchange or automated quotations system, the Company, upon the request of Parent, shall promptly file an application, if required, to authorize for quotation, trading or listing the shares of Registrable Securities on such exchange or system and will use its reasonable efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

     (e) A registration effected under this Section 11 shall be effected at the Company's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Parent, and the Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary to transactions of this type with the Manager and the other underwriters participating in such offering.

     12. Adjustment Upon Changes in Capitalization. (a) In the event of any change in Company Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Company Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Common Stock if the Company Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) In the event that the Company shall enter in an agreement: (i) to consolidate with or merge into any person, other than Parent or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Parent or one of its Subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property or the outstanding shares of Company Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Parent shall receive for each Company Share with respect to which the Company Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Company Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Company Option would have the same election or similar rights as would the holder of the number of shares of Company Common Stock for which the Company Option is then exercisable).

     13. Restrictive Legends. Each certificate representing shares of Company Common Stock issued to Parent hereunder shall include a legend in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF SEPTEMBER 21, 1994, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

     14. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by Parent in compliance with the provisions of Section 11 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until Parent shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the rights of Parent. Certificates representing shares sold in a registered public offering pursuant to Section 11 shall not be required to bear the legend set forth in Section 13.

     15. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

     16. Entire Agreement. This Agreement and the Merger Agreement (including the Disclosure Memorandum relating thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     17. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

     19. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

          (a) if to Parent, to:

              Arrow Electronics, Inc.
              25 Hub Drive
              Melville, New York 11747
              Attention: Robert E. Klatell
              Telecopy: (516) 391-1683
              Telephone: (516) 391-1830
          with a copy to:

               Winthrop, Stimson, Putnam & Roberts
               One Battery Park Plaza
               New York, New York 10004
               Attention: Howard S. Kelberg, Esq.
               Telecopy: (212) 858-1500
               Telephone: (212) 858-1000

        and

          (b) if to the Company, to:

              Anthem Electronics, Inc.
              1160 Ridder Park Drive
              San Jose, California 95131
              Attention: Robert S. Throop
              Telecopy: (408) 441-4506
              Telephone: (408) 452-2249

          with a copy to:

               Brobeck, Phleger & Harrison
               Two Embarcadero Place
               2200 Geng Road
               Palo Alto, California 94303
               Attention: Edward M. Leonard, Esq.
               Telecopy: (415) 496-2885
               Telephone: (415) 424-0160

     20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

     21. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

     23. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     24. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          ARROW ELECTRONICS, INC.

                                          By:    /s/  ROBERT E. KLATELL
                                            ------------------------------------
                                                     Robert E. Klatell
                                                 Senior Vice President and
                                                  Chief Financial Officer

                                          ANTHEM ELECTRONICS, INC.

                                          By:     /s/  ROBERT S. THROOP
                                            ------------------------------------
                                                      Robert S. Throop
                                            Chairman and Chief Executive Officer

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 9 of the Registrant's Restated Certificate of Incorporation permits the indemnification of officers and directors under certain circumstances to the full extent that such indemnification may be permitted by law.

     Such rights of indemnification are in addition to, and not in limitation of, any rights to indemnification to which any officer or director of the Registrant is entitled under the Business Corporation Law of the State of New York (Sections 721 through 726) which provides for indemnification by a corporation of its officers and directors under certain circumstances as stated in the Business Corporation Law and subject to specified limitations set forth in the Business Corporation Law.

     The Registrant also maintains directors' and officers liability insurance coverage which insures directors and officers of the Registrant against certain losses arising from claims made, and for which the Registrant has not provided reimbursement, by reason of their being directors and officers of the Registrant or its subsidiaries.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) See Exhibit Index.

     (b) See the financial statement schedules included in the Annual Reports on Form 10-K incorporated in the Joint Proxy Statement/Prospectus included in this Registration Statement.

     (c) The following supplemental consolidated financial statement schedules are included in Part II of this Registration Statement:

          (1) Schedule II -- Amounts Receivable From Employees

          (2) Schedule VIII -- Valuation and Qualifying Accounts

          (3) Schedule IX -- Short-Term Borrowings

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification (other than insurance pursuant to Item 20 above) for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to this request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MELVILLE, STATE OF NEW YORK, ON THIS 28TH DAY OF SEPTEMBER, 1994.

                                          ARROW ELECTRONICS, INC.

                                          By: /s/     ROBERT E. KLATELL
                                              ----------------------------------
                                                      ROBERT E. KLATELL
                                                  Senior Vice President and
                                                   Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, THAT EACH OFFICER OR DIRECTOR OF ARROW ELECTRONICS, INC. WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS STEPHEN
P. KAUFMAN, ROBERT E. KLATELL AND JOHN C. WADDELL, AND EACH OF THEM SINGLY, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL AND SEVERAL POWER OF SUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY OR ALL AMENDMENTS, INCLUDING POST-EFFECTIVE AMENDMENTS, AND SUPPLEMENTS TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEY-IN-FACT AND AGENT FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS THEY OR HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT AND AGENT OR HIS OR THEIR SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                  SIGNATURE                               TITLE                     DATE
- ---------------------------------------------    -----------------------    ---------------------
PRINCIPAL EXECUTIVE OFFICER:

/s/          STEPHEN P. KAUFMAN                  Chairman and Chief            September 28, 1994
- ---------------------------------------------      Executive Officer
             STEPHEN P. KAUFMAN

PRINCIPAL FINANCIAL OFFICER:

/s/           ROBERT E. KLATELL                  Senior Vice President         September 28, 1994
- ---------------------------------------------      and Chief Financial
              ROBERT E. KLATELL                    Officer

PRINCIPAL ACCOUNTING OFFICER

/s/            PAUL J. REILLY                    Controller                    September 28, 1994
- ---------------------------------------------
               PAUL J. REILLY

/s/            DANIEL W. DUVAL                   Director                      September 28, 1994
- ---------------------------------------------
               DANIEL W. DUVAL

                  SIGNATURE                               TITLE                     DATE
- ---------------------------------------------    -----------------------    ---------------------
/s/             CARLO GIERSCH                           Director               September 28, 1994
- ---------------------------------------------
                CARLO GIERSCH

/s/           J. SPENCER GOULD                          Director               September 28, 1994
- ---------------------------------------------
              J. SPENCER GOULD

/s/          STEPHEN P. KAUFMAN                         Director               September 28, 1994
- ---------------------------------------------
             STEPHEN P. KAUFMAN

/s/            LAWRENCE R. KEM                          Director               September 28, 1994
- ---------------------------------------------
               LAWRENCE R. KEM

/s/           ROBERT E. KLATELL                         Director               September 28, 1994
- ---------------------------------------------
              ROBERT E. KLATELL

/s/           STEVEN W. MENEFEE                         Director               September 28, 1994
- ---------------------------------------------
              STEVEN W. MENEFEE

/s/          KAREN GORDON MILLS                         Director               September 28, 1994
- ---------------------------------------------
             KAREN GORDON MILLS

/s/               ANNE POL                              Director               September 28, 1994
- ---------------------------------------------
                  ANNE POL

/s/         RICHARD S. ROSENBLOOM                       Director               September 28, 1994
- ---------------------------------------------
            RICHARD S. ROSENBLOOM

/s/            JOHN C. WADDELL                           Director               September 28, 1994
- ---------------------------------------------
               JOHN C. WADDELL

                            ARROW ELECTRONICS, INC.

                SCHEDULE II -- AMOUNTS RECEIVABLE FROM EMPLOYEES
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993

                                                                        DEDUCTIONS
                                                                   --------------------
                                          BALANCE AT                           AMOUNTS    BALANCE
                                          BEGINNING                 AMOUNTS    WRITTEN     AT END
                                           OF YEAR     ADDITIONS   COLLECTED     OFF      OF YEAR
                                          ----------   ---------   ---------   --------   --------
1993
John C. Waddell(1)......................   $ 120,000   $   --      $   --      $   --     $120,000
1992
John C. Waddell(1)......................     120,000       --          --          --      120,000
1991
John C. Waddell(1)......................     120,000       --          --          --      120,000

- ---------------
(1) Demand note bearing interest at 12% per annum. The obligation was satisfied in full in 1994.

                            ARROW ELECTRONICS, INC.

               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993

                                           ADDITIONS
                    BALANCE AT     --------------------------                         BALANCE
                    BEGINNING        CHARGED        CHARGED                           AT END
                     OF YEAR        TO INCOME       TO OTHER        WRITE-OFFS        OF YEAR
                    ----------     -----------     ----------       -----------     -----------
Allowance for
  doubtful
  accounts
1993..............  $9,666,000     $13,604,000     $3,060,000(1)    $ 7,733,000     $18,597,000
                    ==========     ============    ==========       ===========     ===========
1992..............  $8,963,000     $14,296,000     $1,288,000(2)    $14,881,000     $ 9,666,000
                    ==========     ============    ==========       ===========     ===========
1991..............  $6,789,000     $ 6,033,000     $5,589,000(3)    $ 9,448,000     $ 8,963,000
                    ==========     ============    ==========       ===========     ===========

- ---------------
(1) Represents the allowance for doubtful accounts of the electronics distribution businesses acquired by the company in 1993 including Zeus Components, Inc., Microprocessor & Memory Distribution Limited, Amitron-Arrow S.A., ATD Electronica S.A., CCI Electronique S.A., and Spoerle Electronic.

(2) Represents the allowance for doubtful accounts of the European electronics distribution businesses acquired from Lex Service PLC in 1992.

(3) Represents the allowance for doubtful accounts of the North American electronics distribution businesses acquired from Lex Service PLC in 1991.

                            ARROW ELECTRONICS, INC.

                      SCHEDULE IX -- SHORT-TERM BORROWINGS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993

                                                               MAXIMUM
                                                  WEIGHTED     AMOUNT                    WEIGHTED
                                                  AVERAGE    OUTSTANDING     AVERAGE     AVERAGE
                                                  INTEREST     AT ANY        AMOUNT      INTEREST
                                    BALANCE AT    RATE AT     MONTH-END    OUTSTANDING     RATE
                                      END OF       END OF      DURING        DURING       DURING
                                     THE YEAR     THE YEAR    THE YEAR      THE YEAR     THE YEAR
                                    -----------   --------   -----------   -----------   --------
Short-term borrowings
1993..............................  $35,769,000     6.61%    $35,769,000   $19,666,000      7.82%
                                    ===========   =======    ===========   ===========   ========
1992..............................  $        --       --     $   399,000   $   114,000      8.23%
                                    ===========   =======    ===========   ===========   ========
1991..............................  $ 1,520,000     8.00%    $ 1,790,000   $   341,000     13.53%
                                    ===========   =======    ===========   ===========   ========

     Short-term borrowings represent obligations payable under short-term lines of credit arrangements with various banks. Borrowings were arranged on an as needed basis at either the bank's prime lending rate or LIBOR plus various credit margins which vary from country to country in 1993, sterling LIBOR plus 2 1/4% in 1992, and sterling LIBOR plus 2% in 1991.

     The average amount outstanding during the year was computed by averaging the total month-end outstanding principal balances during the year. The weighted average interest rate for each year was computed by dividing the interest expense by the average amount outstanding.

                                    FORM S-4
                            ARROW ELECTRONICS, INC.
                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                      DESCRIPTION                                    PAGE
- ------      ----------------------------------------------------------------------------   -----
 2      --  Agreement and Plan of Merger dated as of September 21, 1994 by and among the
            Registrant, MTA Acquisition Company and Anthem Electronics, Inc. (attached as Exhibit A to the Joint Proxy Statement/Prospectus included in this
            Registration Statement).....................................................
 3(1)   --  Amended and Restated Certificate of Incorporation of the Registrant
            (incorporated by reference to Exhibit 4(1) to Registrant's Registration
            Statement on Form S-3, Registration No. 33-67890)...........................
 3(2)   --  Certificate of Amendment of the Amended and Restated Certificate of
            Incorporation of the Registrant dated as of August 24, 1993 (incorporated by reference to Exhibit 4(2) to Registrant's Registration Statement on Form
            S-3, Registration No. 33-67890).............................................
 3(3)   --  By-laws of the Registrant (incorporated by reference to Exhibit 3(b) to
            Registrant's Annual Report on Form 10-K for the year ended December 31,
            1986, File No. 1-4482)......................................................
 4(1)   --  Amended and Restated Credit Agreement dated as of January 28, 1994 among the
            Registrant, Bankers Trust Company, Chemical Bank and the other banks and financial institutions from time to time parties thereto (incorporated by reference to Exhibit 10(e) to Registrant's Annual Report on Form 10-K for
            the year ended December 31, 1993, File No. 1-4482)..........................
 4(2)   --  Indenture, including Debenture, dated as of November 25, 1992, between the
            Registrant and the Bank of Montreal Trust Company, as Trustee with respect to the Registrant's 5% Convertible Subordinated Debentures due 2002
            (incorporated by reference to Exhibit 4(a) to Registrant's Annual Report on
            Form 10-K for the year ended December 31, 1992, File No. 1-4482)............
 4(3)   --  Senior Note Purchase Agreement dated as of December 29, 1992 between the
            Registrant and each of the Purchasers listed on Annex A thereto
            (incorporated by reference to Exhibit 10(d) to Registrant's Annual Report on
            Form 10-K for the year ended December 31, 1992, File No. 1-4482)............
 4(4)   --  Rights Agreement dated as of March 2, 1988 between the Registrant and
            Chemical Bank (formerly Manufacturers Hanover Trust Company), as Rights
            Agent, which includes as Exhibit A a Certificate of Amendment of the
            Restated Certificate of Incorporation for the Registrant for the
            Participating Preferred Stock, as Exhibit B a letter to shareholders describing the Rights and a summary of the provisions of the Rights
            Agreement and as Exhibit C the forms of Rights Certificate and Election to
            Exercise (incorporated by reference to Exhibit 1 to Registrant's Current
            Report on Form 8-K dated March 3, 1988, File No. 1-4482)....................
 4(5)   --  First Amendment, dated June 30, 1989, to the Rights Agreement in 4(4) above
            (incorporated by reference to Exhibit 4(b) to Registrant's Current Report on
            Form 8-K dated June 30, 1989, File No. 1-4482)..............................
 4(6)   --  Second Amendment, dated June 8, 1991, to the Rights Agreement in 4(4) above
            (incorporated by reference to Exhibit 4(i)(iii) to Registrant's Annual
            Report on Form 10-K for the year ended December 31, 1991, File No.
            1-4482).....................................................................

EXHIBIT
NUMBER                                      DESCRIPTION                                    PAGE
- ------      ----------------------------------------------------------------------------   -----
 4(7)   --  Third Amendment, dated July 19, 1991, to the Rights Agreement in 4(4) above
            (incorporated by reference to Exhibit 4(i)(iv) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1991, File No. 1-4482).........
 4(8)   --  Fourth Amendment, dated August 26, 1991, to the Rights Agreement in 4(4)
            above (incorporated by reference to Exhibit 4(i)(v) to Registrant's Annual
            Report on Form 10-K for the year ended December 31, 1991,
            File No. 1-4482)............................................................
 5      --  Opinion of Winthrop, Stimson, Putnam & Roberts dated             , 1994,
            containing the consent of such counsel.*....................................
 8(1)   --  Opinion of Winthrop, Stimson, Putnam & Roberts dated           , 1994,
            containing the consent of such counsel.*....................................
 8(2)   --  Opinion of Brobeck, Phleger & Harrison dated           , 1994, containing
            the consent of such counsel.*...............................................
21      --  Subsidiaries of the Registrant (incorporated by reference to Exhibit 22 to
            Registrant's Annual Report on Form 10-K for the year ended December 31,
            1993, File No. 1-4482)......................................................
23(1)   --  Consent of Ernst & Young LLP................................................
23(2)   --  Consent of Price Waterhouse LLP.............................................
23(3)   --  Consent of Winthrop, Stimson, Putnam & Roberts (see Exhibit 5 and Exhibit
            8(1) above).*...............................................................
23(4)   --  Consent of Brobeck, Phleger & Harrison (see Exhibit 8(2) above)*............
23(5)   --  Consent of Morgan Stanley & Co. Incorporated................................
23(6)   --  Consent of Lehman Brothers Inc..............................................
24      --  Power of Attorney (see page II-3)...........................................
27      --  Financial Data Schedule.....................................................
99(1)   --  Stock Option Agreement dated as of September 21, 1994 between the Registrant and Anthem Electronics, Inc. (attached as Exhibit C to the Joint Proxy
            Statement/Prospectus included in this Registration Statement)...............
99(2)   --  Irrevocable Proxies dated September 21, 1994, granted by each of Robert S.
            Throop, John J. Powers, Alan R. McMillan, Neil J. Hynes, Robert G. Teal and
            Peyton L. Gannaway to the Registrant........................................
99(3)   --  Form of Proxy for the Special Meeting of Shareholders of Arrow
            Electronics, Inc............................................................
99(4)   --  Form of Proxy for the Special Meeting of Stockholders of
            Anthem Electronics, Inc. ...................................................

- ---------------
* To be filed by Amendment.